                                                               EXHIBIT (a)(1)(A)

     This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, lawyer or other professional advisor.

                           OFFER TO PURCHASE FOR CASH
                      ALL OF THE OUTSTANDING COMMON SHARES
                                       OF
                        GULF INDONESIA RESOURCES LIMITED
                                      FOR
                        U.S.$13.25 FOR EACH COMMON SHARE
                                       BY
                        CONOCO CANADA RESOURCES LIMITED,
                          A WHOLLY OWNED SUBSIDIARY OF
                                  CONOCO INC.

    THE OFFER EXPIRES AT 6:00 P.M., NEW YORK TIME, ON FRIDAY, JULY 19, 2002,
                         UNLESS THE OFFER IS EXTENDED.

     We, Conoco Canada Resources Limited ("Conoco Canada"), are offering to purchase all of the outstanding common shares, par value U.S.$0.01 per share, of Gulf Indonesia Resources Limited ("Gulf Indonesia"), not owned by us. We are offering to pay U.S.$13.25 for each common share of Gulf Indonesia tendered pursuant to this offer, net to the seller in cash.

     This offer is subject to certain conditions, including, without limitation, there having been validly tendered and not properly withdrawn, at the expiration of the offer, more than 50% of the common shares of Gulf Indonesia then outstanding (calculated on a fully diluted basis) not owned by us, our directors and executive officers, our affiliates or certain other persons. See "THE
OFFER -- Certain Conditions to the Offer". Gulf Indonesia has advised us that as of June 4, 2002, there were approximately 90,038,542 common shares of Gulf Indonesia outstanding on a fully diluted basis, of which we owned 63,650,000, or approximately 70.7%. Other conditions to the offer are set forth under "THE OFFER -- Certain Conditions to the Offer" in this Offer to Purchase. For purposes of this Offer to Purchase and the Support Agreement (as defined below), we calculate the fully diluted number of common shares of Gulf Indonesia by aggregating the number of common shares of Gulf Indonesia issued and outstanding with the number of common shares of Gulf Indonesia issuable pursuant to options of Gulf Indonesia having an exercise price of less than U.S.$13.25.
                             ---------------------

     This offer is being made pursuant to a Support Agreement, dated as of June 7, 2002, among Conoco Inc. ("Conoco"), Conoco Canada and Gulf Indonesia (the "Support Agreement").

     The Board of Directors of Gulf Indonesia and a committee of independent directors of Gulf Indonesia (the "Independent Committee") have (1) approved the offer and the Support Agreement and (2) determined that the offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada) and in the best interests of Gulf Indonesia and the shareholders of Gulf Indonesia (other than Conoco Canada). The Board of Directors of Gulf Indonesia and the Independent Committee recommend that shareholders of Gulf Indonesia accept the offer and tender their shares in the offer. See "SUMMARY TERM SHEET," "INTRODUCTION" and "SPECIAL FACTORS -- Fairness of the Offer".

     RBC Dominion Securities Inc., the Independent Committee's financial advisor, has issued its opinion that, as of June 6, 2002, the U.S.$13.25 per share in cash to be received by shareholders of Gulf Indonesia (other than Conoco Canada) in the offer was fair, from a financial point of view, to such shareholders. See "SPECIAL FACTORS -- Report of Financial Advisor to the Independent Committee".

                             ---------------------

                     The Dealer Managers for the Offer are:

     [JP MORGAN LOGO]                                  [MERRILL LYNCH LOGO]
June 12, 2002

                                   IMPORTANT

     This offer is made only for the common shares of Gulf Indonesia and is not made for any options or rights to acquire common shares of Gulf Indonesia. Any holder of such options or rights to acquire common shares of Gulf Indonesia who wishes to accept the offer should exercise the options or rights in order to obtain common shares of Gulf Indonesia and tender such common shares of Gulf Indonesia in the offer. Gulf Indonesia is required by the terms of the Support Agreement to accelerate the vesting of any currently unvested Gulf Indonesia options and accelerate the release of any shares of Gulf Indonesia held in a Gulf Indonesia employee share purchase plan so that any entitlement pursuant thereto to shares of Gulf Indonesia becomes exercisable or fully vested prior to the expiration of our offer. In addition, Gulf Indonesia is permitted by the terms of the Support Agreement to cancel Gulf Indonesia options in exchange for a cash payment equal to the difference, if any, between the price we are offering per share of Gulf Indonesia and the applicable option exercise price. All options not exercised or cashed out prior to the expiration of our offer shall cease to be exercisable thereafter.

     If you wish to tender your common shares of Gulf Indonesia in this offer, you should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile copy thereof) in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy thereof) and any other required documents to The Bank of New York, our Depositary, and either deliver the certificates for your common shares of Gulf Indonesia along with the Letter of Transmittal to the Depositary or deliver your common shares of Gulf Indonesia pursuant to the procedure for book-entry transfer set forth under "THE OFFER -- Procedure for Tendering Shares" or (2) request your broker, dealer, commercial bank, trust company or other nominee to tender your common shares of Gulf Indonesia.

     If you desire to tender your common shares of Gulf Indonesia and certificates evidencing your shares are not immediately available, or if you cannot comply with the procedure for book-entry transfer described in this Offer to Purchase on a timely basis, or if you cannot deliver all required documents to our Depositary prior to the expiration of the offer, you may be able to tender your shares by following the procedure for guaranteed delivery set forth under "THE OFFER -- Procedure for Tendering Shares".

     Copies of this Offer to Purchase, the Letter of Transmittal or other materials related to this offer must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such country or any political subdivision thereof. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful. However, we or our agents may, in our or their sole discretion, take such actions as may be deemed necessary to lawfully extend this offer to holders of common shares of Gulf Indonesia in such jurisdiction.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other materials related to this offer may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

     Neither the Securities and Exchange Commission nor any U.S. state or Canadian provincial securities commission has approved or disapproved of this offer or any transaction described herein or passed upon the fairness or merits of this offer or the transactions described herein or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense in the United States.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    5
INTRODUCTION................................................   10
SPECIAL FACTORS.............................................   12
Background of the Offer.....................................   12
Purpose and Certain Effects of the Offer and the Second-Step
  Acquisition...............................................   16
Reasons for the Offer and Plans for Gulf Indonesia..........   17
Fairness of the Offer.......................................   18
Report of Financial Advisor to the Independent Committee....   20
Valuation and Fairness Opinion..............................   20
Position of Conoco and Conoco Canada Regarding Fairness of
  the Offer.................................................   24
Summary of Certain Analyses of JPMorgan and Merrill Lynch...   25
Beneficial Ownership of Shares..............................   29
Transactions and Arrangements Concerning the Shares.........   32
Interest of Certain Persons in the Offer....................   32
Certain Related Party Transactions..........................   34
THE OFFER...................................................   36
 1. Terms of the Offer; Expiration Date.....................   36
 2. Acceptance for Payment and Payment for Shares...........   37
 3. Procedure for Tendering Shares..........................   38
 4. Rights of Withdrawal....................................   41
 5. Certain Conditions to the Offer.........................   42
 6. Certain U.S. Federal Income Tax Considerations..........   43
 7. Certain Canadian Federal Income Tax Considerations......   45
 8. Price Range of Gulf Indonesia Common Shares;
    Dividends...............................................   49
 9. Certain Information Concerning Gulf Indonesia...........   50
10. Certain Information Concerning Conoco and Conoco
    Canada..................................................   52
11. Appraisal and Dissent Rights; Rule 13e-3................   53
12. Source and Amount of Funds; Fees and Expenses...........   53
13. Certain Legal Matters...................................   54
14. Certain Effects of the Offer on the Market for the
    Shares..................................................   54
15. Miscellaneous...........................................   55
THE SECOND-STEP ACQUISITION.................................   56
General.....................................................   56
Compulsory Acquisition and Certain Appraisal Rights.........   56
Statutory Transaction and Certain Appraisal Rights..........   57
Other Alternatives..........................................   58
Judicial Developments.......................................   58
THE SUPPORT AGREEMENT.......................................   58
SHAREHOLDERS' STATUTORY RIGHTS..............................   64
DIRECTORS' APPROVAL.........................................   64
APPROVAL AND CERTIFICATE....................................   65

Schedule A -- Information Concerning the Directors and Executive Officers of Conoco, Conoco Canada and Gulf Indonesia

Schedule B -- Transactions and Arrangements Concerning Gulf Indonesia Common Shares

                             ---------------------

                           EXCHANGE RATE INFORMATION

     ALL DOLLAR REFERENCES IN THIS OFFER TO PURCHASE ARE EXPRESSED IN U.S. DOLLARS. The following table sets forth, for the dates indicated, certain exchange rates (the "Noon Buy Rates"), presented as Canadian dollars per U.S.$1.00, based on the rate quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S.$1.00.

March 29, 2002..............................................  1.5958
December 31, 2001...........................................  1.5925
September 28, 2001..........................................  1.5797
June 29, 2001...............................................  1.5175
March 30, 2001..............................................  1.5784

     The Noon Buy Rate on June 11, 2002 was U.S.$1.00 = Cdn.$1.5383.

                               SUMMARY TERM SHEET

     The following is only a summary of the principal provisions of the Offer to Purchase and the Letter of Transmittal and is qualified in its entirety by the more detailed information in the remainder of this Offer to Purchase and in the Letter of Transmittal.

     We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet may not answer all your questions and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Q: WHO IS OFFERING TO BUY MY SECURITIES?

A: Conoco Canada Resources Limited is offering to buy your common shares of Gulf
   Indonesia pursuant to the terms and conditions of this Offer to Purchase. Conoco Canada Resources Limited, a Nova Scotia corporation and a wholly owned subsidiary of Conoco, is engaged in the exploration for and the development and production of oil and gas. Conoco is a major, integrated, global energy company whose principal executive offices are located in Houston, Texas.

   On November 18, 2001, Conoco entered into an Agreement and Plan of Merger with Phillips Petroleum Company. Upon the closing of the merger, the new company, which will be named ConocoPhillips, will be the third-largest integrated U.S. energy company based on market capitalization and oil and gas reserves and production. Worldwide, it will be the sixth-largest energy company based on hydrocarbon reserves and the fifth-largest global refiner. The Conoco-Phillips merger is expected to close in the second half of 2002. See "THE OFFER -- Certain Information Concerning Conoco and Conoco Canada".

Q: DOES CONOCO CANADA CURRENTLY OWN ANY COMMON SHARES OF GULF INDONESIA?

A: As of June 4, 2002, we owned 63,650,000 of the outstanding common shares of Gulf Indonesia, or approximately 70.7% on a fully diluted basis. As a result of our ownership level in Gulf Indonesia, we exercise significant control over Gulf Indonesia.

Q: WHAT IS THE OFFER PRICE AND WHAT IS THE FORM OF PAYMENT?

A: We are offering to pay $13.25 for each common share of Gulf Indonesia tendered pursuant to our offer, net to the seller in cash, without interest thereon. As of May 24, 2002, the last trading day prior to the first public announcement of the offer, the closing price of a common share of Gulf Indonesia on the New York Stock Exchange was $10.75. Our offer represents a premium of approximately 23% over the closing price on that date.

   As of June 11, 2002, the last trading day prior to the commencement of the offer, the closing price of a common share of Gulf Indonesia on the New York Stock Exchange was $13.16. You should obtain a recent market quotation for common shares of Gulf Indonesia prior to deciding whether to tender your shares.

Q: WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

A: We are offering to buy all the outstanding common shares of Gulf Indonesia not owned by us, including any shares which may become outstanding upon the exercise of options or rights to acquire common shares of Gulf Indonesia.

Q: WHAT IS THE NUMBER OF SHARES THAT MUST BE TENDERED FOR YOU TO CONSUMMATE THE
   OFFER?

A: We are only obligated to purchase any tendered shares if the total number of shares validly tendered and not properly withdrawn at the expiration of the offer is more than 50% of the common shares of Gulf Indonesia then outstanding (calculated on a fully diluted basis) not owned by us, our directors or executive officers, our affiliates or certain of their directors and executive officers or any person acting jointly or in concert with us in connection with the offer. See "THE OFFER -- Certain Conditions to the Offer" and "THE SUPPORT AGREEMENT". This condition is referred to herein as the "Minimum Tender Condition". We may not waive the Minimum Tender Condition without the consent of Gulf Indonesia.

Q: IS CONOCO CANADA ATTEMPTING TO ACQUIRE ALL OF GULF INDONESIA?

A: We are making the offer in order to acquire all the outstanding common shares of Gulf Indonesia not owned by us. If we consummate the offer but do not then own 100% of Gulf Indonesia, we have agreed to use our best efforts to consummate a second-step transaction to acquire all remaining common shares of Gulf Indonesia not then owned by us if the Minimum Tender Condition has been satisfied and the other conditions to our obligation to effect such second-step transaction have been satisfied or waived. See "THE SECOND-STEP ACQUISITION" and "THE SUPPORT AGREEMENT.

   If more than 90% of the outstanding common shares of Gulf Indonesia not already owned by us, our affiliates or our associates are purchased by us in the offer, we have agreed to use our best efforts to execute a compulsory acquisition under the laws of New Brunswick, Canada if all conditions to such compulsory acquisition have been satisfied or waived. A compulsory acquisition would not require a shareholder vote of Gulf Indonesia. If a compulsory acquisition is not available and the Minimum Tender Condition is satisfied, we have agreed to use our best efforts to effect a statutory transaction under the laws of New Brunswick, Canada, such as an amalgamation, arrangement or share consolidation, if all conditions to the statutory transaction have been satisfied or waived. Such a statutory transaction would require the approval of at least 66 2/3% of the then outstanding shares of Gulf Indonesia voting on the transaction and the approval of a simple majority of the votes cast by "minority" holders of such shares. Because Conoco Canada may generally treat shares acquired pursuant to the offer as "minority" shares and vote them, approval of the statutory transaction is assured if the Minimum Tender Condition has been satisfied. See "THE SECOND-STEP ACQUISITION", "THE OFFER -- Certain Conditions to the Offer" and "THE SUPPORT AGREEMENT -- Certain Conditions to the Second-Step Acquisition".

   Shareholders who do not tender their shares in the offer will receive the same amount of cash per share in any second-step transaction that they would have received had they tendered their shares in the offer, subject to their right to pursue appraisal and dissent rights under the laws of New Brunswick, Canada. See "THE SECOND-STEP ACQUISITION". Therefore, if the second-step transaction occurs and you do not perfect your appraisal and dissent rights, the only differences to you between tendering your common shares of Gulf Indonesia and not tendering your common shares of Gulf Indonesia are that you will be paid earlier if you tender your common shares of Gulf Indonesia and different tax treatments may apply. See "THE OFFER -- Certain U.S. Federal Income Tax Considerations" and "THE OFFER -- Certain Canadian Federal Income Tax Considerations".

Q: WHAT WILL BE THE EFFECT OF THE OFFER AND THE SUBSEQUENT TRANSACTION?

A: This is a "going private" transaction under U.S. law. If the offer and subsequent second-step transaction are successful:

   - Conoco Canada will own all the equity interests in Gulf Indonesia and Conoco Canada will be entitled to all the benefits and all risks of loss associated with such ownership;

   - Current holders of common shares of Gulf Indonesia (other than Conoco Canada) will no longer have any interest in Gulf Indonesia or its assets, book value or future earnings or growth and Conoco Canada will hold a 100% interest in Gulf Indonesia's assets, book value, future earnings and growth;

   - Conoco Canada will have the right to appoint all directors to the board of directors of Gulf Indonesia;

   - Gulf Indonesia will no longer be a public company and Gulf Indonesia will no longer file periodic reports (including financial information) with the U.S. Securities and Exchange Commission or any Canadian securities commission; and

   - Common shares of Gulf Indonesia will no longer trade on the New York Stock Exchange.

     See "SPECIAL FACTORS -- Purpose and Certain Effects of the Offer and the Second-Step Acquisition" and "THE OFFER -- Certain Effects of the Offer on the Market for the Shares".

Q: WHAT DO THE BOARD OF DIRECTORS OF GULF INDONESIA AND THE INDEPENDENT
   COMMITTEE THINK OF THE OFFER?

A: The Board of Directors of Gulf Indonesia and the Independent Committee have
   (1) approved the offer and the Support Agreement and (2) determined that the offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada) and in the best interests of Gulf Indonesia and the shareholders of Gulf Indonesia (other than Conoco Canada). The Board of Directors of Gulf Indonesia and the Independent Committee recommend that shareholders of Gulf Indonesia accept the offer and tender their shares in the offer. See "SPECIAL FACTORS -- Fairness of the Offer".



   In addition, RBC Dominion Securities Inc., the Independent Committee's financial advisor, has issued its opinion that, as of June 6, 2002, the $13.25 per share price in cash, to be received by shareholders of Gulf Indonesia (other than Conoco Canada) in the offer was fair, from a financial point of view, to such shareholders. See "SPECIAL FACTORS -- Report of Financial Advisor to the Independent Committee".

Q: WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

A: If you are the record owner of your common shares of Gulf Indonesia and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, commercial bank or other nominee, and your broker, commercial bank or nominee tenders your shares on your behalf, your broker, commercial bank or nominee may charge you a fee for doing so. You should consult your broker, commercial bank or nominee to determine whether any charges will apply.

Q: DOES CONOCO CANADA HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

A: Yes. Conoco Canada will obtain funds to consummate the offer from Conoco.
   Conoco has the financial resources to fund the offer described in this Offer to Purchase. We do not think our financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash and the offer is not conditioned on our obtaining any financing. See "THE OFFER -- Source and Amount of Funds; Fees and Expenses".

Q: HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

A: You will have until 6:00 p.m., New York time, on Friday, July 19, 2002, which is the scheduled expiration date of the offer, to tender your common shares of Gulf Indonesia in the offer, unless we decide to extend the offer. See "THE OFFER -- Terms of the Offer; Expiration Date". Please be aware that if your shares are held by a broker or other nominee, the broker or nominee may require advance notification before the expiration date.

Q: CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS
   EXTENDED?

A: We may elect to extend the offer on one or more occasions, subject to the terms of the Support Agreement. If we extend the offer, we will make a public announcement of the extension no later than 9:00 a.m., New York time, on the next business day following the scheduled expiration date of the offer. The press release would state the approximate number of shares tendered as of that time and would announce the extended expiration date. We would also deliver a notice to each person to whom this Offer to Purchase was sent and would inform The Bank of New York, our Depositary, of the extension. See "THE OFFER -- Terms of the Offer; Expiration Date".

Q: HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

A: If you hold certificates for your shares, you should complete the enclosed
   Letter of Transmittal in accordance with the instructions therein and enclose all documents required by it, including your share certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your shares for you in "street name", you must instruct your broker to tender your shares on your behalf. In any case, the Depositary must receive all required documents before the expiration date of the offer, which is Friday, July 19, 2002, unless extended.

   If you cannot comply with any of these procedures, you still may be able to tender your common shares of Gulf Indonesia by using the guaranteed delivery procedure described in this Offer to Purchase. See "THE OFFER -- Procedure for Tendering Shares".

Q: IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

A: If the conditions to the offer are satisfied and we consummate the offer, you will receive payment for the common shares of Gulf Indonesia you tendered promptly following the expiration of the offer. See "THE OFFER -- Acceptance for Payment and Payment for Shares".

Q: CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

A: You can properly withdraw your previously tendered shares at any time prior to the time we accept for payment common shares of Gulf Indonesia that have been validly tendered in the offer. In addition, if we have not accepted your shares for payment by August 11, 2002, you can withdraw them at any time on or after August 11, 2002 until we accept your shares for payment. Once common shares of Gulf Indonesia are accepted for payment, they cannot be withdrawn unless we have not deposited with the Depositary funds sufficient to pay for such shares within three business days of such shares having been accepted for payment. See "THE OFFER -- Rights of Withdrawal".

   In order to properly withdraw your previously tendered common shares of Gulf Indonesia, you, or your broker if your shares are held in "street name", must deliver written notice of withdrawal, by mail or facsimile, to the Depositary at the address or facsimile number listed on the back cover of this document and such delivery must be timely received by the Depositary. The notice of withdrawal must include the name of the shareholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. See "THE OFFER -- Rights of Withdrawal".

Q: WILL I HAVE THE RIGHT TO HAVE MY GULF INDONESIA SHARES APPRAISED?

A: Holders of common shares of Gulf Indonesia who do not tender in the offer will have the right to exercise appraisal and dissent rights only if the second-step transaction to acquire all common shares of Gulf Indonesia not tendered in the offer takes place. See "THE OFFER -- Appraisal and Dissent Rights; Rule 13e-3". In order to perfect appraisal and dissent rights you must not tender in the offer and must carefully follow the steps set forth under "THE SECOND-STEP ACQUISITION".

Q: HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

A: In the case of U.S. persons, the receipt of cash for shares will be a taxable transaction for U.S. Federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. U.S. persons will generally recognize gain or loss in an amount equal to the difference between (1) the cash they receive and (2) their adjusted tax basis in their tendered shares. That gain or loss will be a capital gain or loss if the shares are a capital asset in such U.S. person's hands, and will be long-term capital gain or loss if the shares have been held for more than one year at the time the offer is completed. There may be other tax consequences to you if a second-step transaction occurs, depending on the structure of the second-step transaction. We urge you to consult your tax advisor as to the particular tax consequences of the offer to you. See "THE OFFER -- Certain U.S. Federal Income Tax Considerations".

Q: HOW WILL TAXPAYERS BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

A: The receipt of cash for your shares will be a taxable transaction for Canadian federal income tax purposes, and may also be a taxable transaction under applicable provincial, territorial or foreign income or other tax laws. If you hold your shares as capital property, you will generally recognize a capital gain (or capital loss) to the extent that the cash you receive exceeds (or is less than) your adjusted cost base in your tendered shares and any reasonable costs of disposition. If you are a non-resident of Canada, you may not be subject to Canadian federal income tax on the disposition of your shares if you hold your shares as capital property and they do not constitute "taxable Canadian property" to you or if the terms of an applicable income tax treaty provide an exemption from such tax. There may be other tax consequences to

'
   you if a second-step transaction occurs, depending on the structure of the second-step transaction. We urge you to consult your tax advisor as to the particular tax consequences of the offer to you. See "THE OFFER -- Certain Canadian Federal Income Tax Considerations".

Q: WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A: If you have questions or you need assistance, you should contact the Information Agent or the Dealer Managers at the following addresses and telephone numbers:

   INFORMATION AGENT

   INNISFREE M&A INCORPORATED
   501 Madison Avenue, 20th Floor
   New York, New York 10022
   Toll free: (888) 750-5834
   Bankers and Brokers call collect: (212) 750-5833

   DEALER MANAGERS

   J.P. MORGAN SECURITIES INC.
   277 Park Avenue, 9th Floor
   New York, NY 10172
   Toll free: (866) 262-0777
   Telephone: (212) 622-2624

   MERRILL LYNCH & CO.
   Bow Valley Square IV
   Suite 1650, 250-6th Avenue S.W.
   Calgary, Alberta
   Canada T2P 3H7
   Telephone: (403) 231-7318

To the Shareholders of Gulf Indonesia Resources Limited:

                                  INTRODUCTION

     Conoco Canada Resources Limited, a Nova Scotia, Canada corporation ("Conoco Canada") and a wholly owned subsidiary of Conoco Inc., a Delaware corporation ("Conoco"), is offering to purchase all the outstanding common shares, par value $0.01 per share (the "Gulf Indonesia Common Shares" or the "Shares"), of Gulf Indonesia Resources Limited, a New Brunswick, Canada corporation ("Gulf Indonesia"), not already owned by Conoco Canada at a purchase price of $13.25 per Gulf Indonesia Common Share, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

     If you are the record owner of your Gulf Indonesia Common Shares and tender directly to the Depositary (as defined), you will not be obligated to pay brokerage fees or commissions or, except as otherwise described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. If you hold your Shares through a broker, commercial bank or other nominee, you should check with that institution as to whether it will charge any service fees. We will pay all charges and expenses of The Bank of New York, as Depositary (the "Depositary"), Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), and J.P. Morgan Securities Inc. ("JPMorgan") and Merrill Lynch & Co. ("Merrill Lynch"), as Dealer Managers (the "Dealer Managers"), incurred in connection with the Offer.

     The Offer is being made pursuant to a Support Agreement, dated as of June 7, 2002, among Conoco, Conoco Canada and Gulf Indonesia (the "Support Agreement"). The Support Agreement provides that if the Offer is consummated and the Minimum Tender Condition has been satisfied and the other conditions to the second-step transaction have been satisfied or waived, Conoco Canada will use its best efforts, as soon as practicable after completion of the Offer, to consummate a second-step transaction, pursuant to which Conoco Canada will acquire all outstanding Gulf Indonesia Common Shares not tendered in the Offer or otherwise owned by Conoco Canada (the "Second-Step Acquisition"). The Second-Step Acquisition will be effected either through a compulsory acquisition or a statutory transaction under New Brunswick law, such as an amalgamation, arrangement or share consolidation. See "THE SECOND-STEP ACQUISITION" and "THE SUPPORT AGREEMENT".

     If more than 90% of the outstanding Gulf Indonesia Common Shares not already owned by Conoco Canada, its affiliates or its associates are purchased by Conoco Canada in the Offer, Conoco Canada has agreed to use its best efforts to execute a compulsory acquisition under New Brunswick law if all conditions to such compulsory acquisition have been satisfied or waived. A compulsory acquisition would not require any shareholder vote of Gulf Indonesia. If a compulsory acquisition is not available and the Minimum Tender Condition is satisfied, Conoco Canada has agreed to use its best efforts to effect a statutory transaction under New Brunswick law, such as an amalgamation, arrangement or share consolidation, if all conditions to the statutory transaction have been satisfied or waived. Such a statutory transaction would require the approval of at least 66 2/3% of the then outstanding Shares of Gulf Indonesia voting on the transaction and the approval of a simple majority of the votes cast by "minority" holders of such Shares. Because Conoco Canada may generally treat Shares acquired pursuant to the Offer as "minority" Shares and vote them, approval of the statutory transaction is assured if the Minimum Tender Condition has been satisfied. See "THE SECOND-STEP ACQUISITION", "THE OFFER -- Certain Conditions to the Offer" and "THE SUPPORT AGREEMENT -- Certain Conditions to the Second-Step Acquisition".

     Shareholders who do not tender their Shares in the Offer will receive the same amount of cash per Share in any such Second-Step Acquisition that they would have received had they tendered their Shares in the Offer, subject to their right to pursue appraisal and dissent rights under New Brunswick law. Therefore, if the Second-Step Acquisition occurs and you do not perfect your appraisal and dissent rights, the only differences to you between tendering your Shares and not tendering your Shares are that you will be paid earlier if you tender your Shares and different tax treatments may apply. See "THE SECOND-STEP ACQUISITION",

"THE OFFER -- Certain U.S. Federal Income Tax Considerations" and "THE OFFER -- Certain Canadian Federal Income Tax Considerations".

     The purpose of the Offer and the Second-Step Acquisition is for Conoco Canada and its affiliates to acquire all the outstanding shares of Gulf Indonesia. The timing of the completion of the Offer and the Second-Step Acquisition will depend on a variety of factors and legal requirements, including the number of Shares acquired by Conoco Canada pursuant to the Offer and whether the conditions to the Offer and the Second-Step Acquisition set forth under "THE OFFER -- Certain Conditions to the Offer" and "THE SUPPORT AGREEMENT -- Certain Conditions to the Second-Step Acquisition" have been satisfied or waived. The Second-Step Acquisition will not occur unless the Offer has been consummated and the conditions to the Second-Step Acquisition have been satisfied or waived.

     THE BOARD OF DIRECTORS OF GULF INDONESIA AND A COMMITTEE OF INDEPENDENT DIRECTORS OF GULF INDONESIA (THE "INDEPENDENT COMMITTEE") HAVE (1) APPROVED THE OFFER AND THE SUPPORT AGREEMENT AND (2) DETERMINED THAT THE OFFER IS FAIR TO THE SHAREHOLDERS OF GULF INDONESIA (OTHER THAN CONOCO CANADA) AND IN THE BEST INTERESTS OF GULF INDONESIA AND THE SHAREHOLDERS OF GULF INDONESIA (OTHER THAN CONOCO CANADA). THE BOARD OF DIRECTORS OF GULF INDONESIA AND THE INDEPENDENT COMMITTEE RECOMMEND THAT SHAREHOLDERS OF GULF INDONESIA ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. SEE "SPECIAL FACTORS -- FAIRNESS OF THE OFFER".

     RBC Dominion Securities Inc. ("RBC"), the Independent Committee's financial advisor, has issued its opinion that, as of June 6, 2002, the $13.25 per Share price in cash to be received by shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was fair, from a financial point of view, to such shareholders. See "SPECIAL FACTORS -- Report of Financial Advisor to the Independent Committee".

     THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED UNDER "THE OFFER -- CERTAIN CONDITIONS TO THE OFFER".

     We reserve the right, subject to the terms of the Support Agreement and U.S. and Canadian provincial securities rules and regulations, to amend or waive any one or more of the conditions of the Offer. See "THE OFFER -- Terms of the Offer; Expiration Date".

     This Offer to Purchase includes certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding our intent, belief or current expectations of, including statements concerning our plans with respect to, the acquisition of all of the outstanding Gulf Indonesia Common Shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

     - general economic, capital market and business conditions;

     - terrorist attacks on the United States and international targets;

     - changes in government regulation, including securities regulations and other laws;

     - risks associated with the political situation in Indonesia;

     - the risks and uncertainties described in Conoco's and Gulf Indonesia's filings with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and with certain Canadian securities commissions pursuant to Canadian provincial securities legislation;

     - changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations;

     - competitive factors in the industries in which we and Gulf Indonesia operate; and

     - the ability to execute fully our business strategy after taking Gulf Indonesia private.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

     In August 1988, Conoco Canada (formerly Gulf Canada Resources Limited ("Gulf Canada")), acquired Asamera Inc. In 1994, various assets and liabilities of Asamera Inc., including those relating to the business in Indonesia, were restructured under a new Canadian corporation, Asamera Canada Limited. In 1997, Asamera Canada Limited acquired other assets relating to the Indonesian business from Gulf Canada and transferred to Gulf Canada its interests in various subsidiaries that were not carrying on business in Indonesia. Asamera Canada Limited was continued under the Business Corporations Act (New Brunswick) (the "NBCA") and changed its name to Gulf Indonesia Resources Limited. Gulf Indonesia operated as a wholly owned subsidiary of Gulf Canada until September 1997.

     On September 29, 1997, Gulf Indonesia completed a public offering of approximately 27.6% of its Shares, which are publicly traded on the New York Stock Exchange. Gulf Canada retained approximately a 72.4% equity ownership interest in Gulf Indonesia.

     On May 28, 2001, Conoco, Conoco Northern Inc., a wholly owned subsidiary of Conoco ("Conoco Northern"), and Gulf Canada entered into a Support Agreement, pursuant to which Conoco agreed to cause Conoco Northern to acquire all the outstanding ordinary shares of Gulf Canada through a cash tender offer to all the holders of ordinary shares of Gulf Canada. On June 7, 2001, Conoco Northern commenced a cash tender offer for all the outstanding ordinary shares of Gulf Canada. On July 16, 2001, Conoco Northern acquired all the outstanding shares of Gulf Canada (which was subsequently renamed Conoco Canada Resources Limited), and, as a result, Conoco acquired its indirect equity ownership interest in Gulf Indonesia. After Conoco obtained control of Gulf Indonesia, designees of Conoco were elected to the Board of Directors of Gulf Indonesia, including Robert W. Goldman, Malcolm D. Griffiths, Rick A. Harrington, Francis H. James, James D. McColgin, Paul C. Warwick and Dr. George E. Watkins.

     On July 26, 2001, Conoco and Conoco Canada filed with the SEC a Schedule 13D (the "Schedule 13D") indicating that they were considering various alternatives with respect to Conoco Canada's ownership interest in Gulf Indonesia.

     During late 2001 and early 2002, Conoco and Conoco Canada evaluated various alternatives with respect to Conoco Canada's ownership interest in Gulf Indonesia, including an asset swap whereby Gulf Indonesia and Conoco or an affiliate of Conoco would exchange certain oil and gas producing properties, cooperative arrangements between Gulf Indonesia and Conoco in Indonesia, the possible combination of Gulf Indonesia with Conoco's other Indonesian operations and the acquisition by Conoco Canada of the portion of Gulf Indonesia which it did not own.

     At a meeting of the Board of Directors of Conoco on February 19, 2002, Mr. Robert E. McKee, III, Executive Vice President, Exploration Production of Conoco, indicated to the Board of Directors of Conoco that management continued to evaluate alternatives with respect to Conoco Canada's ownership interest in Gulf Indonesia.

     JPMorgan provided Conoco with financial advice in respect of its acquisition of Gulf Canada and has provided Conoco and Conoco Canada with financial advice with respect to Conoco Canada's interest in Gulf Indonesia since the Gulf Canada acquisition. In March 2002, Conoco also requested Merrill Lynch to provide it with additional financial advice and assistance in connection with its exploration of various alternatives with respect to Conoco Canada's ownership interest in Gulf Indonesia.

     On March 25, 2002, Mr. McKee called Mr. Robert H. Allen, the Chairman of the Board of Directors of Gulf Indonesia, to indicate that Conoco was considering various alternatives with respect to Gulf Indonesia, including the acquisition of all of the outstanding Gulf Indonesia Common Shares not already owned by

Conoco Canada. In view of Conoco's ongoing internal evaluations regarding Gulf Indonesia and the possibility of future discussions with Gulf Indonesia, Mr. McKee suggested that an independent committee of the Board of Directors of Gulf Indonesia be formed to ensure that Gulf Indonesia would be in a position to review and respond to any proposal in the event Conoco or Conoco Canada decided to make a proposal.

     Subsequent to the conversation on March 25, 2002, Mr. Allen sought legal advice regarding the formation and the mandate of the Independent Committee.

     On April 1, 2002, the Board of Directors of Gulf Indonesia formed the Independent Committee to take such steps as it considered necessary to be in a position to receive, consider and make a recommendation regarding any proposal that may be made by Conoco or Conoco Canada. Mr. Allen, Mr. John R. Sanders and Dr. Ir. Kuntoro Mangkusubroto, each an independent director of Gulf Indonesia, were appointed to the Independent Committee.

     On April 1, 2002, the Independent Committee met to discuss potential advisors and determined, upon the recommendation of Mr. Allen, to retain Macleod Dixon LLP to act as its legal counsel. At this meeting, Mr. Allen was appointed Chairman of the Independent Committee.

     Subsequently, the Independent Committee, with the assistance of Macleod Dixon, selected Patterson Palmer and Vinson & Elkins, in New Brunswick and the United States, respectively, to act as counsel in respect to the laws of those jurisdictions and considered a number of investment banks to act as the Independent Committee's financial advisor. In addition, the Independent Committee, with the assistance of Macleod Dixon, selected Philip Kingstone, a legal consultant based in Indonesia, to assist its financial advisors with their due diligence efforts in Indonesia.

     On April 9, 2002, the Independent Committee retained RBC, effective April 1, 2002, to serve as financial advisor to the Independent Committee and, if required, to prepare and deliver a valuation and fairness opinion. The Independent Committee satisfied itself that RBC was a qualified and independent advisor and competent to provide the financial services required by the Independent Committee.

     Also on April 9, 2002, the Independent Committee met with its legal and financial advisors. At this meeting, Macleod Dixon advised the Independent Committee of its legal duties and responsibilities in the discharge of its duties.

     Over the next several weeks, RBC conducted a review of the business, financial condition, results of operations, prospects, business strategy and competitive position of Gulf Indonesia, as well as a review of the industry in general. The purpose of RBC's review was to put it in a position to perform a valuation analysis of Gulf Indonesia.

     On May 5, 2002, the Independent Committee met with its legal and financial advisors and received an update on RBC's due diligence investigation of Gulf Indonesia.

     During May 2002, representatives from RBC held a number of meetings and conference calls with representatives of Conoco and Conoco's financial advisors, JPMorgan and Merrill Lynch, to discuss financial and other due diligence with respect to Gulf Indonesia. During the course of these meetings, Conoco stated that it continued to evaluate alternatives with respect to its interest in Gulf Indonesia and that it was not currently interested in disposing of its ownership interest in Gulf Indonesia.

     On May 14, 2002 and May 15, 2002, meetings of the Independent Committee were held in Indonesia, during which RBC presented to the Independent Committee the preliminary results of its valuation analysis of Gulf Indonesia and the management of Gulf Indonesia presented an update on Gulf Indonesia's business plan and operations.

     On May 21, 2002, Mr. McKee discussed with the Board of Directors of Conoco the status of Conoco's evaluation of various alternatives with respect to Conoco Canada's ownership interest in Gulf Indonesia. The Board of Directors of Conoco requested that a recommendation promptly be made with respect to such alternatives to the Executive Committee of the Board of Directors of Conoco.

     On May 22, 2002, the Independent Committee met with RBC to discuss RBC's valuation analysis of Gulf Indonesia. At this meeting, RBC presented and explained its valuation analysis to the Independent Committee. Also on May 22, 2002, Mr. Allen advised the Board of Directors of Gulf Indonesia that the Independent Committee had completed its valuation analysis of Gulf Indonesia.

     On May 24, 2002, a meeting of the Executive Committee of the Board of Directors of Conoco was held during which Mr. McKee recommended that Conoco seek to purchase of all the Gulf Indonesia Common Shares not owned by Conoco Canada. At this meeting, the Executive Committee of the Board of Directors of Conoco determined it was advisable to cause Conoco Canada to submit such a proposal to the Independent Committee. In connection therewith, on May 24, 2002, the Board of Directors of Conoco Canada met and determined it was advisable to cause Conoco Canada to submit a proposal to the Independent Committee for the acquisition by Conoco Canada of all Gulf Indonesia Common Shares not owned by Conoco Canada.

     On May 24, 2002, Mr. Wayne C. Byers, Senior Counsel of Conoco, called Mr. Allen and indicated that Conoco Canada proposed to acquire all the Gulf Indonesia Common Shares not owned by Conoco Canada. Mr. Byers then sent to Mr. Allen a term sheet setting forth a proposed price of $12.50 per Share in cash and certain other terms of the proposal. Conoco Canada also delivered to Macleod Dixon and Bennett Jones LLP, legal counsel to Gulf Indonesia, a draft support agreement that would give effect to the proposed transaction.

     The Independent Committee met later on May 24, 2002 with RBC and Macleod Dixon, and with their assistance, considered Conoco Canada's initial proposal in light of the work, including valuation analysis, it had previously conducted. At this meeting, the Independent Committee received and reviewed advice from Macleod Dixon regarding the duties and responsibilities of the members of the Independent Committee under applicable law. At this meeting, the Independent Committee determined that it was not prepared to recommend Conoco Canada's initial proposal to the Board of Directors of Gulf Indonesia. Mr. Allen called Mr. Byers and indicated that the Independent Committee had rejected Conoco Canada's proposal and would await any further proposal.

     On May 25, 2002, representatives of RBC held discussions with representatives of JPMorgan and Merrill Lynch and representatives of Macleod Dixon held discussions with representatives of Cravath, Swaine & Moore, U.S. counsel to Conoco and Conoco Canada, and Blake, Cassels & Graydon LLP, Canadian counsel to Conoco and Conoco Canada, regarding Conoco Canada's proposal.

     Later in the day on May 25, 2002, the Independent Committee met with its financial and legal advisors and received a report on the discussions such advisors had with the financial and legal advisors of Conoco and Conoco Canada during that day. Conoco and Conoco Canada also met with their financial and legal advisors to receive a report on these discussions. At this meeting, Conoco Canada determined to increase its proposed price to $12.90 per Share in cash.

     On the morning of May 26, 2002, Mr. Byers called Mr. Allen to indicate that Conoco Canada would increase its proposed price to $12.90 per Share in cash.

     On May 26, 2002, the Independent Committee met with RBC and Macleod Dixon, and with their assistance, considered Conoco Canada's revised proposal, including the terms of the proposed support agreement. At this meeting, the Independent Committee determined to reject Conoco Canada's revised proposal and determined to provide a counter-proposal of $14.00 per Share. Mr. Allen communicated this decision to Mr. Byers and highlighted certain aspects of the proposed support agreement which were not agreeable to the Independent Committee.

     On the morning of May 27, 2002, Mr. McKee called Mr. Allen and discussed various aspects of Conoco Canada's proposal.

     Mr. Allen called Mr. McKee later in the day on May 27, 2002 for further discussions which resulted in the suggestion by Mr. McKee that Conoco, Conoco Canada and their representatives call the Independent Committee and its advisors to discuss certain aspects of Conoco Canada's valuation of Gulf Indonesia. Mr. Byers and representatives of JPMorgan and Merrill Lynch called the Independent Committee and its advisors and discussed these matters. After these discussions, each side met with its legal and financial advisors to discuss the status of negotiations between Conoco Canada and the Independent Committee.

     After these discussions, Mr. McKee called Mr. Allen and indicated that Conoco Canada was willing to revise its proposal to $13.25 per Share in cash and that such revised proposal would be Conoco Canada's final and best offer. Mr. Allen of Gulf Indonesia indicated that he would seek the recommendation of the revised proposal by the Independent Committee, subject to satisfactory resolution of certain terms of the proposed support agreement.

     Later in the day on May 27, 2002, the Independent Committee met and, with the assistance and advice of its financial and legal advisors, considered Conoco Canada's revised proposal, including the material terms and conditions of the proposed support agreement, in light of the work of the Independent Committee, including RBC's valuation analysis of Gulf Indonesia, and the extent, nature and status of negotiations. During this meeting, Macleod Dixon reviewed the duties and responsibilities of the members of the Independent Committee under applicable law. Also at this meeting, RBC delivered an oral opinion that, as of May 27, 2002, the $13.25 per Share in cash to be received by the shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was fair, from a financial point of view, to such shareholders. In addition, RBC advised the Independent Committee that it would provide the Independent Committee with a formal valuation of Gulf Indonesia indicating that the proposed $13.25 per Share price in cash to be received by shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was in the higher end of its valuation range for Gulf Indonesia Common Shares. After receipt of such financial and legal advice, the Independent Committee, subject to the negotiation of satisfactory terms to the support agreement, (1) unanimously approved the Offer, (2) unanimously determined that the Offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada) and in the best interests of Gulf Indonesia and the shareholders of Gulf Indonesia (other than Conoco Canada), (3) unanimously resolved to recommend that shareholders of Gulf Indonesia accept the Offer and tender their Shares in the Offer and (4) unanimously resolved to recommend that the Board of Directors of Gulf Indonesia make the foregoing conclusions.

     Later on May 27, 2002, Mr. Byers and representatives of Cravath, Swaine & Moore, Blake, Cassels & Graydon and Macleod Dixon negotiated certain aspects of the proposed support agreement.

     On May 28, 2002, Conoco Canada and Gulf Indonesia issued a press release announcing the proposal and the Independent Committee's recommendation thereof. On the same day, Conoco and Conoco Canada filed with the SEC an amendment to the
Schedule 13D to indicate that a proposal had been made and accepted by the Independent Committee, subject to the execution of definitive documentation and approval by the full Board of Directors of Gulf Indonesia.

     Over the next several days, the respective legal advisors of Conoco, Conoco Canada, the Independent Committee and Gulf Indonesia negotiated the definitive Support Agreement.

     On June 7, 2002, at a meeting of the Independent Committee, RBC presented to the Independent Committee its written valuation and fairness opinion (the "Valuation and Fairness Opinion"), which has been attached as Annex A to Gulf Indonesia's Solicitation/Recommendation Statement on Schedule 14D-9 and which has been sent to the shareholders of Gulf Indonesia concurrently with this Offer to Purchase. The Valuation and Fairness Opinion indicated that, as of June 6, 2002, (1) the fair market value for Gulf Indonesia Common Shares was in the range of $11.50 to $14.00 per Share and (2) the $13.25 per Share in cash to be received by shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was fair, from a financial point of view, to such shareholders. Also at this meeting, Macleod Dixon presented to the Independent Committee the Support Agreement and described the material terms thereof. At this meeting, the Independent Committee unanimously (i) approved the Offer and the Support Agreement, (ii) determined that the Offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada) and in the best interests of Gulf Indonesia and the shareholders of Gulf Indonesia (other than Conoco Canada), (iii) resolved to recommend that shareholders of Gulf Indonesia accept the Offer and tender their shares in the Offer and (iv) resolved to recommend that the Board of Directors of Gulf Indonesia make the foregoing conclusions.

     On June 7, 2002, the Board of Directors of Gulf Indonesia met and received the report of the Independent Committee, the Valuation and Fairness Opinion and the advice of counsel as to their fiduciary duties. After considering the foregoing, the Board of Directors of Gulf Indonesia unanimously (1) approved the Offer and the Support Agreement, (2) determined that the Offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada) and in the best interests of Gulf Indonesia and the shareholders of Gulf Indonesia (other than Conoco Canada) and (3) resolved to recommend that shareholders of Gulf Indonesia accept the Offer and tender their shares in the Offer. Seven members of the Board of Directors of Gulf Indonesia indicated that they were either directors, officers or senior managers of Conoco or its affiliates (other than Gulf Indonesia) and abstained from voting on the Offer and the Support Agreement. A further member of the Board of Directors of Gulf Indonesia, Paul C. Warwick, indicated that he was a designee of Conoco and also abstained from voting on the Offer and the Support Agreement.

     Later on June 7, 2002, the Support Agreement was executed and on June 10, 2002, Conoco Canada and Gulf Indonesia issued a press release announcing the execution of the Support Agreement.

PURPOSE AND CERTAIN EFFECTS OF THE OFFER AND THE SECOND-STEP ACQUISITION

  General

     The purpose of the Offer and the Second-Step Acquisition is for Conoco Canada to increase its ownership of Gulf Indonesia from its current level of approximately 70.7% on a fully diluted basis to 100%. The Support Agreement provides that Conoco Canada will use its best efforts to consummate the Second-Step Acquisition to acquire all remaining Gulf Indonesia Common Shares not then owned by Conoco Canada if the Offer is consummated and the Minimum Tender Condition has been satisfied and the other conditions to Conoco Canada effecting such Second-Step Acquisition have been satisfied or waived. See "THE SECOND-STEP ACQUISITION" and "THE SUPPORT AGREEMENT".

     If the Offer and the Second-Step Acquisition are successful:

     - Conoco Canada will own all of the equity interests in Gulf Indonesia and Conoco Canada will be entitled to all the benefits and risks of loss associated with such ownership;

     - Current holders of Gulf Indonesia Common Shares (other than Conoco Canada) will no longer have any interest in Gulf Indonesia or Gulf Indonesia's assets, book value or future earnings or growth and Conoco Canada will hold a 100% interest in such assets, book value, future earnings and growth;

     - Conoco Canada will have the right to appoint all directors to the Board of Directors of Gulf Indonesia;

     - Gulf Indonesia will no longer be a public company and Gulf Indonesia will no longer file periodic reports (including financial information) with the SEC or any Canadian securities commission; and

     - Gulf Indonesia Common Shares will no longer trade on the New York Stock Exchange.

  Options and Stock Based Plans

     Gulf Indonesia is required by the terms of the Support Agreement to accelerate the vesting of any currently unvested Gulf Indonesia options and accelerate the release of any Shares held in a Gulf Indonesia employee share purchase plan so that any entitlement pursuant thereto to Shares becomes exercisable or fully vested prior to the expiration of the Offer. In addition, Gulf Indonesia is permitted by the terms of the Support Agreement to cancel Gulf Indonesia options in exchange for a cash payment equal to the difference, if any, between the Offer Price and the applicable option exercise price. All options not exercised or cashed out prior to the expiration of the Offer shall cease to be exercisable thereafter.

     Gulf Indonesia has an incentive stock option plan (the "Option Plan") pursuant to which options to purchase Shares have been granted to directors, officers and other employees of Gulf Indonesia. As of June 4, 2002, Gulf Indonesia had outstanding options entitling the holders thereof to purchase approximately 5,199,227 Shares, at exercise prices ranging from $8.06 to $20.06 per Share. The Option Plan provides that, if an offer is made to purchase all of the Shares, the compensation committee of the Board of Directors of Gulf Indonesia may require that all or some of the options be exercised on or before the effective date of such purchase. In connection with the Offer, Gulf Indonesia may make arrangements to permit holders of options to exercise such options on a conditional basis (conditional on Conoco Canada accepting and paying for the Shares). Alternatively, Gulf Indonesia may make arrangements to cancel options in exchange for a cash payment equal to the difference, if any, between the Offer Price and the applicable exercise price of the options.

     Gulf Indonesia also has a Restricted Share Unit/Deferred Share Unit Plan pursuant to which restricted share units ("RSUs") have been issued to directors and executive officers of Gulf Indonesia. Each RSU vests after four years, and entitles the holder to one Share or a cash payment equal to the market price of one Share on the date of exercise. Each RSU will vest as a result of the Offer, and each holder of a RSU will be entitled to a cash payment equal to the Offer Price for each RSU. Holders of RSUs will be entitled to an aggregate payment of $399,780 with respect to their RSUs in connection with the Offer, of which officers will receive $266,325, directors will receive $120,575 and a former director will receive $12,880. Any RSU not exercised prior to the expiration of the Offer will terminate. The Restricted Share Unit/Deferred Share Unit Plan will terminate on the expiration of the Offer.

     Between February 2001 and May 2002, each director of Gulf Indonesia had the option of taking all or part of the cash component of his or her annual retainer in Shares. If the director elected to take Shares, the Shares were eligible for participation in Gulf Indonesia's Leveraged Purchase Plan ("LPP"). The LPP provided that for each Share acquired by the participant and held for two years, the participant would be granted three stock appreciation rights ("SARs"). Each SAR entitles the holder to receive the difference between the market price of the Shares on the date the SAR is exercised and the market price on the date the SAR was granted. The SARs acquired under the LPP will immediately vest and be exercisable upon consummation of the Offer. Upon consummation of the Offer, holders of SARs will receive an aggregate cash payment of $286,476 in connection with the Offer, of which officers will receive $109,770, directors will receive $72,861 and former officers and directors will receive $103,845.

     The Board of Directors of Gulf Indonesia has authorized and directed the compensation committee to cause the acceleration and vesting of all options, RSUs and SARs prior to or concurrent with the consummation of the Offer.

REASONS FOR THE OFFER AND PLANS FOR GULF INDONESIA

     Since Conoco's acquisition of Gulf Indonesia's parent, Gulf Canada, in July, 2001, Conoco and Conoco Canada have evaluated various strategic alternatives with respect to Conoco Canada's ownership interest in Gulf Indonesia. These alternatives have included an asset swap whereby Gulf Indonesia and Conoco or an affiliate of Conoco would exchange certain oil and gas producing properties, cooperative arrangements between Gulf Indonesia and Conoco in Indonesia, the possible combination of Gulf Indonesia with Conoco's other Indonesian operations and the acquisition by Conoco Canada of the portion of Gulf Indonesia which it did not own. Since Conoco's acquisition of Gulf Canada, neither Conoco nor Conoco Canada has received any firm offers by any third party to acquire Conoco Canada's ownership interest in Gulf Indonesia.

     Because Conoco has designated Southeast Asia as one of its core areas of operations, Conoco decided that the acquisition of the portion of Gulf Indonesia which Conoco Canada does not own is the most attractive alternative of those considered. The acquisition of the portion of Gulf Indonesia that Conoco Canada does not own will allow Conoco flexibility to integrate its Southeast Asia and/or its Indonesian operations and to achieve a number of operational synergies not currently available to Conoco and Gulf Indonesia, including through rationalization of Gulf Indonesia's organizational structure, reduction in corporate overhead expense and elimination of any potential conflicts of interest between Conoco and Gulf Indonesia.

     Conoco and Conoco Canada also believe that causing Gulf Indonesia to be privately held would reduce the expense involved in compiling and filing the periodic reports required to be filed by Gulf Indonesia with the SEC and Canadian securities commissions, would reduce Gulf Indonesia's commitment of resources with respect to procedural and compliance requirements of a public company and would otherwise reduce costs associated with Gulf Indonesia's obligations under U.S. securities laws and Canadian provincial securities laws.

     The Offer has been structured as a cash tender offer followed by the Second-Step Acquisition in order to effect a prompt and orderly transfer of ownership of Gulf Indonesia from public shareholders to Conoco Canada.

     After the consummation of the Offer and the Second-Step Acquisition, Conoco and Conoco Canada will conduct a detailed review of Gulf Indonesia and its assets, corporate and capital structure, operations, management and personnel in order to identify possible synergies and cost-saving opportunities. After Conoco Canada acquires all Shares of Gulf Indonesia, it is possible that Conoco Canada will cause Gulf Indonesia to distribute cash or other assets to Conoco Canada.

FAIRNESS OF THE OFFER

     The Independent Committee has unanimously (1) approved the Offer and the Support Agreement and (2) determined that the Offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada) and in the best interests of Gulf Indonesia and the shareholders of Gulf Indonesia (other than Conoco Canada). The Independent Committee recommends that shareholders of Gulf Indonesia accept the Offer and tender their Shares in the Offer.

     The Independent Committee. In reaching the conclusions described above, the Independent Committee considered a number of factors, including but not limited to the following:

     - The Offer provides the opportunity to the shareholders of Gulf Indonesia (other than Conoco Canada) to choose to realize the value of their investment in Gulf Indonesia for cash at a significant premium to market prices (a 23% premium to the closing price for a Share on May 24, 2002, the last trading day immediately prior to the announcement of the Offer, and a 21% premium to the 30-day average closing price for a Share prior to and including May 24, 2002);

     - The Offer Price is in the high end of the range of values of the Shares of $11.50 to $14.00 determined by RBC;

     - The fairness opinion provided by RBC that the $13.25 per Share in cash to be received by shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was fair, from a financial point of view, to shareholders of Gulf Indonesia (other than Conoco Canada);

     - The Offer Price resulted from active arm's length negotiations among the Independent Committee, Gulf Indonesia, Conoco and Conoco Canada with the assistance of independent financial and legal advisors, which the Independent Committee believes resulted in the Offer Price being increased from $12.50 per Share to $13.25 per Share;

     - The determination by the Independent Committee that the terms and conditions of the Offer and the Support Agreement are reasonable and resulted from active arm's length negotiations between the advisors of the Independent Committee, Gulf Indonesia, Conoco and Conoco Canada, which the Independent Committee believes resulted in improvements to the terms and conditions of the Support Agreement;

     - The Offer is an all cash offer providing shareholders of Gulf Indonesia with liquidity without being affected by historical limited trading volumes;

     - To be completed, the Offer must be accepted by a majority of Gulf Indonesia shareholders not affiliated with Conoco Canada;

     - If the Second-Step Acquisition occurs, shareholders who choose not to tender in the Offer will have the ability to perfect appraisal and dissent rights in connection with such Second-Step Acquisition; and

     - In light of Conoco's position that it is not prepared to sell its interest in Gulf Indonesia, the Independent Committee satisfied itself that there are no viable alternative transactions to the Offer.

     The Board of Directors. The Board of Directors of Gulf Indonesia has unanimously (1) approved the Offer and the Support Agreement and (2) determined that the Offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada) and in the best interests of Gulf Indonesia and the shareholders of Gulf Indonesia (other than Conoco Canada). The Board of Directors of Gulf Indonesia recommends that shareholders of Gulf Indonesia accept the Offer and tender their Shares in the Offer. In reaching its determinations, the Board of Directors of Gulf Indonesia adopted the conclusions of the Independent Committee based upon analysis of the factors considered by the Independent Committee.

     The following members of the Board of Directors of Gulf Indonesia indicated that they were directors, officers or senior managers of Conoco or its affiliates (other than Conoco Canada) and abstained from voting on the Offer and the Support Agreement: Robert W. Goldman, Malcolm D. Griffiths, Rick A. Harrington, Francis H. James, Donald F. Mazankowski, James D. McColgin and George D. Watkins. A further member of the Board of Directors of Gulf Indonesia, Paul C. Warwick, indicated that he was a designee of Conoco and also abstained from voting on the Offer and the Support Agreement.

     The Board of Directors of Gulf Indonesia believes that the Offer and the Support Agreement are also procedurally fair because, among other things: (1) the Independent Committee consisted of solely independent directors appointed to represent the interests of shareholders (other than Conoco Canada); (2) the Independent Committee retained and was advised by its own independent legal counsel experienced in advising on similar transactions; (3) the Independent Committee retained and was advised by RBC, as its independent financial advisor, to assist it in evaluating a potential transaction with Conoco or Conoco Canada;
(4) the nature of the deliberations pursuant to which the Independent Committee evaluated the Offer and the Support Agreement and alternatives thereto; (5) that the $13.25 per Share price in cash resulted from active arm's length negotiations between representatives of the Independent Committee, on the one hand, and representatives of Conoco and Conoco Canada, on the other; and (6) that the independent committee is a mechanism well established in transactions of this type.

     The Independent Committee and the Board of Directors of Gulf Indonesia also recognized that, while consummation of the Offer will result in all shareholders (other than Conoco Canada) being entitled to receive $13.25 in cash for each of their Shares, it will eliminate the opportunity for current shareholders (other than Conoco Canada) to participate in the longer term potential benefits of the business of Gulf Indonesia, including the opportunities arising out of Gulf Indonesia's initiatives in developing new markets for its gas reserves. The Independent Committee also recognized that the consummation of the Offer would result in the elimination of potential conflicts of interest of Conoco arising out of its existing operations in Indonesia and would also result in other operational synergies, cost savings and economic efficiencies for Conoco's operations in Indonesia.

     During its deliberations, the Independent Committee also considered two circumstances that could arise in the event no agreement was reached with Conoco and Conoco Canada for the Independent Committee to provide its support of a proposal. If the parties were unable to come to agreement and Conoco Canada decided not to make an offer directly to shareholders, shareholders would not have the opportunity to consider a cash offer at a premium to market and which was above the mid point of the range of values of the Shares determined by RBC. Conversely, if Conoco Canada were to make an offer directly to shareholders without the recommendation of the Independent Committee, which Conoco Canada had not expressed it intended to do, it could well be at a price less than the Independent Committee might be able to negotiate.

     Neither the Independent Committee nor the Board of Directors of Gulf Indonesia considered the liquidation of Gulf Indonesia's assets and neither considered liquidation to be a viable course of action based on Conoco's desire to retain its shareholding in Gulf Indonesia. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer.

     The foregoing discussion of the information and factors considered by the Independent Committee and the Board of Directors of Gulf Indonesia is not intended to be exhaustive but includes all the material factors considered. In view of the variety of factors considered in connection with the evaluation of the Offer, the Independent Committee and the Board of Directors of Gulf Indonesia did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching such determinations and recommendations.

REPORT OF FINANCIAL ADVISOR TO THE INDEPENDENT COMMITTEE

     Under the provisions of certain Canadian provincial securities laws respecting take-over bids, where a take-over bid is an "insider bid", the offeror is required, unless otherwise exempted, to have a valuation of the target company prepared by a qualified and independent valuer, based on techniques that are appropriate in the circumstances, after considering all relevant assumptions, that arrives at an opinion as to a value or range of values for the target company's common shares. The Independent Committee retained RBC to prepare a written Valuation and Fairness Opinion as to the fair market value of the Shares and as to whether the consideration to be received under the Offer is fair, from a financial point of view, to the holders of the Shares other than Conoco Canada.

     On May 27, 2002, RBC delivered an oral opinion that, as of May 27, 2002, the $13.25 per Share in cash to be received by the shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was fair, from a financial point of view, to such shareholders. In addition, on May 27, 2002, RBC advised the Independent Committee that it would provide the Independent Committee with a formal valuation of Gulf Indonesia indicating that the $13.25 per Share in cash to be received by the shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was in the higher end of its valuation range for Gulf Indonesia Common Shares. On June 7, 2002, RBC delivered the written Valuation and Fairness Opinion to the Independent Committee which indicated that, as of June 6, 2002,
(1) the fair market value for Gulf Indonesia Common Shares was in the range of $11.50 to $14.00 per Share and (2) the $13.25 per Share in cash to be received by shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was fair, from a financial point of view, to such shareholders.

     THE FULL TEXT OF THE VALUATION AND FAIRNESS OPINION OF RBC DATED JUNE 6, 2002, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE VALUATION AND FAIRNESS OPINION, HAS BEEN ATTACHED AS ANNEX A TO GULF INDONESIA'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHICH HAS BEEN SENT TO THE SHAREHOLDERS OF GULF INDONESIA CONCURRENTLY WITH THIS OFFER TO PURCHASE. SHAREHOLDERS OF GULF INDONESIA ARE URGED TO, AND SHOULD, READ THE VALUATION AND FAIRNESS OPINION IN ITS ENTIRETY.

     A copy of the Valuation and Fairness Opinion has also been attached as Exhibit (c)(1) to Conoco's and Conoco Canada's Tender Offer Statement on Schedule TO filed with the SEC on the date of this Offer to Purchase. A copy thereof is also available for inspection during business hours at the offices of Conoco Canada at 1600, 401-9th Avenue S.W., Calgary, Alberta, T2P 3C5 and copies may be obtained without charge upon written request to the secretary of Conoco Canada at the same address.

VALUATION AND FAIRNESS OPINION

     The following section summarizes the Valuation and Fairness Opinion, describing the basis of the computations utilized to determine the valuation contained therein, the scope of the review made, the relevant factors and their values and the key assumptions on which the valuation is based. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE VALUATION AND FAIRNESS OPINION.

     Engagement. The Independent Committee initially approached RBC on April 1, 2002 and RBC was formally engaged by the Independent Committee on April 9, 2002 pursuant to an engagement agreement (the "Engagement Agreement") that had an effective date of April 1, 2002.

     The terms of the Engagement Agreement provide that RBC will receive a fee of $1.35 million for its services and is to be reimbursed for its reasonable out-of-pocket expenses. In accordance with the requirements of Rule 61-501 of the Ontario Securities Commission and Policy Q-27 of the Quebec Securities Commission, such fees and expenses will be paid by Conoco Canada. In addition, Gulf Indonesia has agreed to indemnify RBC in certain circumstances. The fee payable to RBC is not contingent in whole or in part on the success of the Offer or on the conclusions reached in the Valuation and Fairness Opinion.

     Engagement of RBC as an Independent Valuer. RBC is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research and was selected by Gulf Indonesia based on its qualifications, expertise and reputation.

     Neither RBC nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Gulf Indonesia, Conoco Canada or any of their respective affiliates (collectively, the "Interested Parties"). Except as financial advisor to the Independent Committee, neither RBC nor any of its affiliates is an advisor to any of the Interested Parties with respect to the Offer. RBC has not been engaged to provide any financial advisory services nor has it participated in any financing (or received any fees in connection therewith) involving the Interested Parties, within the past two years. There are no understandings, agreements or commitments between RBC or any of the Interested Parties with respect to any other future business dealings. RBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Interested Parties. Royal Bank of Canada, of which RBC is a wholly owned subsidiary, provides banking services to the Interested Parties in the normal course of business.

     RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Interested Parties or the Offer.

     Scope of Review. In preparing the Valuation and Fairness Opinion, RBC held discussions with the Independent Committee and its legal counsel, Conoco, Conoco Canada and their financial advisors, various members of Gulf Indonesia's management and the auditors, legal counsel and independent reserve engineers of Gulf Indonesia; reviewed certain publicly available information, financial statements, projections for the years ending December 31, 2002 through 2023 prepared by Gulf Indonesia, internal oil and gas reserve estimates prepared by Gulf Indonesia, certificates of gas reserves and reserve reports prepared by independent reserve engineers for Gulf Indonesia, documents and non-public information relating to Gulf Indonesia; reviewed information relating to the business, operations, financial performance and, where applicable, stock market data and research publications relating to Gulf Indonesia, and other selected comparable companies; reviewed country risk rating reports for Indonesia; and carried out other analyses and investigative exercises, all of which are more specifically described in the Valuation and Fairness Opinion.

     Assumptions and Limitations. With the Independent Committee's approval and as provided for in the Engagement Agreement, RBC relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of Gulf Indonesia, and their consultants and advisors (collectively, the "Information"). The Valuation and Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. Subject to the exercise of professional judgment and except as expressly described in the Valuation and Fairness Opinion, RBC did not attempt to verify independently the completeness, accuracy or fair presentation of any of the Information.

     The Valuation and Fairness Opinion was rendered on the basis of securities markets, economic, political, financial and general business conditions prevailing as of June 6, 2002 and the condition and prospects, financial and otherwise, of Gulf Indonesia and its subsidiaries and affiliates, as they were reflected in the Information and as they were presented to RBC in discussions with management of Gulf Indonesia. In its analysis and in preparing the Valuation and Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Offer.

     RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Valuation or Fairness Opinion which may come or be brought to RBC's attention after June 6, 2002.

     RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation and Fairness Opinion. The preparation of a valuation or fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. Neither the Valuation nor Fairness Opinion should be construed as a recommendation to any holder of Shares as to whether to tender their Shares to the Offer.

  VALUATION

     Definition of Fair Market Value. For purposes of the valuation portion of the Valuation and Fairness Opinion (the "Valuation"), fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length, with the other and under no compulsion to act. RBC has not made any downward adjustment to the value of the Shares to reflect the liquidity of the Shares, the effect of the Offer or the fact that the Shares held by shareholders other than Conoco Canada do not form part of a controlling interest.

     RBC Valuation Methodologies. RBC valued the Shares on a going concern basis using a net asset value ("NAV") analysis and a precedent transaction analysis. RBC also reviewed trading multiples of public companies involved in the oil and gas industry from the perspective of whether a public market analysis might exceed NAV or precedent transaction values for the Shares. RBC concluded that public company multiples implied values that were at or below the NAV and precedent transaction values. As a result, RBC did not rely on the public market analysis in determining the value of the Shares.

  Net Asset Value Analysis

     The NAV approach used by RBC ascribed a separate value for each category of assets and liabilities, utilizing the methodology that RBC believed was most appropriate in each case; the sum of total assets less total liabilities yields the NAV. This approach ascribed value to the proved and probable reserves existing at the time of valuation on the basis of discounted future after-tax cash flows, and takes into account the amount, timing and relative certainty of projected cash flows. This approach is known as a "depletion" or "blow-down" evaluation and is a common method of evaluation of petroleum interests. Capital expenditures required to develop existing reserves are deducted from cash flows. Provisions are made for costs associated with future well abandonment and reclamation as provided for in Gulf Indonesia's production sharing contracts. The NAV approach requires that certain assumptions be made regarding future cash flows and discount rates.

     Liquids and Contracted Natural Gas. In conducting its NAV analysis, RBC reviewed Gulf Indonesia's production sharing contracts, technical assistance contracts, and enhanced oil recovery contracts and management's unaudited cash flow projections for the years ending December 31, 2002 to 2023 for Gulf Indonesia's liquids and contracted natural gas reserves. RBC reviewed the assumptions in management's projections and determined that material adjustments were not necessary in preparing its base case cash flow forecasts except that RBC applied a 5% risk discount to the cash flows projected by management associated with one contract to reflect certain contingencies. RBC also identified approximately $7 million of net cost savings initiatives that Gulf Indonesia intends to pursue, regardless of whether the Offer is completed. RBC factored 100% of this $7 million estimate into its NAV analysis beginning in 2003 and reduced this figure on a declining balance basis until 2023. RBC projected commodity prices in its base case cash flow projection by using a composite price forecast from several independent professional reserve engineers and forward strip pricing.

     Natural Gas Reserves with Identified Potential Markets. In conducting its NAV analysis, RBC reviewed management's unaudited cash flow projections for the years ending December 31, 2002 to 2023 for Gulf Indonesia's uncontracted natural gas reserves for which Gulf Indonesia has identified potential markets.

RBC reviewed the assumptions in management's projections and applied a risk discount to the cash flows projected by management ranging from 20% to 40% of the unrisked cash flows to reflect the progress of contract negotiations, the proximity of commercially viable markets, the availability of natural gas transportation systems, counter-party risk, the potential risk of timing delays and the risk of not being able to recover booked and projected volumes. RBC projected commodity prices in its base case cash flow projection by using a composite price forecast from several independent professional reserve engineers and forward strip pricing.

     Additional Reserves. Based on certificates of gas reserves and reserve reports prepared by an independent reserve engineering firm retained by Gulf Indonesia and other expected reserves identified in an internal analysis prepared by Gulf Indonesia, RBC concluded that there could exist certain oil and gas reserves not recorded in Gulf Indonesia's proved and probable reserves disclosed in its 2001 annual report. RBC ascribed values ranging from $0.03 per thousand cubic feet to $0.06 per thousand cubic feet to these additional reserves.

     TGI Investment. Gulf Indonesia is a 35% partner in a limited liability company established to purchase a 40% interest in an entity established by an Indonesian state-owned enterprise to own and operate pipeline assets in Indonesia. RBC reviewed Gulf Indonesia's cash flow projections for this limited liability company assuming the acquisition will be completed and applied a 50% risk discount to reflect the risks of not completing this acquisition, not achieving projected volumes, not achieving projected transportation tolls and the timing of incremental volumes.

     Sensitivity Analyses. In completing its NAV analysis, RBC did not rely on any single series of cash flows but performed a variety of sensitivity analyses. Variables sensitized included commodity price assumptions, discount rates, timing and risk factors. The results of these sensitivity analyses are reflected in RBC's judgment as to the appropriate values resulting from the NAV approach.

     Discount Rates. RBC selected appropriate discount rates to apply to its projected unlevered free cash flows by utilizing the Capital Asset Pricing Model approach to determine an appropriate weighted average cost of capital ("WACC"). This approach calculates WACC based on an assumed optimal capital structure for Gulf Indonesia. This optimal capital structure was chosen based upon a review of the capital structures of comparable companies and the risks faced by Gulf Indonesia and the Indonesian oil and gas industry. The optimal capital structure chosen was comprised of 25% debt and 75% equity.

     Based on its analysis RBC utilized a discount rate of 11% to 13.5% to discount the cash flows described above. Based on the analysis described above, and taking into account the sensitivity analyses performed, RBC selected a NAV value range of $11.00 to $13.00 per Share.

  Precedent Transaction Analysis

     RBC reviewed certain publicly available information regarding comparable company and asset transactions in the Indonesian oil and gas industry and other developing regions.

     In analyzing precedent transactions, RBC reviewed a number of parameters, including: (1) price as a multiple of forecasted discretionary cash flow per share for the first year following the transaction; (2) price as a percentage of NAV per share; (3) enterprise value (defined as equity value plus net debt) as a multiple of forecasted earnings before interest, taxes, depreciation, depletion and amortization for the first year following the transaction; (4) adjusted enterprise value (defined as enterprise value less any value for any non-reserve assets) as a multiple of forecasted daily barrel of oil equivalent production for the first year following the transaction; and (5) adjusted enterprise value as a multiple of both proved reserves and proved reserves plus probable reserves.

     RBC's selection of precedent transactions was based primarily on transactions in the Indonesian oil and gas industry and other developing regions which have occurred from January 1, 2000, to the date of the Valuation and Fairness Opinion.

     RBC's review of the precedent transactions considered various factors, including the existence of contracted gas reserves, the location of the assets, the hydrocarbon mix and the transaction size.

     Based on its analysis, RBC selected a value range of $11.00 to $14.00 per Share in its precedent transaction analysis.

  Benefits to Conoco and Affiliates

     RBC also reviewed and considered whether any distinctive material benefits would accrue to Conoco Canada or its affiliates through the acquisition of the Shares pursuant to the Offer. RBC concluded that there were material specific operational and financial benefits that would accrue to Conoco Canada or its affiliates. These consist primarily of the potential reduction of head office and other expenses. Based on discussions with management of Gulf Indonesia and Conoco, RBC estimated that approximately $3 to $5 million of annual cost reductions, net of taxes and production cost sharing, would accrue to Conoco Canada or its affiliates as a result of the Offer. RBC assumed that 100% of these cost reductions could be achieved starting in 2003 and reduced this figure on a declining balance basis until 2023 to reflect the reduced production levels in its NAV analysis.

  RBC Valuation Conclusion

     Based upon and subject to the foregoing, RBC is of the opinion that, as of June 6, 2002, the fair market value of the Shares was in the range of $11.50 to $14.00 per Share.

  FAIRNESS OPINION

     Fairness Opinion Factors Considered. In considering the fairness of the Offer, from a financial point of view, to the shareholders of Gulf Indonesia (other than Conoco Canada), RBC principally considered and relied upon the following: (1) a comparison of the price per Share under the Offer to the range of fair market values of the Shares under its Valuation; and (2) a comparison of the price per Share under the Offer to the trading price of the Shares prior to the announcement on May 28, 2002 of Conoco Canada's intention to make the Offer.

     In determining the fairness of the Offer, RBC noted that the price per Share to be paid pursuant to the Offer is within the fair market value range for the Shares under RBC's Valuation.

     RBC also noted that the price per Share under the Offer represents a premium of approximately 23% to the closing price of the Shares on the New York Stock Exchange on May 24, 2002, the trading day immediately prior to the public announcement of the Offer, and a premium of approximately 21% to the 20-day weighted average trading price of $10.99 prior to announcement of the Offer. RBC determined that this premium is within the range of premiums for similar transactions over the previous five years.

     Fairness Conclusion. Based upon and subject to the foregoing, RBC is of the opinion that, as of June 6, 2002, the $13.25 per Share in cash to be received by the shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was fair, from a financial point of view, to such shareholders.

POSITION OF CONOCO AND CONOCO CANADA REGARDING FAIRNESS OF THE OFFER

     Conoco and Conoco Canada believe that the Offer is fair to, and in the best interests of, the shareholders of Gulf Indonesia (other than Conoco Canada). Conoco and Conoco Canada base their belief on the following factors:

     - The conclusions and recommendations of the Independent Committee that the Offer is fair to, and in the best interests of, the shareholders of Gulf Indonesia (other than Conoco Canada);

     - The fact that the Offer Price and the terms and conditions of the Offer and the Support Agreement resulted from active arm's length negotiations among the Independent Committee, Conoco and Conoco Canada and their advisors;

     - The receipt by the Independent Committee of the Valuation of RBC that, as of June 6, 2002, the fair market value of the Shares was in the range of $11.50 to $14.00 per Share and the opinion of RBC that, as of June 6, 2002, the $13.25 per Share in cash to be received by Gulf Indonesia shareholders (other than Conoco Canada) in the Offer was fair, from a financial point of view, to such shareholders;

     - The fact that the Offer Price of $13.25 per Share in cash represents a premium of 23% over the closing sale price for a Share on May 24, 2002, the trading day immediately prior to the public announcement of the Offer and the fact that the Offer Price also represents a premium of 21% over the average closing price for the 30 trading days prior to and including May 24, 2002;

     - The historical and projected financial performance of Gulf Indonesia and its financial results; and

     - The fact that the Offer will provide consideration to the shareholders of Gulf Indonesia entirely in cash.

     Conoco and Conoco Canada did not consider the liquidation of Gulf Indonesia's assets to be a viable course of action based on Conoco's desire to retain its shareholding in Gulf Indonesia. Therefore, no appraisal of liquidation value was taken into account in the above analysis.

     The foregoing discussion of the information and factors considered by Conoco and Conoco Canada is not intended to be exhaustive but includes all the material factors considered. In view of the variety of factors considered in connection with the evaluation of the Offer, Conoco and Conoco Canada did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching such determinations and recommendations.

SUMMARY OF CERTAIN ANALYSES OF JPMORGAN AND MERRILL LYNCH

     In connection with Conoco's and Conoco Canada's consideration and negotiation of the proposed transaction, JPMorgan and Merrill Lynch furnished certain analyses to Conoco and Conoco Canada. These analyses were discussed with members of the management of Conoco and Conoco Canada in order to assist their determination of whether to make an offer to acquire the Gulf Indonesia Common Shares not owned by Conoco or its affiliates, and if such an offer was to be made, the price at which to make the offer. None of these analyses constitute an opinion of JPMorgan or Merrill Lynch with respect to the fairness of the consideration offered to the Gulf Indonesia shareholders or to be paid by Conoco Canada. The summary set forth below does not purport to be a complete description of the analyses presented to the management of Conoco and Conoco Canada. The analyses summarized below have been filed as Exhibits (c)(2), (c)(3) and (c)(4) to Conoco's and Conoco Canada's Tender Offer Statement on Schedule TO filed with the SEC on the date of this Offer to Purchase. A copy thereof is also available for inspection during business hours at the offices of Conoco Canada at 1600, 401-9th Avenue S.W., Calgary, Alberta, T2P 3C5 and copies of such analyses may be obtained without charge upon written request to the secretary of Conoco Canada at the same address. The description of the analyses set forth below is qualified in its entirety by reference to the text of such analyses.

  SHAREHOLDER BASE

     On May 16, 2002 and May 23, 2002, JPMorgan and Merrill Lynch provided to the management of Conoco analyses of the Gulf Indonesia shareholder base. The analyses were based on publicly available information. In these analyses, JPMorgan and Merrill Lynch estimated that institutional shareholders owned more than 80% of the Shares not owned by Conoco Canada and identified those shareholders which public filings suggested were the largest institutional holders of Gulf Indonesia Common Shares. JPMorgan and Merrill Lynch then performed an analysis of the share price performance of Gulf Indonesia Common Shares during the ownership periods of the largest 20 shareholders of Gulf Indonesia and indicated that, depending on a number of assumptions, a significant number of Gulf Indonesia shareholders could experience positive returns across a range of prices for Gulf Indonesia Common Shares, including the Offer Price. Also as part of their analyses, JPMorgan and Merrill Lynch described the share price performance and trading patterns for Gulf Indonesia Common Shares since January 2, 2002.

     JPMorgan and Merrill Lynch noted that the information on which they based their analyses was publicly filed and, due to time lags between filing updates and trading activity, would therefore not offer a definitive current view of Gulf Indonesia's shareholder base. In this regard, JPMorgan and Merrill Lynch indicated that there had recently been a number of large block trades in Gulf Indonesia Common Shares and, as a result, shareholding positions may have changed materially. JPMorgan and Merrill Lynch also indicated that they estimated that approximately 20% of the Shares not owned by Conoco Canada had traded since March 1, 2002, further evidencing the recent change in the shareholder base of Gulf Indonesia.

  FINANCIAL ANALYSIS

     On March 18, 2002, JPMorgan provided management of Conoco and Conoco Canada an illustrative value analysis with respect to the Gulf Indonesia Common Shares, which was discussed with members of management of Conoco and Conoco Canada from time to time. JPMorgan employed three primary methodologies in its illustrative value analysis: (1) selected public company trading multiple analysis, (2) selected minority interest buyout transaction analysis and (3) a net asset value analysis. In addition to the illustrative value analysis set forth below, JPMorgan discussed with management of Conoco and Conoco Canada certain aspects of the shareholder base of Gulf Indonesia and trading patterns for Gulf Indonesia Common Shares.

     Public Trading Multiples. Using publicly available information, JPMorgan compared selected financial data of Gulf Indonesia with similar data for groups of selected publicly traded companies located both in and outside the United States that have oil and gas operations in Southeast Asia. The valuation multiples (the "Multiples") JPMorgan considered most relevant were firm value to earnings before interest, taxes, depreciation and amortization and exploration expenditures ("EBITDAX") and firm value to reserves. Firm value was defined as the equity market value of the subject company plus its net indebtedness, the value of its preferred stock and the value of any minority interest in the applicable company.

     The following table presents the Multiples for selected companies located outside the United States with oil and gas operations in Southeast Asia which JPMorgan deemed relevant for its analysis:

                                          FIRM VALUE TO   FIRM VALUE TO    FIRM VALUE TO
COMPANY                                   2002E EBITDAX   2003E EBITDAX   RESERVES (MCFE)
-------                                   -------------   -------------   ---------------
CNOOC Limited...........................       6.9x            6.1x            $0.65
Woodside Petroleum Ltd..................       7.7             8.8              1.13
Enterprise Oil plc......................       4.8             4.2              0.89
Santos Ltd..............................       4.8             5.2              1.20
PTT Exploration & Production Public
  Company Limited.......................       4.6             5.1              0.45
Premier Oil plc.........................       6.2             5.8              0.54
Cairn Energy plc........................       8.6             7.4              1.35
Oil Search Limited......................       6.2             7.0                NA
Novus Petroleum Limited.................       4.7             4.8              0.46
Orogen Minerals Limited.................       3.6             3.9                NA
MEDIAN..................................       5.5             5.5              0.77
MEAN....................................       5.8             5.8              0.83
Gulf Indonesia..........................       4.4             4.2              0.54

     The following table presents the Multiples for selected companies located in the United States with oil and gas operations in Southeast Asia which JPMorgan deemed relevant for its analysis:

                                          FIRM VALUE TO   FIRM VALUE TO    FIRM VALUE TO
COMPANY                                   2002E EBITDAX   2003E EBITDAX   RESERVES (MCFE)
-------                                   -------------   -------------   ---------------
Devon Energy Corporation................       7.2             6.1             1.18
Unocal Corporation......................       6.8             5.8             1.24
Talisman Energy Inc. ...................       5.2             4.9             1.08
Ocean Energy, Inc. .....................       7.2             5.8             1.55
Pogo Producing Company..................       6.8             5.1             1.69
MEDIAN..................................       6.8             5.8             1.24
MEAN....................................       6.7             5.6             1.35
Gulf Indonesia..........................       4.4             4.2             0.54

     The valuation ranges chosen for each Multiple were 4.5x to 6.0x for firm value to 2002E EBITDAX, 5.0x to 6.0x for firm value to 2003E EBITDAX and $0.50 to $0.80 per Mcfe for firm value to reserves. Applying such valuation parameters to Gulf Indonesia yielded an illustrative value range of approximately $9.35 to $14.25 per Share.

     Selected Minority Interest Buyout Analysis. Using publicly available information, JPMorgan analyzed selected parent buyout transactions involving targets that were Canadian oil and gas corporations, targets that were Canadian corporations not engaged in the oil and gas industry and targets that were located in the United States.

     The following table presents the high, low, average and median premiums to market price for eight buyout transactions involving targets that were Canadian oil and gas corporations which JPMorgan deemed relevant for its analysis. These transactions involved parent ownership of between 19.8% and 78% of the target's stock prior to the transaction.

                                                      HIGH     LOW    AVERAGE   MEDIAN
                                                      -----   -----   -------   ------
Premium to market price one day prior to
  announcement......................................  77.8%    7.3%    35.9%    35.2%
Premium to market price one month prior to
  announcement......................................  77.8%   31.2%    43.5%    42.3%

     The following table presents the high, low, average and median premiums to market price for seven buyout transactions involving targets that were Canadian corporations not engaged in the oil and gas industry which JPMorgan deemed relevant for its analysis. These transactions involved parent ownership of between 34.1% and 65.3% of the target's stock prior to the transaction.

                                                      HIGH     LOW    AVERAGE   MEDIAN
                                                      -----   -----   -------   ------
Premium to market price one day prior to
  announcement......................................  43.0%   (3.6%)   19.1%    19.9%
Premium to market price one month prior to
  announcement......................................  57.1%   (0.1%)   29.5%    30.6%

     The following table presents the high, low, average and median premiums to market price for 40 buyout transactions involving targets that were corporations located in the United States which JPMorgan deemed relevant for its analysis. These transactions involved parent ownership of between 50.6% and 93.8% of the target's stock prior to the transaction and only included transactions having a value between $100 million and $500 million.

                                                       HIGH   LOW    AVERAGE   MEDIAN
                                                       ----   ----   -------   ------
Premium to market price one day prior to
  announcement.......................................  140%    (1%)    43%      27%
Premium to market price one month prior to
  announcement.......................................  134%   (31%)    41%      38%

     The valuation range chosen for the premium to the market price of Gulf Indonesia Common Shares at the time of the JPMorgan analysis ($10.00) was 0% to 25%. Applying such valuation range to Gulf Indonesia yielded an illustrative value range of approximately $10.00 to $12.50 per Share.

     Net Asset Value. JPMorgan conducted a net asset value per share ("NAV") analysis of Gulf Indonesia. In performing its analysis, JPMorgan relied upon production estimates for Gulf Indonesia properties for each year from 2002 through 2018 made by a third party provider of such information to the oil and gas industry. JPMorgan then calculated two unlevered free cash flow scenarios for each Gulf Indonesia property: one based upon the price of future contracts for Brent crude oil and the other based upon JPMorgan's downside estimate of oil prices for the period in question. JPMorgan then made certain assumptions regarding general and administrative costs during the valuation period based upon the historical performance of Gulf Indonesia. The unlevered free cash flows and operating costs were then discounted to present value using a low discount rate of 8% and a high discount rate of 14%. The present value of the unlevered free cash flows and the general and administrative costs was then increased to take into account Gulf Indonesia's working capital. This analysis yielded an illustrative value range for Gulf Indonesia of between $8.39 and $13.29 per Share.

     Analyst's Price Targets. JPMorgan also advised the management of Conoco and Conoco Canada that, at the time of its analysis, equity research analysts had established 12-18 month price targets for Gulf Indonesia Common Shares ranging from $7.45 to $14.50 per Share.

     Conoco retained JPMorgan in 2001 to provide it with financial advisory and dealer manager services in connection with Conoco Northern's acquisition of Gulf Canada and any subsequent acquisition by Conoco and its affiliates of the Gulf Indonesia Common Shares not owned by Gulf Canada. JPMorgan was paid an advisory fee of approximately $15.0 million in 2001 in connection with Conoco Northern's acquisition of Gulf Canada. A portion of this fee would be attributable to services to be rendered by JPMorgan in the event that Conoco and Conoco Canada decided to pursue the Offer and the Second-Step Acquisition. In selecting JPMorgan to represent Conoco as a financial advisor and as a Dealer Manager, Conoco considered primarily the reputation of JPMorgan as an internationally recognized investment banking firm that has substantial experience in transactions similar to the Offer.

     Gulf Canada (now Conoco Canada) retained Merrill Lynch in 2001 to provide it with financial advisory services in connection with the sale of Gulf Canada and any acquisition by Gulf Canada of Gulf Indonesia Common Shares not owned by Gulf Canada. Merrill Lynch was paid an advisory fee of approximately $17.4 million in 2001 in connection with the sale of Gulf Canada to Conoco Northern. A portion of this fee would be attributable to services to be rendered by Merrill Lynch in the event that Conoco and Conoco Canada decided to pursue the Offer and the Second-Step Acquisition. In addition, Conoco has agreed to pay Merrill Lynch a fee of $500,000 payable upon consummation of the Second-Step Acquisition. In selecting Merrill Lynch to represent Gulf Canada as a financial advisor and as a Dealer Manager, Gulf Canada considered primarily the reputation of Merrill Lynch as an internationally recognized investment banking firm that has substantial experience in transactions similar to the Offer.

     Conoco has agreed to reimburse JPMorgan's and Merrill Lynch's reasonable out-of-pocket expenses, including the fees and expenses of their counsel, in connection with the financial services they provide in connection with the Offer and any Second-Step Acquisition and to indemnify each of JPMorgan and Merrill Lynch against certain liabilities, including certain liabilities under U.S. securities laws and Canadian provincial securities laws.

     Conoco has retained JP Morgan and Merrill Lynch to act as the Dealer Managers in connection with the Offer. Conoco will reimburse the Dealer Managers for their out-of-pocket expenses, including the fees and expenses of their counsel. In addition, Conoco will indemnify the Dealer Managers against certain liabilities and expenses in connection with the Offer.

     JPMorgan has provided financial advisory and financing services from time to time to Conoco and Conoco Canada, including acting as co-lead on Conoco's $4.5 billion 2001 debt offering and advising and arranging the financing for Conoco's acquisition of Gulf Canada Resources Limited. In addition, one of JPMorgan's commercial bank affiliates is the agent bank for certain outstanding credit facilities for Conoco. During the last two years, the aggregate consideration received by JPMorgan for services provided to Conoco and Conoco Canada was approximately $29.2 million.

     Merrill Lynch has provided financial advisory and financing services from time to time to Conoco and Conoco Canada, including advising Gulf Canada in connection with Conoco's acquisition thereof. During the last two years, the aggregate consideration received by Merrill Lynch for services provided to Conoco and Conoco Canada was approximately $23.5 million.

     Both JPMorgan and Merrill Lynch provide a full range of financial advisory and securities services and each has advised Conoco and Conoco Canada that, in the course of its normal trading activities, it may from time to time effect transactions and hold positions in the securities, including derivative securities, of Conoco and/or Gulf Indonesia for its own account and for the account of customers.

     To the knowledge of Conoco and Conoco Canada, after reasonable inquiry, there are no "prior valuations", as defined under Ontario Securities Commission Rule 61-501 or Commission des valeurs mobilieres du Quebec Policy Q-27, required to be disclosed.

BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth information with respect to ownership of Shares beneficially held, or over which control or direction is exercised, by
(1) the directors and executive officers of Conoco, Conoco Canada and Gulf Indonesia, (2) to the knowledge of such directors and executive officers, after reasonable inquiry, any associate of any director or executive officer of Conoco, Conoco Canada or Gulf Indonesia and (3) any person or company acting jointly or in concert with Conoco Canada in connection with this Offer. The following table also includes information, based on reports filed by such persons with the SEC, with respect to beneficial ownership by persons believed by Gulf Indonesia to be the beneficial owners of more than 5% of its outstanding Shares. Unless otherwise indicated in a footnote to the table, each person identified below has the sole right to vote and dispose of the shares indicated as beneficially owned. To Conoco's knowledge, no person holds more than 10% of any class of equity securities of Conoco.

                                                                   SHARES BENEFICIALLY OWNED
                                                             --------------------------------------
              NAME OF OWNER AND POSITION HELD                COMMON SHARES(B)   PERCENT OF CLASS(A)
              -------------------------------                ----------------   -------------------
5% Shareholders:
Conoco and Conoco Canada...................................     63,650,000(c)          72.3%
Directors and Executive Officers:
Richard H. Auchinleck......................................        405,970(d)             *
Director, Conoco
Kenneth M. Duberstein......................................              0                *
Director, Conoco
Archie W. Dunham...........................................              0                *
Chairman, President and Chief Executive Officer, Conoco
Ruth R. Harkin.............................................              0                *
Director, Conoco
General Charles C. Krulak..................................              0                *
Director, Conoco
Frank A. McPherson.........................................              0                *
Director, Conoco
William K. Reilly..........................................              0                *
Director, Conoco
William R. Rhodes..........................................              0                *
Director, Conoco
A. R. Sanchez, Jr..........................................              0                *
Director, Conoco
Franklin A. Thomas.........................................              0                *
Director, Conoco

                                                                   SHARES BENEFICIALLY OWNED
                                                             --------------------------------------
              NAME OF OWNER AND POSITION HELD                COMMON SHARES(B)   PERCENT OF CLASS(A)
              -------------------------------                ----------------   -------------------
Philip L. Frederickson.....................................              0                *
Executive Officer, Conoco
Thomas C. Knudson..........................................              0                *
Executive Officer, Conoco
Jimmy W. Nokes.............................................              0                *
Executive Officer, Conoco
J. Michael Stinson.........................................              0                *
Executive Officer, Conoco
Robert W. Goldman..........................................              0                *
Director, Conoco Canada and Gulf Indonesia; Executive
Officer, Conoco
H. Earl Joudrie............................................         10,000(e)             *
Director, Conoco Canada
Robert E. McKee, III.......................................              0                *
Director of Conoco Canada; Executive Officer, Conoco
Donald F. Mazankowski......................................         54,550(f)             *
Director, Conoco Canada and Gulf Indonesia
Henry W. Sykes.............................................              0                *
Director and Executive Officer, Conoco Canada
Archibald W. Kennedy.......................................              0                *
Executive Officer, Conoco Canada
Murray E. Hesje............................................              0                *
Executive Officer, Conoco Canada
Robert H. Allen............................................        209,931(g)             *
Chairman of the Board, Gulf Indonesia
Malcom D. Griffiths........................................              0                *
Director, Gulf Indonesia
Rick A. Harrington.........................................              0                *
Director, Gulf Indonesia; Executive Officer, Conoco
Francis H. James...........................................              0                *
Director, Gulf Indonesia
Dr. Ir. Kuntoro Mangkusubroto..............................          8,400(h)             *
Director, Gulf Indonesia
James D. McColgin..........................................              0                *
Director, Gulf Indonesia
John R. Sanders............................................         36,429(i)             *
Director, Gulf Indonesia
Paul C. Warwick............................................         53,950(j)             *
President, Chief Executive Officer and Director, Gulf
  Indonesia
George E. Watkins..........................................              0                *
Director, Gulf Indonesia
Taufik Ahmad...............................................         21,850(k)             *
Executive Officer, Gulf Indonesia
Andrew D.R. Hastings.......................................              0                *
Executive Officer, Gulf Indonesia
Donald D. McKechnie........................................         43,200(l)             *
Executive Officer, Gulf Indonesia
Supramu Santosa............................................        214,800(m)             *
Executive Officer, Gulf Indonesia

                                                                   SHARES BENEFICIALLY OWNED
                                                             --------------------------------------
              NAME OF OWNER AND POSITION HELD                COMMON SHARES(B)   PERCENT OF CLASS(A)
              -------------------------------                ----------------   -------------------
Alan P. Scott..............................................              0                *
Executive Officer, Gulf Indonesia
John K. Wearing............................................         44,050(n)             *
Executive Officer, Gulf Indonesia
Cliff W. Zeliff............................................        236,050(o)             *
Executive Officer, Gulf Indonesia
All directors and officers as a group......................      1,339,180              1.5%

---------------

  *  Less than 1%.

 (a) As of June 4, 2002, there were 88,014,315 Shares issued and outstanding and, in the aggregate, 90,038,542 Gulf Indonesia Common Shares outstanding on a fully diluted basis.

 (b) In connection with the Offer, all options issued by Gulf Indonesia will become fully vested. All options held by a director or executive officer of Conoco, Conoco Canada or Gulf Indonesia which vest as a result of the Offer have been included in the foregoing table. This table also includes Shares which directors and executive officers of Gulf Indonesia are entitled to under the Restricted Share Unit/ Deferred Share Unit Plan if they elect to take all units under such plan in Shares. Under the Restricted Share Unit/Deferred Share Unit Plan, holders may also take such units in cash.

 (c) The address for Conoco is 600 North Dairy Ashford Road, Houston, Texas 77079. The address for Conoco Canada is 1600, 401-9th Ave. S.W., Calgary, Alberta T2P 3C5.

 (d) Includes 405,000 Shares issuable upon exercise of vested options and 970 Shares issuable upon exercise of RSUs.

 (e) Includes 10,000 Shares issuable upon exercise of vested options.

 (f) Includes 52,500 Shares issuable upon exercise of vested options and 2,050 Shares issuable upon exercise of RSUs.

 (g) Includes 3,331 Shares held directly, 202,500 Shares issuable upon exercise of vested options and 4,100 Shares issuable upon exercise of RSUs.

 (h) Includes 7,500 Shares issuable upon exercise of vested options and 900 Shares issuable upon exercise of RSUs.

 (i) Includes 4,379 Shares held directly, 30,000 Shares issuable upon exercise of vested options and 2,050 Shares issuable upon exercise of RSUs.

 (j) Includes 50,000 Shares issuable upon exercise of vested options and 3,950 Shares issuable upon exercise of RSUs.

 (k) Includes 20,000 Shares issuable upon exercise of vested options and 1,850 Shares issuable upon exercise of RSUs.

 (l) Includes 41,000 Shares issuable upon exercise of vested options and 2,200 Shares issuable upon exercise of RSUs.

(m) Includes 210,250 Shares issuable upon exercise of vested options and 4,550 Shares issuable upon exercise of RSUs.

 (n) Includes 41,700 Shares issuable upon exercise of vested options and 2,350 Shares issuable upon exercise of RSUs.

 (o) Includes 10,000 Shares held directly, 220,850 Shares issuable upon exercise of vested options and 5,200 Shares issuable upon exercise of RSUs.

     To the best knowledge of Conoco, Conoco Canada and Gulf Indonesia, after reasonable inquiry, each of their executive officers, directors, affiliates and subsidiaries (other than Conoco Canada) and each other person described in clauses (1), (2) or (3) above intends to tender in the Offer all Shares, and all Shares issued to them upon exercise of Gulf Indonesia options or other similar rights, held of record or beneficially owned by them.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     Except as set forth on Schedule B hereto, none of Conoco, Conoco Canada or Gulf Indonesia or, to the knowledge of Conoco, Conoco Canada and Gulf Indonesia, after reasonable inquiry, any of their respective directors, executive officers, affiliates, associates or majority owned subsidiaries or any directors or officers of any of their subsidiaries has effected any transaction in Gulf Indonesia securities in the past six months.

     Except as set forth on Schedule B hereto, to the knowledge of Conoco, Conoco Canada and Gulf Indonesia and their directors and executive officers, after reasonable inquiry, no securities of Gulf Indonesia have been traded in the past six months by any associate of any director or executive officer of Conoco Canada or any person or company acting jointly or in concert with Conoco Canada in connection with this Offer.

     Except as set forth in this Offer to Purchase, none of Conoco, Conoco Canada or Gulf Indonesia has acquired any of Gulf Indonesia's securities during the past two years. Neither Conoco nor Conoco Canada will make any market purchases of Gulf Indonesia Common Shares during the Offer.

     Except as set forth in this Offer to Purchase, during the past two years, no negotiations, transactions or material contracts concerning a merger, consolidation, acquisition, tender offer for or other acquisition of any securities of Gulf Indonesia, an election of directors of Gulf Indonesia, or a sale or other transfer of a material amount of assets of Gulf Indonesia, has been entered into or has occurred between any affiliate of Gulf Indonesia, Conoco or Conoco Canada, between their respective directors or executive officers or between Gulf Indonesia or any of its affiliates and any unaffiliated person.

     Except as set forth in this Offer to Purchase, none of Conoco, Conoco Canada or Gulf Indonesia or their directors or executive officers or, to the knowledge of Gulf Indonesia, Conoco and Conoco Canada, after reasonable inquiry, any of their affiliates, or to the knowledge of the directors and executive officers of Conoco and Conoco Canada, after reasonable inquiry, any associate of any director or executive officer of Conoco or Conoco Canada, or any person or company acting jointly or in concert with Conoco or Conoco Canada in connection with this Offer is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of Gulf Indonesia (including, without limitation, any commitment to acquire securities of Gulf Indonesia, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

     Previous Distributions of Shares. Gulf Indonesia has indicated that other than as set forth in the following sentence, during the five years prior to the date of this Offer to Purchase it did not (1) make any purchases of Shares or
(2) issue any Shares, excluding Shares issued pursuant to the exercise of employee stock options, restricted share units, stock appreciation rights, warrants and rights. On September 29, 1997, pursuant to its public offering, Gulf Indonesia issued 14,500,000 Shares for net proceeds of approximately $266,510,000 and on August 19, 1997, pursuant to a corporate reorganization in which it acquired all of the shares of certain companies from Gulf Canada Resources Limited, Gulf Indonesia issued seven Shares.

INTEREST OF CERTAIN PERSONS IN THE OFFER

     Treatment of Options and Other Equity Based Compensation. As described under "-- Purpose and Certain Effects of the Offer and the Second-Step Acquisition", Gulf Indonesia has granted to directors, executive officers and other employees of Gulf Indonesia options to purchase Shares under the Option Plan, issued to certain directors and executive officers of Gulf Indonesia RSUs under its Restricted Share Unit/ Deferred Share Unit Plan and granted to certain directors of Gulf Indonesia SARs under the LPP. As a result of the Offer, all unvested options, unvested RSUs and SARs will vest.

     Indemnification. Under the Support Agreement, the directors and officers of Gulf Indonesia are entitled to the continuation of certain rights of indemnification currently existing in their favor and to be insured with respect to certain matters from and after the completion of this Offer. See "THE SUPPORT AGREEMENT -- Indemnification".

     Other Benefits. Except as described in this Offer to Purchase, no payment or other benefit is proposed to be made or given by Conoco or Conoco Canada to any of the directors or executive officers of Gulf Indonesia by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful and, to the knowledge of the directors and executive officers of Conoco Canada, after reasonable inquiry, no payment or other benefit is proposed to be made or given by Conoco or Conoco Canada to any associate of the directors or executive officers of Gulf Indonesia or to any person or company acting jointly or in concert with Gulf Indonesia in connection with this Offer.

     Arrangements, Agreements or Understandings. There are no contracts, arrangements or understandings, formal or informal, between Conoco or Conoco Canada and any shareholder of Gulf Indonesia with respect to the Offer or between Conoco or Conoco Canada and any person or company with respect to any securities of Gulf Indonesia in relation to the Offer, except as disclosed in this Offer to Purchase.

     Interlocking Directors and Officers. In considering the recommendation of the Board of Directors of Gulf Indonesia and the Independent Committee with respect to the Offer, shareholders should be aware that certain officers and directors of Conoco, Conoco Canada and Gulf Indonesia have interests in the Offer which may present them with certain potential conflicts of interest. In particular, of the eleven directors of Gulf Indonesia, seven are either directors, executive officers or senior managers of Conoco or Conoco Canada. In addition, Paul C. Warwick, a director of Gulf Indonesia, has indicated that he is a designee of Conoco. However, the Independent Committee was comprised of three independent directors of Gulf Indonesia and each of the affiliated directors abstained from voting on the Offer and the Support Agreement.

     Other. Gulf Indonesia has entered into employment agreements with certain of its senior officers. In 1998 (in respect of Supramu Santosa and Cliff W. Zeliff, collectively the "1998 Contracts") and in 2001 (in respect of Taufik Ahmad, Paul C. Warwick, John K. Wearing and Donald D. McKechnie, collectively the "2001 Contracts") Gulf Indonesia entered into a series of employment agreements. The employment contracts provide for continuing employment unless voluntarily terminated by the employee. The employment contracts provide that the senior officers are entitled to severance upon being terminated without cause or upon certain other specified events of constructive dismissal and upon certain stated events. Thus, in certain circumstances, if such senior officers of Gulf Indonesia are terminated following the Offer or the Second-Step Acquisition, they will be entitled to certain benefits.

     If a senior officer is entitled to receive severance under his respective employment agreement, then he is entitled to receive, and Gulf Indonesia is obligated to pay or provide, the following:

          1. an undiscounted cash amount equal to one month's base salary (including, in the 1998 Contracts, any foreign service supplement), multiplied by the number of years of service of such senior officer with Gulf Indonesia, subject to a minimum entitlement and payment equal to 24 months' base salary and a maximum entitlement and payment equal to 30 months' base salary;

          2. an undiscounted cash amount equal, in the case of the 1998 Contracts and the employment agreement with Mr. Ahmad, to the value of certain benefit plans and programs provided to regular Canadian resident employees of Gulf Canada (now Conoco Canada) and equal to one month for every year of service with Gulf Indonesia, with a minimum entitlement and payment equal to 24 months of benefits value and a maximum entitlement and payment equal to 30 months of benefits value; in the 2001 Contracts (excluding the employment agreement with Mr. Ahmad), this is an undiscounted cash amount equal to fifteen percent (15%) of the base salary (excluding pension) to reflect the hypothetical value of certain benefit plans and programs provided to regular Canadian residents;

          3. an undiscounted amount equal to two times the target bonus under the cash bonus plan of Gulf Indonesia; and

          4. pension benefits under the pension plan of Gulf Indonesia treating such senior officer's pension rights as fully vested.

     In addition, Mr. Wearing's employment agreement provides that if after three years employment with Gulf Indonesia Mr. Wearing decides to voluntarily resign and return to Canada, Gulf Canada (now Conoco Canada) will make reasonable efforts to identify, at a minimum, a director level position within Conoco Canada to offer to Mr. Wearing. If Conoco Canada is unable to offer Mr. Wearing a director level position, then Mr. Wearing will be entitled to receive from Conoco Canada termination benefits equal to two times his then current base salary. Mr. Wearing has been employed by Gulf Indonesia since June 2001.

     The Independent Committee and the Board of Directors of Gulf Indonesia were aware of these actual and potential conflicts of interest and considered them along with the other matters described in "-- Fairness of the Offer".

CERTAIN RELATED PARTY TRANSACTIONS

     Gulf Indonesia has entered into a number of material transactions with Conoco Canada and Conoco regarding services, financial matters and corporate opportunities. Set forth below are summaries of these agreements. Each of these agreements will terminate if the transactions contemplated in this Offer to Purchase are consummated.

     1997 Agreements. With respect to services, Gulf Indonesia and Gulf Canada (now Conoco Canada) entered into a series of agreements in 1997 relating to certain ongoing intercompany arrangements, including a technical services agreement, an information services agreement, a registration rights agreement, a cross-indemnification agreement and a corporate opportunity agreement.

     The technical services agreement and the information services agreement provided that, if Gulf Indonesia was unable to provide certain technical and information services itself, it would be required to obtain such technical and information services from Gulf Canada as long as Gulf Canada was able to provide such services in a timely fashion. In addition, an administrative services agreement provided that Gulf Indonesia was required to obtain from Gulf Canada substantially all of its required administrative services, including financial, treasury, accounting, tax, audit, legal and other related services, human resources services and other administrative services. All these agreements were originally for 10-year terms beginning in 1997. Gulf Indonesia paid a fee to Gulf Canada for such services in an amount equal to the cost of providing such services based on industry averages for the services provided, but in any event not greater than those fees which an unaffiliated third party would charge Gulf Indonesia.

     The registration rights agreement provides for, among other things, the future registration, under the United States Securities Act of 1933, as amended, of Gulf Indonesia Common Shares owned by Gulf Canada. The registration rights agreement provides that Gulf Canada can require Gulf Indonesia to register not more than two public offerings and two private placements of Gulf Indonesia Common Stock in any 12-month period, so long as each offering or placement has a value of at least $50 million.

     The cross-indemnification agreement provides that each of Gulf Indonesia and Gulf Canada will indemnify the other for certain claims made in connection with the reorganization of Gulf Indonesia undertaken prior to Gulf Indonesia's initial public offering in 1997.

     The corporate opportunity agreement provides that if Gulf Canada acquires Indonesian oil and gas assets with a fair market value in excess of $100 million or a majority equity or voting interest in an entity with Indonesian oil and gas assets with a fair market value in excess of $100 million, Gulf Canada will, subject to certain exceptions, within one year either (1) offer to Gulf Indonesia the right to purchase such Indonesian assets at Gulf Canada's purchase price plus the amount of any costs, including taxes, that would be incurred by Gulf Canada in connection with such sale to Gulf Indonesia or (2) cause some or all of its representatives to resign from Gulf Indonesia's Board of Directors so that a majority of Gulf Indonesia's directors will have no affiliation with Gulf Canada. In addition, if Gulf Canada elects to cause such resignations, Gulf Indonesia will have the right to terminate the corporate opportunity agreement. The corporate opportunity agreement also provides that Gulf Indonesia will not, without Gulf Canada's consent, directly acquire non-Indonesian oil and gas assets or acquire a majority equity or voting interest in any entity with non-Indonesian oil and gas assets unless a majority of the fair market value of such assets are located in Indonesia.

     2001 Agreement. In November 2001, Gulf Indonesia and Conoco entered into a technical services agreement superceding the 1997 technical services agreement with Gulf Canada. While similar in many ways to the previous agreement, the new technical services agreement provides for a more detailed work scope and cost estimate, enables reciprocal assistance, and provides for the possible use of experts on an "on call" basis. The new technical services agreement also provides for the long-term secondment of personnel and, pursuant thereto, Gulf Indonesia's Vice President, Gas Marketing and Business Development, is provided by secondment arrangement with Conoco.

     2002 Agreement. In March 2002, Gulf Indonesia and Conoco entered into a new administrative and information services agreement superceding the previous information services agreement and administrative services agreement with Gulf Canada. The new agreement with Conoco is similar to the new technical services agreement and includes provision for the payment for services on a cost recovery basis, potential for reciprocal services and the use of a project sheet to describe the scope of work and estimated costs.

     In connection with financial matters, Gulf Indonesia has arranged to obtain from Conoco Canada a $65 million credit facility for a term of up to three years from August 2001 for a fee of 1.5% per annum of the amount undrawn and, in the case of amounts borrowed, at a cost equal to the cost to Conoco Canada plus a fee of 1.5% per annum. In addition, Gulf Indonesia on two occasions in 2001 has invested surplus amounts of cash in short-term notes of Conoco on market terms. These amounts were repaid.

                                   THE OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth under "-- Certain Conditions to the Offer") and, if the Offer is extended or amended, the terms and conditions of such extension or amendment, Conoco Canada will accept for payment, and pay for, Gulf Indonesia Common Shares, including Gulf Indonesia Common Shares that may become outstanding upon the exercise of options and rights to acquire Gulf Indonesia Common Shares, validly tendered at or prior to the Expiration Date of the Offer and not properly withdrawn as permitted under "-- Rights of Withdrawal". The term "Expiration Date" shall mean 6:00 p.m., New York time, on Friday, July 19, 2002, unless and until Conoco Canada shall have extended the period for which the Offer is open, in which event the Expiration Date shall mean the latest time and date on which the Offer, as so extended by Conoco Canada, shall expire. The period from the date of this Offer to Purchase until the Expiration Date is referred to as the "Offering Period".

     Subject to the terms and conditions of the Support Agreement, if by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, Conoco Canada may elect to (1) terminate the Offer and return all tendered Shares to tendering shareholders, (2) waive all of the unsatisfied conditions (except the Minimum Tender Condition) and purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (3) extend the Offer. Pursuant to the terms of the Support Agreement, without the prior written consent of Gulf Indonesia, Conoco Canada may not amend, modify or change any term of the Offer in any manner materially adverse to the holders of Shares or waive the Minimum Tender Condition except as set forth in the Support Agreement. In addition, Conoco Canada has agreed to extend the Offer from time to time for a period not to exceed 20 days past the initial Expiration Date in the event that any governmental approval necessary to consummate the Offer has not been obtained or certain governmental or other actions or proceedings have been threatened or taken as of the initial Expiration Date; provided that Gulf Indonesia is not in breach of the Support Agreement. See "-- Certain Conditions to the Offer".

     Pursuant to the terms of the Support Agreement, Conoco Canada may, without the consent of Gulf Indonesia, (1) extend the Expiration Date from time to time, if immediately before the scheduled or extended Expiration Date, any of the conditions to the Offer have not been satisfied or, to the extent permitted, waived and (2) extend the Expiration Date for any period required by any rule, regulation, interpretation or position of any securities authority (whether in Canada, the United States, Indonesia or elsewhere) applicable to the Offer or as otherwise required by law. During any such extension, all Gulf Indonesia Common Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Gulf Indonesia Common Shares. See "-- Rights of Withdrawal". In addition to the foregoing rights of extension, Conoco Canada reserves the right to make available a "subsequent offering period" in accordance with Rule 14d-11 of the Exchange Act provided that such "subsequent offering period" complies with applicable Canadian law.

     A subsequent offering period would be an additional period of time, following the expiration of the Offer, in which shareholders may tender Shares not tendered during the Offering Period. Any subsequent offering period provided in connection with the Offer would be for a period not less than 10 calendar days and not to exceed 20 business days in compliance with both U.S. securities laws and Canadian provincial securities laws.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 of the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and, without limiting the manner in which Conoco Canada may choose to make any public announcement, Conoco Canada shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release, except as may be required by applicable law.

     Conoco Canada confirms that if it makes a material change in the terms of the Offer, including any increase or decrease in the consideration to be paid for the Shares, or the information concerning the Offer, or if Conoco Canada waives a material condition of the Offer, Conoco Canada will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 of the Exchange Act and Canadian provincial securities legislation. Under the Exchange Act, the minimum period during which an Offer must remain open following a change in price, a change in the percentage of securities being sought or a change in any dealer's soliciting fee is generally 10 business days. Under the Exchange Act, the minimum period during which the Offer must remain open following material changes in the terms or information concerning the Offer, other than a change in price, a change in the percentage of securities being sought or a change in any dealer's soliciting fee, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. Under Canadian provincial securities legislation, except for a waiver of a condition of the Offer, if the terms of the Offer are varied, the Offer may not expire prior to 10 days after the notice of such variation (a "Notice of Variation") has been given to any person to whom the Offer was required to be delivered, unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to any orders granted by applicable courts or Canadian securities commissions. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time and, for purposes of Conoco Canada making payments to the Depositary hereunder, also includes a statutory holiday in Calgary, Alberta.

     In addition, under applicable Canadian provincial securities legislation, if at any time before or after the Expiration Date, but before the expiration of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this Offer to Purchase that would reasonably be expected to affect a decision of a shareholder of Gulf Indonesia to tender Shares pursuant to the Offer (other than a change that is not within the control of Conoco Canada or of an affiliate of Conoco Canada), Conoco Canada may be required to give written notice of such change (a "Notice of Change") to any person to whom the Offer was required to be delivered other than holders of Shares whose Shares have been accepted for payment pursuant to the Offer as of the date of the occurrence of the change.

     Gulf Indonesia has provided Conoco Canada with Gulf Indonesia's shareholder list and security position listings for the purpose of disseminating the Offer to the holders of Gulf Indonesia Common Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Gulf Indonesia Common Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Gulf Indonesia Common Shares. This Offer to Purchase will also be mailed to holders of options to acquire Shares who appear on Gulf Indonesia's records.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), after the Expiration Date, Conoco Canada will accept for payment, and will promptly (but in no event later than three business days) after accepting such Shares for payment make payment to the Depositary for Gulf Indonesia Common Shares validly tendered and not properly withdrawn during the Offering Period. Subject to applicable rules of the SEC and Canadian provincial securities legislation, Conoco Canada expressly reserves the right to delay acceptance for payment for Shares in order to comply, in whole or in part, with any applicable law. In all cases, payment for Gulf Indonesia Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

          (1) certificates evidencing such Shares (or receipt by the Depositary of a confirmation of a book-entry transfer of such Shares (a "book-entry confirmation")) into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility");

          (2) a properly completed and duly executed Letter of Transmittal (or a facsimile copy thereof), with any required signature guarantees or, in the case of a book-entry transfer, the receipt by the Depositary of an Agent's Message (as defined below) in lieu of the Letter of Transmittal; and

          (3) any other required documents.

     Tendering shareholders may be paid at different times depending upon when certificates for Shares or book-entry confirmations with respect thereto are actually received by the Depositary. For purposes of the Offer, Conoco Canada will be deemed to have accepted for payment Shares validly tendered and not properly withdrawn, if and when Conoco Canada gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Conoco Canada and transmitting such payments to the tendering shareholders. Upon deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Conoco Canada's obligation to make such payments shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED GULF INDONESIA COMMON SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, certificates for such unpurchased Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under "-- Procedure for Tendering Shares", such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     Conoco Canada reserves the right to transfer or assign, in whole or in part and from time to time, to one or more of its affiliates the right to purchase all or any portion of the Gulf Indonesia Common Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Conoco Canada of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. To validly tender Gulf Indonesia Common Shares pursuant to the Offer,

          (1) a properly completed and duly executed Letter of Transmittal (or a facsimile copy thereof) with any required signature guarantees, certificates for Shares to be tendered and any other required documents, must be received by the Depositary prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase;

          (2) such Shares must be delivered pursuant to the procedure for book-entry transfer described below (and the book-entry confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date; or

          (3) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     The term "Agent's Message" means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Conoco Canada may enforce such agreement against the participant.

     Book-Entry Delivery. The Depositary will establish accounts with respect to the Gulf Indonesia Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfers of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a facsimile copy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on a Letter of Transmittal need not be guaranteed (1) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (which includes most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Gulf Indonesia Common Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Conoco Canada, proper evidence satisfactory to Conoco Canada of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Conoco Canada, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a book-entry confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a facsimile copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the Expiration Date. A "trading day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand, overnight delivery or transmitted by facsimile to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF THE GULF INDONESIA COMMON SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Appointment of Proxies. By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints Conoco Canada's designees as such shareholder's attorneys-in-fact and proxies, each with full power of substitution and resubstitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Conoco Canada (and any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Conoco Canada deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Conoco Canada's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of Gulf Indonesia, by written consent in lieu of any such meeting or otherwise. Conoco Canada reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares, Conoco Canada must be able to exercise full voting rights with respect to such Shares.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Conoco Canada in its sole discretion, which determination will be final and binding. Conoco Canada reserves the absolute right to reject any and all tenders determined by Conoco Canada not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Conoco Canada's counsel, be unlawful. Conoco Canada also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to Conoco Canada's satisfaction. None of Conoco, Conoco Canada, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Backup Withholding. In order to avoid "backup withholding" of U.S. Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Gulf Indonesia Common Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 30%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All shareholders who are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Conoco Canada and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate non-U.S. shareholders should complete and sign the main signature form and a statement (Form W-8BEN), signed under penalties of perjury, attesting to that shareholder's exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.  RIGHTS OF WITHDRAWAL

     Tenders of Gulf Indonesia Common Shares made pursuant to the Offer are irrevocable except as otherwise set forth below. Except as required or permitted by applicable law, tendered Shares may be withdrawn:

          (1) at any time prior to Conoco Canada's acceptance of Shares validly tendered in the Offer for payment; and

          (2) if Conoco Canada has not made payment to the Depositary in respect of validly tendered Shares within three business days of its acceptance of such Shares for payment.

     In addition, if Conoco Canada has not accepted tendered Shares for payment by August 11, 2002, such Shares may be withdrawn at any time on or after August 11, 2002 until Conoco Canada accepts such Shares for payment.

     Canadian provincial securities law provides additional rights of withdrawal in certain circumstances when a Notice of Change or a Notice of Variation is delivered. In the event any such notice is delivered, any accompanying rights of withdrawal will be discussed in such notice.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "-- Procedure for Tendering Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Conoco Canada, in its sole discretion, which determination shall be final and binding. None of Conoco, Conoco Canada, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

     Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described under "-- Procedure for Tendering Shares" at any time prior to the Expiration Date.

     If Conoco Canada extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Conoco Canada's rights under the Offer, the Depositary may, nevertheless, on Conoco Canada's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     In addition to the rights of withdrawal set forth in this Section, Gulf Indonesia shareholders in certain Canadian provinces may be entitled to statutory rights of rescission and damages. See "SHAREHOLDERS' STATUTORY RIGHTS".

5.  CERTAIN CONDITIONS TO THE OFFER

     Notwithstanding any provision of the Offer to the contrary, Conoco Canada will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act) or Canadian provincial securities commissions, pay for any Shares tendered pursuant to the Offer and may (in accordance with the Support Agreement) terminate or extend the Offer, if the following conditions are not satisfied or waived by Conoco Canada at or prior to the Expiration Date (provided that Conoco Canada may not waive the Minimum Tender Condition without the prior consent of Gulf Indonesia):

          (1) there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares representing more than 50% of the Shares outstanding (calculated on a fully diluted basis) not owned by Conoco Canada, its directors and executive officers, its affiliates, such affiliates' directors and executive officers (other than the directors of Gulf Indonesia who are independent of Conoco Canada under Rule 61-501 of the Ontario Securities Commission) or any person acting jointly or in concert with Conoco Canada in connection with the Offer (the "Minimum Tender Condition");

          (2) all sanctions, rulings, exceptions, waivers, permits, orders, consents or approvals of any governmental entity (whether in Canada, the United States, Indonesia or elsewhere) which, in Conoco Canada's reasonable judgment, are necessary in connection with the Offer or the Second-Step Acquisition shall have been obtained on terms and conditions reasonably satisfactory to Conoco Canada;

          (3) (i) no act, action, suit, proceeding, obligation or opposition shall have been threatened or taken before or by any governmental entity or by any other person (in the case of such other person, which has a reasonable likelihood of success), and (ii) no law, regulation, rule, statute, judgment, order, injunction or policy shall have been enacted, promulgated, amended or applied, in either case in the reasonable judgment of Conoco Canada:

             (a) to (A) cease trade, enjoin, prohibit or impose limitations, damages or conditions on (x) the purchase by, or sale to, Conoco Canada of the Shares or any of them or the consummation of the transactions contemplated by the Support Agreement, (y) the right of Conoco Canada to own or exercise full rights of ownership of the Shares or any of them, or (z) the ability of Conoco Canada or Conoco to exercise full ownership rights over or operate the businesses or assets of Gulf Indonesia and its subsidiaries, or (B) compel Conoco Canada or Conoco (or any of their respective affiliates) to dispose of or to hold separate any portion of their business or assets or to dispose or to hold separate any portion of the business or assets of or any of Gulf Indonesia or its subsidiaries;

             (b) which has materially adversely affected or, if the Offer were consummated, could materially adversely affect Gulf Indonesia and its subsidiaries considered as a whole; or

             (c) which challenges or would prevent completion of the Offer or which would have a material adverse effect on the ability of Conoco Canada to complete a Second-Step Acquisition;

          (4) there shall not exist any prohibition at law or legal restraint against Conoco Canada accepting and paying for any Shares tendered in the Offer or completing a Second-Step Acquisition;

          (5) Conoco Canada shall have determined in its reasonable judgment that there does not exist and has not occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed prior to the date of the Support Agreement, generally or to Conoco or Conoco Canada) any material adverse change (as defined under "THE SUPPORT AGREEMENT -- Certain Conditions to the Second-Step Acquisition") to Gulf Indonesia and its subsidiaries considered as a whole;

          (6) all representations and warranties of Gulf Indonesia in the Support Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of the Support Agreement and as of the Expiration Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date) and Gulf Indonesia shall have performed in all material respects all covenants to be performed by it under the Support Agreement;

          (7) there shall not be in force and non-appealable any injunction, order or decree issued by a court or other governmental entity of competent jurisdiction in Canada, the United States or elsewhere restraining or enjoining the consummation of the Offer, a Second-Step Acquisition or any other transaction contemplated by the Support Agreement; and

          (8) the Support Agreement shall not have been terminated.

     Subject to the terms of the Support Agreement, the foregoing conditions are for the sole benefit of Conoco Canada and Conoco and may be asserted by Conoco Canada or Conoco regardless of the circumstances (including any action or inaction by Conoco Canada or Conoco) giving rise to any such conditions or may be waived by Conoco Canada or Conoco in whole or in part at any time and from time to time prior to the Expiration Date (subject, in the case of any waiver, to the requirements of the Exchange Act and Canadian provincial securities legislation); provided that the Minimum Tender Condition may not be waived without the prior consent of Gulf Indonesia. The failure by Conoco Canada or Conoco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Expiration Date.

     Conoco Canada has agreed to extend the Offer from time to time for a period not to exceed 20 days past the initial Expiration Date in the event that any of the conditions set forth under the immediately preceding clauses (2) or (3)(i) have not been satisfied as of the initial Expiration Date; provided Gulf Indonesia is not in breach of the Support Agreement.

6.  CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. Federal income tax consequences of the Offer and the Compulsory Acquisition (as defined under "THE SECOND-STEP ACQUISITION") to holders who are U.S. persons and whose Shares are purchased pursuant to the Offer or the Compulsory Acquisition. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed U.S. Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Gulf Indonesia Common Shares are not capital assets, nor does it address persons who are considered (pursuant to Section 1248 of the Code) as owning 10% or more of the total combined voting power of all classes of stock entitled to vote in Gulf Indonesia at any time during the 5-year period ending on the date of sale pursuant to the Offer or the Compulsory Acquisition, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of restricted Shares received as compensation or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, U.S. expatriates or non-U.S. persons). Furthermore, the discussion does not address any aspect of state, local or foreign taxation or estate and gift taxation. For these purposes, a U.S. person means a beneficial owner of Gulf Indonesia Common Shares that is, for U.S. Federal income tax purposes, (i) an individual citizen or resident alien of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States (Federal or state) or (iii) an estate or trust whose worldwide income is subject to U.S. Federal income taxation.

     The U.S. Federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of U.S. Federal income taxation that might be relevant to shareholders of Gulf Indonesia. Because individual circumstances may differ, each shareholder should consult such shareholder's own tax advisor to determine the applicability of the rules discussed below to such shareholder and the particular tax effects of the Offer, the Compulsory Acquisition or the Statutory Transaction, including the application and effect of state, local and other tax laws.

     The receipt of cash for Gulf Indonesia Common Shares pursuant to the Offer or the Compulsory Acquisition will be a taxable transaction for U.S. Federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for U.S. Federal income tax purposes, a holder of Gulf Indonesia Common Shares that is a U.S. person will recognize gain or loss equal to the difference between the amount of cash received by such holder pursuant to the Offer or the Compulsory Acquisition, as the case may be, and the holder's adjusted tax basis (determined in U.S. dollars) in the Shares sold pursuant to the Offer or acquired pursuant to the Compulsory Acquisition, as the case may be. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or the Compulsory Acquisition. If the Shares exchanged constitute capital assets in the hands of the U.S. person, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum U.S. Federal income tax rate of 20% if the Shares were held for more than one year on the date of sale. Certain limitations may apply on the use of capital losses. Any capital gain or loss recognized by a U.S. person will generally be income from sources within the United States for foreign tax credit purposes.

     If Conoco Canada is unable to effect the Compulsory Acquisition or if Conoco Canada elects not to proceed with the Compulsory Acquisition, then Conoco Canada may propose a Statutory Transaction as described in "THE SECOND-STEP ACQUISITION -- Statutory Transaction and Certain Appraisal Rights". The U.S. Federal income tax consequences resulting therefrom will depend upon the manner in which the transaction is carried out and may be substantially similar to or materially different from the consequences described above. All shareholders who are U.S. persons should consult their own income tax advisors with respect to the income tax consequences to them of having their Shares acquired pursuant to a Statutory Transaction. Except as described below with respect to a Statutory Transaction that is effected by means of an amalgamation, this summary does not describe the tax consequences of any such transaction to a U.S. person.

     A Statutory Transaction may be implemented by means of an amalgamation of Gulf Indonesia with Conoco Canada or an affiliate of Conoco Canada pursuant to which holders who have not tendered their Shares pursuant to the Offer would have their Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation ("Redeemable Shares") which would then be immediately redeemed for cash. In such case, the amalgamation and subsequent redemption will generally be treated, for U.S. Federal income tax purposes, as a single transaction in which the Shares are exchanged for cash, and U.S. persons will generally be taxed in the same manner and at the same rates as if they had sold their Shares for such cash pursuant to the Offer.

     Payments in connection with the Offer or the Compulsory Acquisition may be subject to "backup withholding" at a 30% rate. Backup withholding generally applies if a holder (1) fails to furnish such holder's social security number or other taxpayer identification number, (2) furnishes an incorrect taxpayer identification number, (3) fails to properly include a reportable interest or dividend payment on its U.S. Federal income tax return or (4) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain non-U.S. shareholders if such non-U.S. shareholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult such shareholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     All shareholders who are U.S. persons surrendering Gulf Indonesia Common Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Non-corporate non-U.S. shareholders should complete and sign the main signature form and a statement

(Form W-8BEN), signed under penalties of perjury, attesting to that shareholder's exempt status (such forms can be obtained from the Depositary) in order to avoid backup withholding.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS IN SPECIAL SITUATIONS SUCH AS SHAREHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND SHAREHOLDERS WHO ARE NOT U.S. PERSONS. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, THE COMPULSORY ACQUISITION OR THE STATUTORY TRANSACTION, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

7.  CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Blake, Cassels & Graydon LLP, Canadian counsel to Conoco Canada, the following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") generally applicable to holders who tender their Shares in the Offer or otherwise dispose of their Shares pursuant to transactions described under "THE SECOND-STEP ACQUISITION".

     This summary is based on the current provisions and regulations of the Tax Act and counsel's understanding of the administrative practices and assessing policies of the Canada Customs and Revenue Agency (the "CCRA"). This summary also takes into account all specific proposals to amend the Tax Act and the regulations promulgated thereunder publicly announced prior to the date hereof (the "Proposed Amendments"), although there is no certainty that such Proposed Amendments will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative practices or assessing policies of the CCRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation. In addition, this summary is not applicable to any shareholder that is a "specified financial institution" or a "financial institution" as such terms are defined under the Tax Act. Any such holders should consult their own tax advisors.

     THE SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE OR REPRESENTATIONS TO ANY PARTICULAR GULF INDONESIA SHAREHOLDER. ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF THE INCOME AND OTHER TAX LAWS OF ANY COUNTRY, PROVINCE, STATE OR LOCAL TAX AUTHORITY.

     Residents of Canada. The following portion of the summary is generally applicable only to a shareholder who, at all relevant times, for purposes of the Tax Act, is, or is deemed to be, a resident of Canada, deals at arm's length with Gulf Indonesia and Conoco Canada, is not affiliated with Gulf Indonesia or Conoco Canada, and holds Shares as capital property. Certain shareholders whose Shares might not otherwise qualify as capital property may, in certain circumstances, treat Shares as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

     1. Disposition of Shares Pursuant to the Offer. A shareholder who disposes of Shares pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Shares to the holder.

     For purposes of computing the capital gain (or capital loss) realized upon the disposition of Shares pursuant to the Offer, a shareholder will be considered to have disposed of such Shares to Conoco Canada for proceeds of disposition equal to the aggregate amount of the cash received in respect of such Shares.

     2. Capital Gains and Capital Losses. A shareholder is required to include one-half of the amount of any resulting capital gain (a "taxable capital gain") in income, and is generally entitled to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition, in accordance with the detailed rules of the Tax Act. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such taxation years, to the extent and under the circumstances specified in the Tax Act, including certain transitional rules.

     In general, a capital loss otherwise arising upon the disposition of a Share by a corporation may be reduced by certain dividends previously received or deemed to have been received on such Share or on another share for which such Share was exchanged pursuant to certain tax-deferred rollover provisions. Any such reduction will not occur where the corporate holder owned the Share continuously for 365 days or longer immediately before the disposition and such holder (together with any persons with whom it did not deal at arm's length for purposes of the Tax Act) did not own more than 5% of any class or series of shares in the capital stock of Gulf Indonesia at the time the relevant dividends were received or deemed to have been received. Similar rules may also apply in other circumstances, including where a corporation, trust or partnership is a member of a partnership or a beneficiary of a trust that owns Shares. Holders to whom these rules may be relevant should consult their own advisors.

     Capital gains realized by an individual or trust may give rise to alternative minimum tax under the Tax Act. The Tax Act generally imposes a refundable tax of 6 2/3% on investment income earned by a Canadian-controlled private corporation (other than dividends deductible in computing the corporation's taxable income). For this purpose, investment income includes taxable capital gains.

     3. Termination of Listing. Conoco Canada does not believe, based on its investigations, that as of the date hereof Gulf Indonesia is a public corporation for purposes of the Tax Act. Accordingly, if the Shares cease to be listed on a prescribed stock exchange for purposes of the Tax Act, holders which are trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans or registered education savings plans may experience adverse income tax consequences. Such holders should consult their own tax advisors.

     4. Compulsory Acquisition. As described under the heading "THE SECOND-STEP ACQUISITION -- Compulsory Acquisition and Certain Appraisal Rights", Conoco Canada may, in certain circumstances, acquire Shares pursuant to a compulsory acquisition under the NBCA. The tax consequences to a holder of a disposition of Shares in such circumstances generally will be as described above under "Residents of Canada -- Disposition of Shares Pursuant to the Offer" and "Residents of Canada -- Capital Gains and Capital Losses", but holders whose Shares may be so acquired should consult their own tax advisors in this regard.

     5. Statutory Transaction. If the compulsory acquisition provisions of the NBCA are not utilized, Conoco Canada may propose other means of acquiring the remaining issued and outstanding Shares. The tax treatment of a Statutory Transaction to a shareholder will depend upon the exact manner in which the Statutory Transaction is carried out and may be materially less favorable than the tax treatment that would apply if Shares were tendered to Conoco Canada pursuant to the Offer. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Statutory Transaction.

     A Statutory Transaction could be implemented by means of an amalgamation of Gulf Indonesia with Conoco Canada or an affiliate of Conoco Canada pursuant to which holders who have not tendered their Shares in the Offer would have their Shares exchanged for Redeemable Shares which would then be immediately redeemed for cash. A shareholder of Gulf Indonesia generally would not realize a capital gain or capital loss as a result of such exchange, and the cost of the Redeemable Shares received would generally be the aggregate adjusted cost base of the Shares to the shareholder immediately before the amalgamation.

     Upon the redemption of Redeemable Shares, the holder thereof would generally be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to holders of such Redeemable Shares that are corporations as discussed below) equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for purposes of the Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such Redeemable Shares for purposes of computing any capital gain or capital loss arising on the redemption of such Redeemable Shares.

     Subject to the potential application of subsection 55(2) discussed below, dividends deemed to be received by a corporation as a result of the redemption of the Redeemable Shares will be included in computing its income, but normally will also be deductible in computing its taxable income. Subsection 55(2) of the Tax Act provides that where a corporate shareholder is deemed to receive a dividend under certain circumstances including those described above, all or part of the deemed dividend may be treated as proceeds of disposition of the Redeemable Shares for the purpose of computing the holder's capital gain or capital loss on the redemption of such Redeemable Shares. Accordingly, corporate shareholders should consult their tax advisors for specific advice with respect to the potential application of this provision.

     A shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable to pay the 33 1/3% refundable tax under Part IV of the Tax Act on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the corporation's taxable income.

     In the case of a shareholder who is an individual, dividends deemed to be received as a result of the redemption of the Redeemable Shares will be included in computing the holder's income, and will generally be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation.

     Under the current administrative practice of the CCRA, shareholders who exercise their right of appraisal and dissent in respect of an amalgamation should be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting shareholder therefor, other than interest awarded by the court (if any). Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting shareholders should consult with their own tax advisors in this regard.

     Non-Residents of Canada. The following portion of the summary is generally applicable only to a holder who, at all relevant times, for purposes of the Tax Act is neither resident nor deemed to be resident in Canada, deals at arm's length with Gulf Indonesia and Conoco Canada, is not affiliated with Gulf Indonesia or Conoco Canada, holds Shares as capital property and does not use or hold, and is not deemed to use or hold, Shares in or in the course of carrying on a business in Canada. Special rules which are not discussed in this summary may apply to a non-resident holder that is an insurer for whom Shares are "designated insurance property" under the Tax Act.

     1. Disposition of Shares Pursuant to the Offer. A non-resident holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Shares pursuant to the Offer unless those Shares constitute "taxable Canadian property" to the holder.

     Generally, a Share will not be taxable Canadian property to a non-resident holder at a particular time provided that such share is listed on a prescribed stock exchange (which currently includes the New York Stock Exchange) at that time and at no time during the 60-month period immediately preceding the disposition of such Share did the non-resident holder, persons with whom the non-resident holder did not deal at arm's length for purposes of the Tax Act, or the non-resident holder together with all such persons, own 25% or more of the issued shares of any class or series of shares in the capital stock of Gulf Indonesia. For this purpose, a non-resident holder and a person with whom such non-resident holder does not deal at arm's length will be considered by the CCRA to own any share in respect of which such non-resident holder or person has an interest or option or other acquisition right. A Share may also be deemed to be taxable Canadian property where the holder acquired the Share in certain circumstances.

     In the event that the Shares constitute taxable Canadian property to a particular non-resident holder and a capital gain realized on the disposition of such Shares pursuant to the Offer is not exempt from tax under the Tax Act by virtue of the terms of an income tax treaty or convention between Canada and the country in which the non-resident holder is resident, such non-resident holder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under "Residents of Canada -- Disposition of Shares Pursuant to the Offer" and the tax consequences described above under "Residents of

Canada -- Capital Gains and Capital Losses" will generally apply. Non-resident holders whose Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

     2. Compulsory Acquisition. As described under the heading "THE SECOND-STEP ACQUISITION -- Compulsory Acquisition and Certain Appraisal Rights", Conoco Canada may, in certain circumstances, acquire Shares pursuant to a compulsory acquisition under the NBCA. Where a non-resident holder disposes of Shares that are taxable Canadian property for purposes of the Tax Act, the disposition may give rise to a capital gain. If the Shares are not listed on a prescribed stock exchange at the time of disposition, they will be taxable Canadian property to a non-resident holder. If such capital gain is not exempt from Canadian taxation under the terms of an applicable income tax treaty or convention, the tax consequences as described above under "Residents of Canada -- Disposition of Shares Pursuant to the Offer" and "Residents of Canada -- Capital Gains and Capital Losses" will generally apply. In addition, if the Shares are not listed on a prescribed stock exchange at the time of disposition, the notification and withholding provisions of Section 116 of the Tax Act will apply to the non-resident holder and accordingly Conoco Canada may withhold amounts from the proceeds of disposition payable to the non-resident holder on account of Canadian taxes.

     NON-RESIDENT HOLDERS WHOSE SHARES ARE BEING COMPULSORILY ACQUIRED SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

     3. Statutory Transaction. As described under the heading "THE SECOND-STEP ACQUISITION -- Statutory Transaction and Certain Appraisal Rights", if Conoco Canada does not acquire all the Shares pursuant to the Offer or by means of a compulsory acquisition pursuant to NBCA, it may propose other means to acquire the remaining Shares. The tax treatment of such a transaction to a non-resident holder will depend on the exact manner in which the transaction is carried out and may be substantially the same as or materially different than described above. Depending on the circumstances, a non-resident holder may realize a capital gain or a capital loss and/or a deemed dividend. If the Statutory Transaction is implemented by means of an amalgamation of Gulf Indonesia with Conoco Canada or an affiliate of Conoco Canada as described above under the heading "Residents of Canada -- Statutory Transaction", the treatment of the amalgamation and the calculation of the deemed dividend and the capital gain or loss arising on the redemption of the Redeemable Shares will generally be as described under such heading except that subsection 55(2) of the Tax Act will not apply. Dividends paid or deemed to be paid to a non-resident will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax treaty to which Canada is a party. Under the Canada-United States Income Tax Convention (1980), the rate of Canadian withholding tax is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner thereof and who is a resident of the United States for purposes of that convention. In addition, if the amalgamated corporation is not a public corporation, within the meaning of the Tax Act, the Redeemable Shares will be taxable Canadian property within the meaning of the Tax Act to a non-resident holder and the notification and withholding provisions of Section 116 of the Tax Act will also apply to the non-resident holder.

     NON-RESIDENT HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE POTENTIAL INCOME TAX CONSEQUENCES TO THEM OF HAVING THEIR SHARES ACQUIRED PURSUANT TO SUCH A TRANSACTION.

8.  PRICE RANGE OF GULF INDONESIA COMMON SHARES; DIVIDENDS

     The Gulf Indonesia Common Shares are listed and principally traded on the New York Stock Exchange under the symbol "GRL". The following table sets forth, for the periods indicated, the high and low sales prices and the aggregate volume of trading for the Shares on the New York Stock Exchange based upon public sources:

                                                                        NYSE
                                                            -----------------------------
                                                              HIGH       LOW      VOLUME
                                                            --------   --------   -------
                                                            (U.S. $)   (U.S. $)   (000'S)
CALENDAR YEAR QUARTERS
2000:
First Quarter.............................................    9.63       6.88       4932
Second Quarter............................................    9.44       6.50       7231
Third Quarter.............................................   12.88       7.38      10104
Fourth Quarter............................................   12.50       8.13       5276
2001:
First Quarter.............................................   10.49       8.30       5805
Second Quarter............................................   12.00       7.45      10165
Third Quarter.............................................   11.90       8.40       3161
Fourth Quarter............................................    9.10       7.85       2637
2002:
First Quarter.............................................   10.48       8.45       2617
Second Quarter through June 11, 2002......................   13.50      10.43      15241
LAST TWELVE MONTHS:
2001:
June......................................................   12.00      10.00       1742
July......................................................   11.79      10.21       1088
August....................................................   11.90      10.16       1127
September.................................................   11.20       8.40        946
October...................................................    8.94       7.85        923
November..................................................    9.10       8.00        408
December..................................................    9.00       7.90       1306
2002:
January...................................................    9.41       8.60        727
February..................................................    9.30       8.45        433
March.....................................................   10.48       8.65       1457
April.....................................................   11.03      10.43        817
May.......................................................   13.50      10.65      12007
June through June 11, 2002................................   13.20      13.15       2416

     On May 24, 2002, the last trading day prior to the first public announcement of the Offer, the closing price of a Gulf Indonesia Common Share on the New York Stock Exchange was $10.75. On June 11, 2002, the last trading day prior to commencement of the Offer, the closing price of a Gulf Indonesia Common Share on the New York Stock Exchange was $13.16. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES WHEN CONSIDERING THEIR DECISION TO TENDER THEIR SHARES.

     Gulf Indonesia has not declared or paid dividends on its Shares in the past two years. The Support Agreement prohibits the declaration of a dividend by Gulf Indonesia.

9.  CERTAIN INFORMATION CONCERNING GULF INDONESIA

     General. Gulf Indonesia is a New Brunswick, Canada corporation with its principal corporate offices located at 21st fl., Wisma 46, Kota BNI, Jalan Jenderal Sudirman Kavling 1, Jakarta 10220, Indonesia (telephone number (6221) 574-2120).

     Gulf Indonesia is an oil and natural gas company engaged in the exploration, development and production of crude oil and natural gas. All of Gulf Indonesia's oil and gas producing properties are located in Indonesia. It currently produces crude oil and natural gas from established fields onshore on the island of Sumatra and from established fields offshore in the West Natuna Sea. As of December 31, 2001, Gulf Indonesia had gross and net proved reserves of 323 million barrels of oil equivalent ("MMBOE") and 244 MMBOE, respectively, of which approximately 90% were natural gas. Its principal products are crude oil and natural gas.

     Currently, Gulf Indonesia sells all of its oil production in two markets. Approximately 79% of its oil production is sold to Pertamina, the Indonesian state owned oil and gas company, at the Indonesian crude price, which is the price set monthly by Pertamina based on spot prices of internationally traded Indonesian crude oils, adjusted for quality. Approximately 21% of oil production is sold under a marketing agreement with BP Oil International Limited.

     As of December 31, 2001, Gulf Indonesia had approximately 1,557 permanent employees, approximately 570 of whom were located at its offices in Jakarta, Indonesia, and the remainder of whom were located at field offices. In addition to its permanent employees, Gulf Indonesia also engaged over 1,350 daily contract laborers as of such date.

     The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years, of each of the directors and executive officers of Gulf Indonesia are set forth in Schedule A to this Offer to Purchase.

     The authorized capital of Gulf Indonesia consists of an unlimited number of Gulf Indonesia Common Shares and an unlimited number of preferred shares without par value. Gulf Indonesia has advised Conoco Canada that as of June 4, 2002, there were 90,038,542 Gulf Indonesia Common Shares outstanding on a fully diluted basis and no preferred shares outstanding.

     Available Information. Gulf Indonesia is subject to the information and reporting requirements of the Exchange Act and Canadian provincial securities legislation and in accordance therewith is obligated to furnish reports and other information to the SEC and certain Canadian securities commissions relating to its business, financial condition and other matters. Information, as of particular dates, concerning Gulf Indonesia's directors and officers, their remuneration, stock options granted to them, any material interests of such persons in transactions with Gulf Indonesia and other matters is required to be disclosed in reports distributed to Gulf Indonesia's shareholders and furnished to the SEC and certain Canadian securities commissions. Such reports, and other information, should be available for inspection in Canada at http://www.sedar.com and in the United States at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Judiciary Plaza Washington, D.C. 20599 and certain documents can be obtained electronically on the SEC's website at http://www.sec.gov. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20599.

     Conoco Canada has no information that indicates any material change in the affairs of Gulf Indonesia since March 31, 2002 to the date of this Offer to Purchase, other than the making of the Offer and such other material changes as have been publicly disclosed by Gulf Indonesia. Neither Conoco nor Conoco Canada has any knowledge of any other matter that has not previously been generally disclosed, but which would reasonably be expected to affect the decision of shareholders of Gulf Indonesia to accept or reject the Offer.

  Financial Information.

     SUMMARY SELECTED FINANCIAL DATA

     The following table sets forth summary historical consolidated financial data for Gulf Indonesia as of and for the three months ended March 31, 2002 and March 31, 2001 and as of and for each of the years ended December 31, 2001 and December 31, 2000.

     The data set forth below is extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information of Gulf Indonesia contained in Gulf Indonesia's Annual Report on Forms 40-F for the years ended December 31, 2001 and December 31, 2000 and the unaudited consolidated interim financial information of Gulf Indonesia contained in Gulf Indonesia's Report to Shareholders on Form 6-K for the three months ended March 31, 2002 and March 31, 2001. These reports are incorporated by reference in this Offer to Purchase.

     More comprehensive financial information is included in such annual and quarterly reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by Gulf Indonesia with the SEC and Canadian securities commissions, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Gulf Indonesia's Annual Report on Forms 40-F for the years ended December 31, 2001 and December 31, 2000 have been filed as Exhibits (a)(1)(K) and (a)(1)(L), respectively, to Conoco's and Conoco Canada's Tender Offer Statement on Schedule TO filed with the SEC on the date of this Offer to Purchase. Copies of Gulf Indonesia's Report to Shareholders on Form 6-K for the three months ended March 31, 2002 and March 31, 2001 have previously been filed electronically with the SEC. These reports may be examined at, and copies may be obtained from, the SEC or electronically in the manner set forth above.

                                                              MILLIONS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS
                                                              --------------------------------------------------
                                                                   THREE MONTHS
                                                                      ENDED                    YEARS ENDED
                                                                    MARCH 31,                  DECEMBER 31,
                                                              ----------------------      ----------------------
                                                                2002          2001          2001          2000
                                                              --------      --------      --------      --------
Income Statement Data:
     Net oil and gas revenues...............................   $  52         $  64         $ 254         $ 345
     Other revenues.........................................       0             1             4             4
     Total costs and expenses applicable to net revenues....      42            56           226           265
     Net income.............................................      10             9            32            84
Balance Sheet Data:
     Current assets.........................................     179           274           170           298
     Noncurrent assets......................................     783           762           778           762
     Current liabilities....................................      79            87            81           112
     Noncurrent liabilities.................................     261           360           255           368
     Total shareholders' equity.............................     622           589           612           580
Weighted average number of shares outstanding (in millions):
          Basic.............................................    87.9          87.9          87.9          87.9
          Diluted...........................................    87.9          87.9          87.9          87.9

                                                                THREE MONTHS
                                                                   ENDED              YEARS ENDED
                                                                 MARCH 31,            DECEMBER 31,
                                                              ----------------      ----------------
                                                              2002       2001       2001       2000
                                                              -----      -----      -----      -----
Gulf Indonesia financial data, per common share
     Net income -- basic....................................  $0.11      $0.10      $0.36      $0.96
     Net income -- diluted..................................   0.11       0.10       0.36       0.96
     Book value at end of period............................   7.08       6.70       6.96       6.60

     The above Summary Selected Financial Data has been prepared in accordance with generally accepted accounting principles in effect in Canada as of their respective dates. No changes in such data would result in the event that Gulf Indonesia prepared such data in accordance with generally accepted accounting principles in effect in the United States as of their respective dates.

10.  CERTAIN INFORMATION CONCERNING CONOCO AND CONOCO CANADA

     General. Conoco Canada is a Nova Scotia corporation and a wholly owned subsidiary of Conoco. Conoco Canada's principal executive offices are located at 1600, 401-9th Avenue S.W., Calgary, Alberta T2P 3C5. All of Conoco Canada's shares are owned, indirectly, by Conoco. Conoco Canada's principal business is the exploration for and the development and production of oil and gas.

     Conoco is a Delaware corporation. Conoco's principal executive offices are located at 600 North Dairy Ashford Road, Houston, Texas 77079. Conoco is a major, integrated, global energy company. Conoco has three operating segments: upstream, downstream and emerging businesses. Upstream operating segment activities include exploring for, developing, producing and selling crude oil, natural gas and natural gas liquids; and the Syncrude mining operations. Downstream operating segment activities include refining crude oil and other feedstocks into petroleum products; buying and selling crude oil and refined products; and transporting, distributing and marketing petroleum products. Emerging businesses operating segment activities include the development of new businesses beyond Conoco's traditional operations. Emerging businesses is currently involved in carbon fibers; natural gas refining including gas-to-liquids; and international power. Conoco operates in over 40 countries worldwide.

     On November 18, 2001, Conoco entered into an Agreement and Plan of Merger with Phillips Petroleum Company. Upon the closing of the merger, the new company, which will be named ConocoPhillips, will be the third-largest integrated U.S. energy company based on market capitalization and oil and gas reserves and production. Worldwide, it will be the sixth-largest energy company based on hydrocarbon reserves and the fifth-largest global refiner. The merger is expected to close in the second half of 2002.

     Conoco and Conoco Canada have made no arrangements in connection with the Offer to provide holders of Gulf Indonesia Common Shares access to their corporate files or to obtain counsel at their expense.

     The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years of each of the directors and executive officers of Conoco and Conoco Canada are set forth in Schedule A to this Offer to Purchase.

     Available Information. Conoco is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to furnish reports and other information to the SEC. Certain information concerning Conoco is set forth in its Annual Report on Form 10-K for the year ended December 31, 2001, and in its Form 10-Q for the quarter ended March 31, 2002, which may be obtained from the SEC. Such reports, and other information, should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, Judiciary Plaza, N.W., Washington, D.C. 20599 and can be obtained electronically on the SEC's website at http://www.sec.gov. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20599.

11.  APPRAISAL AND DISSENT RIGHTS; RULE 13E-3

     Appraisal and Dissent Rights. Holders of Gulf Indonesia Common Shares are not entitled to appraisal or dissent rights as part of the Offer. However, Gulf Indonesia shareholders who do not tender in the Offer will have appraisal and dissent rights in connection with the Second-Step Acquisition provided that such transaction takes place and provided further that such shareholders validly perfect such rights. See "THE SECOND-STEP ACQUISITION".

     Rule 13e-3. Because Conoco Canada and Conoco are affiliates of Gulf Indonesia, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain information concerning Gulf Indonesia and certain information relating to the fairness of the Offer and the consideration offered to public shareholders be filed with the SEC. Conoco Canada and Conoco have provided such information in this Offer to Purchase.

12.  SOURCE AND AMOUNT OF FUNDS; FEES AND EXPENSES

     Conoco Canada estimates that the total amount of funds required to purchase all the outstanding Gulf Indonesia Common Shares (other than those Conoco Canada already owns) and all options of Gulf Indonesia having an exercise price of less than $13.25 pursuant to the Offer and to pay related fees and expenses will be approximately $353,880,350. Conoco Canada will obtain these funds from Conoco which currently intends to obtain these funds from commercial paper facilities and internally generated funds of Conoco and its subsidiaries. In the event that these financing plans are unsuccessful, Conoco will utilize other debt financing. The Offer is not subject to any financing contingency.

     The estimated fees and expenses to be incurred by Conoco Canada in connection with the Offer are as follows:

Financial Advisors' Fees....................................   $  500,000
Legal, Accounting and Other Professional Fees...............    2,000,000
Printing, Tender Solicitation and Mailing Costs.............      200,000
Filing Fees.................................................       32,168
Miscellaneous...............................................      100,000
                                                               ----------
Total.......................................................    2,832,168
                                                               ==========

     The estimated fees and expenses to be incurred by Gulf Indonesia in connection with the Offer are as follows:

Financial Advisors' Fees....................................  $1,400,000
Legal, Accounting and Other Professional Fees...............   1,250,000
Printing, Tender Solicitation and Mailing Costs.............     100,000
Filing Fees.................................................       5,000
Miscellaneous...............................................      25,000
                                                              ----------
Total.......................................................   2,780,000
                                                              ==========

     Conoco has retained JPMorgan and Merrill Lynch as financial advisors in connection with the Offer. Conoco has agreed to reimburse JPMorgan's and Merrill Lynch's reasonable out-of-pocket expenses, including the fees and expenses of their counsel, in connection with the financial services they provide in connection with the Offer and any Second-Step Acquisition and to indemnify each of JPMorgan and Merrill Lynch against certain liabilities, including certain liabilities under U.S. securities laws and Canadian provincial securities laws. In addition, Merrill Lynch will be paid a fee of $500,000 upon consummation of the Second-Step Acquisition.

     Conoco Canada will also pay all the costs incurred by Gulf Indonesia in obtaining the Valuation and Fairness Opinion.

     Conoco has retained JP Morgan and Merrill Lynch to act as the Dealer Managers in connection with the Offer. The Dealer Managers may contact shareholders by mail, telephone, telex, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Gulf Indonesia Common Shares. Conoco will reimburse the Dealer Managers for their out-of-pocket expenses, including the fees and expenses of their counsel. In addition, Conoco will indemnify the Dealer Managers against certain liabilities and expenses in connection with the Offer.

     Conoco has retained The Bank of New York to act as the Depositary in connection with the Offer. Conoco will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection with the Offer.

     Conoco has retained Innisfree M&A Incorporated to act as Information Agent. The Information Agent may contact shareholders by mail, telephone, telex, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Gulf Indonesia Common Shares. Conoco will pay the Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer.

     No broker, dealer, commercial bank or trust company shall be deemed to be the agent of Conoco, Conoco Canada or the Depositary for the purposes of the Offer.

13.  CERTAIN LEGAL MATTERS

     Neither Conoco nor Conoco Canada are aware of any licenses or other regulatory permits which appear to be material to the business of Gulf Indonesia and which might be adversely affected by the acquisition of Gulf Indonesia Common Shares by Conoco Canada pursuant to the Offer or the Second-Step Acquisition or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Gulf Indonesia Common Shares by Conoco Canada pursuant to the Offer or the Second-Step Acquisition. Should any such approval or other action be required, the Support Agreement provides that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if required, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the business of Gulf Indonesia, Conoco or Conoco Canada, which results in a failure of a condition to Conoco Canada closing the Offer or the Second-Step Acquisition. See "-- Certain Conditions to the Offer" and "THE SUPPORT AGREEMENT -- Certain Conditions to the Second-Step Acquisition".

14.  CERTAIN EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES

     Market for Gulf Indonesia Common Shares. Conoco Canada's acquisition of Gulf Indonesia Common Shares pursuant to the Offer will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Trading. Gulf Indonesia Common Shares are traded on the New York Stock Exchange. Following the consummation of the Second-Step Acquisition, the Shares will no longer be quoted on the New York Stock Exchange. Even if the Second Step Acquisition does not occur, the consummation of the Offer will reduce the number of Shares and, depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the New York Stock Exchange and may be delisted from that exchange. According to the New York Stock Exchange's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 600,000, the number of holders of round lots of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $15,000,000. Gulf Indonesia Common Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares (including Conoco Canada) are not considered as being publicly held for this purpose.

     If the Gulf Indonesia Common Shares were to cease to be traded on the New York Stock Exchange as a result of the Offer, the market for the Shares could be adversely affected. The extent of the public market for the Shares and the availability of such trading would depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms and other factors. In addition, to the extent such Shares are delisted from the New York Stock Exchange, certain adverse tax consequences may result to shareholders. See "-- Certain Canadian Federal Income Tax Considerations".

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Gulf Indonesia to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would reduce the information required to be furnished by Gulf Indonesia to holders of Shares and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Shares. In addition, "affiliates" of Gulf Indonesia and persons holding "restricted securities" of Gulf Indonesia may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Conoco Canada intends to seek to cause Gulf Indonesia to terminate the registration of the Shares under the Exchange Act as soon as practicable after the consummation of the Second-Step Acquisition.

     Margin Securities. The Shares are currently "margin securities" as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

15.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Gulf Indonesia Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Conoco Canada may, however, in Conoco Canada's sole discretion, take such action as Conoco Canada may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Gulf Indonesia Common Shares in such jurisdiction.

     Neither Conoco Canada nor Conoco is aware of any jurisdiction in which the making of the Offer or the acceptance of shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     Conoco Canada and Conoco have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such statement includes within it the information required by the SEC's statement on Schedule 13E-3 relating to "going private" transactions (and the portion of the Tender Offer Statement relating to such Schedule 13E-3 has been filed by Gulf Indonesia, Conoco Canada and Conoco). In addition, Gulf Indonesia has filed a Solicitation/ Recommendation Statement on Schedule 14D-9 setting forth its recommendation with respect to the Offer and the reasons therefore, and may file amendments thereto. Such schedules and any amendments thereto, including exhibits, may be examined at, and copies may be obtained from, the SEC or electronically in the manner set forth under "-- Certain Information Concerning Conoco and Conoco Canada" and "-- Certain Information Concerning Gulf Indonesia".

     No person has been authorized to give any information or make any representation on behalf of Gulf Indonesia, Conoco Canada or Conoco not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                          THE SECOND-STEP ACQUISITION

     The following is a summary of alternative statutory mechanisms under New Brunswick, Canada law that Conoco Canada may employ to effect the Second-Step Acquisition. The following also sets forth a discussion of the appraisal and dissent rights available to Gulf Indonesia shareholders in any such Second-Step Acquisition. A copy of the relevant portion of the applicable appraisal and dissent right statutes have been filed as Exhibit (f) to Conoco's and Conoco Canada's Tender Offer Statement on Schedule TO filed with the SEC on the date of this Offer to Purchase.

GENERAL

     The Support Agreement provides that if the Offer is consummated and the Minimum Tender Condition is satisfied, Conoco Canada shall use its best efforts to engage in a Second-Step Acquisition if all conditions to Conoco Canada's obligations to effect the Second-Step Acquisition are satisfied or waived. See "THE SUPPORT AGREEMENT -- Certain Conditions to the Second-Step Acquisition". The Second-Step Acquisition would be consummated either through a compulsory acquisition or a statutory transaction under New Brunswick law, as described below.

COMPULSORY ACQUISITION AND CERTAIN APPRAISAL RIGHTS

     If, within 120 days after the date of the Offer, the Offer is accepted by holders of not less than 90% of the Shares, other than the Shares held at the date of the Offer to Purchase by or on behalf of Conoco Canada and its affiliates or associates, Conoco Canada will acquire the Shares not tendered in the Offer on the same terms as the Shares acquired pursuant to the Offer pursuant to an acquisition utilizing the provisions of Section 133 of the NBCA (the "Compulsory Acquisition") if all conditions to effecting such Compulsory Acquisition have been satisfied or waived. No vote of shareholders of Gulf Indonesia is required to complete the Compulsory Acquisition. See "THE SUPPORT AGREEMENT -- Certain Conditions to the Second-Step Acquisition".

     To exercise such statutory right, Conoco Canada must give notice (the "Offeror's Notice") to each holder of Shares who did not accept the Offer (including a subsequent holder of any such Shares who acquires any such Shares from the first mentioned holder) (in each case, an "Offeree") and to the Director under the NBCA of such proposed acquisition on or before the earlier of 60 days after the Expiration Date and 180 days after the date of the Offer. Within 20 days after giving the Offeror's Notice, Conoco Canada must pay or transfer to Gulf Indonesia the consideration Conoco Canada would have had to pay or transfer to the Offerees if they had elected to accept the Offer, to be held in trust for the Offerees. In accordance with Section 133 of the NBCA, within 20 days after receipt of the Offeror's Notice, each Offeree must send the certificates representing the Shares held by such Offeree to Gulf Indonesia and will be entitled to elect either to (1) transfer such Shares to Conoco Canada on the terms of the Offer or (2) demand payment of the fair value of such Shares held by such holder by so notifying Conoco Canada. An Offeree who does not within 20 days after the Offeree receives the Offeror's Notice notify Conoco Canada that the Offeree is electing to demand payment of the fair value of his Shares is deemed to have elected to transfer his Shares to Conoco Canada on the same terms that Conoco Canada acquired Shares from shareholders who accepted the Offer. If an Offeree has elected to demand payment of the fair value of such Shares, Conoco Canada may apply to a court having jurisdiction to hear an application to fix the fair value of such Shares of that Offeree. If Conoco Canada fails to apply to such court within 20 days after it made the payment or transferred the consideration to Gulf Indonesia referred to above, the Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. Any judicial determination of the fair value of the Shares could be more or less than the amount paid per share pursuant to the Offer. In order to perfect its right to have a court fix the fair value of its Shares, the Offeree must follow the preceding steps in their entirety.

     In the event Conoco Canada does not exercise its statutory right, if available, to complete the Compulsory Acquisition, an Offeree may, within 30 days after the last day on which the Offeror's Notice could be sent, require Conoco Canada to acquire such Offeree's Shares, in accordance with the foregoing procedures, as appropriately modified.

     THE FOREGOING IS A SUMMARY ONLY OF THE RIGHT OF COMPULSORY ACQUISITION WHICH MAY BECOME AVAILABLE TO CONOCO CANADA AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 133 OF THE NBCA. SECTION 133 OF THE NBCA IS COMPLEX AND MAY REQUIRE STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH AN OFFEREE'S RIGHTS MAY BE LOST OR ALTERED. SHAREHOLDERS WHO WISH TO BE BETTER INFORMED ABOUT THESE PROVISIONS SHOULD CONSULT THEIR LEGAL ADVISORS.

     See "THE OFFER -- Certain U.S. Federal Income Tax Considerations" and "THE OFFER -- Certain Canadian Federal Income Tax Considerations" for a discussion of certain of the tax consequences to shareholders in the event of a Compulsory Acquisition.

STATUTORY TRANSACTION AND CERTAIN APPRAISAL RIGHTS

     If Conoco Canada consummates the Offer and the right of Compulsory Acquisition described above is not available or Conoco Canada elects not to pursue such right, a special meeting of shareholders of Gulf Indonesia will be called to consider an amalgamation, a statutory arrangement, a share consolidation or other transaction involving Gulf Indonesia and either Conoco Canada or an affiliate of Conoco Canada for the purpose of enabling Conoco Canada to acquire all of the Shares not tendered in the Offer (a "Statutory Transaction") if the conditions to effecting such Statutory Transaction have been satisfied or waived. See "THE SUPPORT AGREEMENT -- Certain Conditions to the Second-Step Acquisition". The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of Shares acquired pursuant to the Offer. In the event of a Statutory Transaction, shareholders of Gulf Indonesia, other than Conoco Canada and its affiliates, will receive cash or preferred shares (which will be immediately redeemable for cash) at the same cash price as the price offered under the Offer.

     Any such Statutory Transaction will also result in shareholders of Gulf Indonesia having the right to dissent in respect thereof and demand payment of the fair value of their Shares. The exercise of such right of dissent, if certain procedures are complied with by the shareholder, could lead to a judicial determination of fair value required to be paid to such dissenting shareholder for its Shares. The fair value so determined could be more or less than, or equal to, the amount paid per Share pursuant to the Offer.

     Each type of Statutory Transaction described above would constitute a "going private transaction" within the meaning of Rule 61-501 of the Ontario Securities Commission ("Rule 61-501"). In certain circumstances, the provisions of Rule 61-501 may also deem certain types of Statutory Transactions to be "related party transactions". However, if the Statutory Transaction is a "going private transaction" carried out in accordance with Rule 61-501 or an exemption therefrom, the "related party transaction" provisions of Rule 61-501 do not apply to such transaction. Conoco Canada intends to carry out any such going private transaction in accordance with Rule 61-501 or exemptions therefrom such that the related party transaction provisions of Rule 61-501 will not apply to the going private transaction.

     Rule 61-501 provides that, unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the Shares (and, subject to certain exemptions, any non-cash consideration being offered therefor) and to provide to the holders of the Shares a summary of such valuation. In connection therewith, Conoco Canada intends to rely on an exemption available pursuant to Rule 61-501 exempting Gulf Indonesia or Conoco Canada or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with a Statutory Transaction.

     The provisions of the NBCA require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Shares at a meeting duly called and held for the purpose of approving a Statutory Transaction. Rule 61-501 would in effect also require that, in addition to the foregoing shareholder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cast by "minority" holders of the Shares must be obtained unless an exemption is available or discretionary relief is granted by the Ontario Securities Commission.

     In relation to any Statutory Transaction, the "minority" holders will be all shareholders of Gulf Indonesia other than Conoco Canada, Conoco Canada's directors and executive officers, Conoco Canada's affiliates or such affiliates' directors or executive officers (other than directors of Gulf Indonesia who are independent of

Conoco Canada under Rule 61-501 of the Ontario Securities Commission) or any person or company acting jointly or in concert with Conoco Canada in connection with the Offer. Rule 61-501 also provides that Conoco Canada may treat Shares acquired pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favor of a Statutory Transaction that is a going private transaction if the consideration for each security in the Statutory Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer. If the Minimum Tender Condition is satisfied, approval of a Second-Step Acquisition is assured.

     In addition, under Rule 61-501, if, following the Offer, Conoco Canada and its affiliates are the registered holders of 90% or more of the Shares at the time the Statutory Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority shareholders.

     See "THE OFFER -- Certain U.S. Federal Income Tax Considerations" and "THE OFFER -- Certain Canadian Federal Income Tax Considerations" for a discussion of certain of the tax consequences to shareholders in the event of a Statutory Transaction.

     Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Statutory Transaction if and when proposed.

OTHER ALTERNATIVES

     If Conoco Canada proposes a Second-Step Acquisition but cannot promptly obtain any required approval or exemption, or otherwise does not complete a Second-Step Acquisition, Conoco Canada will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Gulf Indonesia Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Gulf Indonesia or taking no further action to acquire additional Gulf Indonesia Common Shares. Any additional purchase of Gulf Indonesia Common Shares could be at prices greater than, equal to or less than the value of the consideration to be paid for the Gulf Indonesia Common Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, Conoco Canada may sell or otherwise dispose of any or all Gulf Indonesia Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Conoco Canada, which may vary from the value of the consideration paid for Gulf Indonesia Common Shares under the Offer.

JUDICIAL DEVELOPMENTS

     Prior to the adoption of Rule 61-501, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions involving going private transactions. Conoco Canada has been advised that, based upon more recent legislative enactments, "going private transactions" may proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders.

                             THE SUPPORT AGREEMENT

     The following is a summary of material provisions of the Support Agreement, which has been filed as Exhibit (d) to Conoco's and Conoco Canada's Tender Offer Statement on Schedule TO filed with the SEC on the date of this Offer to Purchase. Such summary is not a complete description and is qualified in its entirety by reference to the Support Agreement. Capitalized terms not otherwise defined in the following summary shall have the meanings set forth in the Support Agreement. We urge you to read carefully the Support Agreement.

     The Offer. The Support Agreement provides that, following the satisfaction or waiver of the conditions to the Offer, Conoco Canada shall accept for payment and pay for, in accordance with the terms of the Offer and the Support Agreement, all Gulf Indonesia Common Shares which have been validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. The obligations of Conoco

Canada to accept for payment and to pay for any Gulf Indonesia Common Shares tendered pursuant to the Offer is subject to the conditions specified in "THE OFFER -- Certain Conditions to the Offer".

     The Second-Step Acquisition. The Support Agreement provides that if the Minimum Tender Condition has been satisfied and the other conditions to the Second-Step Acquisition have been satisfied or waived, Conoco Canada will use its best efforts to, as soon as practicable after completion of the Offer, complete the Second-Step Acquisition, pursuant to which Conoco Canada will acquire all outstanding Gulf Indonesia Common Shares not tendered in the Offer or otherwise owned by Conoco Canada or its affiliates at a price in cash equal to the Offer Price.

     Gulf Indonesia has agreed that if Conoco Canada is required under the Support Agreement to use its best efforts to effect a Second-Step Acquisition, Gulf Indonesia will use its best efforts to assist Conoco Canada in connection therewith, including (1) taking all action necessary in accordance with the securities laws, other applicable laws, Gulf Indonesia's constating documents, the requirements of the New York Stock Exchange or the requirements of any governmental entity to duly call, give notice of, convene and hold a meeting of shareholders of Gulf Indonesia as promptly as practicable to consider and vote upon the Second-Step Acquisition, if necessary, and (2) filing with the applicable securities commissions and mailing to shareholders of Gulf Indonesia a management proxy circular, or if requested by Conoco Canada, an information statement relating to the meeting of shareholders.

     Certain Conditions to the Second-Step Acquisition. The Support Agreement provides that the obligation of Conoco Canada to commence and complete the Second-Step Acquisition is subject to the satisfaction (or waiver by Conoco Canada), immediately prior to the time the Second-Step Acquisition is commenced and immediately prior to the time the Second-Step Acquisition is completed, of each of the following conditions:

          (1) all sanctions, rulings, exceptions, waivers, permits, orders, consents or approvals of any governmental entity (whether in Canada, the United States, Indonesia or elsewhere) which, in Conoco Canada's reasonable judgment, are necessary in connection with the Second-Step Acquisition shall have been obtained on terms and conditions reasonably satisfactory to Conoco Canada;

          (2) (i) no act, action, suit, proceeding, obligation or opposition shall have been threatened or taken before or by any governmental entity or by any other person (in the case of such other person, which has a reasonable likelihood of success), and (ii) no law, regulation, rule, statute, judgment, order, injunction or policy shall have been enacted, promulgated, amended or applied, in either case in the reasonable judgment of Conoco Canada:

             (a) to (A) cease trade, enjoin, prohibit or impose limitations, damages or conditions on (x) the purchase by, or sale to, Conoco Canada of the Shares or any of them or the consummation of the transactions contemplated by the Support Agreement, (y) the right of Conoco Canada to own or exercise full rights of ownership of the Shares or any of them, or (z) the ability of Conoco Canada or Conoco to exercise full ownership rights over or operate the businesses or assets of Gulf Indonesia and its subsidiaries, or (B) compel Conoco Canada or Conoco (or any of their respective affiliates) to dispose of or to hold separate any portion of their business or assets or to dispose or to hold separate any portion of the business or assets of or any of Gulf Indonesia or its subsidiaries;

             (b) which has materially adversely affected or, if the Second-Step Acquisition were consummated, could materially adversely affect Gulf Indonesia and its subsidiaries considered as a whole; or

             (c) which challenges or would prevent completion of the Second-Step Acquisition or which would have a material adverse effect on the ability of Conoco Canada to complete a Second-Step Acquisition;

          (3) there shall not exist any prohibition at law or legal restraint against Conoco Canada making or completing a Second-Step Acquisition;

          (4) Conoco Canada shall have determined in its reasonable judgment that there does not exist and has not occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed prior to the date of the Support Agreement, generally or to Conoco or Conoco Canada) any material adverse change to Gulf Indonesia and its subsidiaries considered as a whole;

          (5) all representations and warranties of Gulf Indonesia in the Support Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of the Support Agreement and as of the effective date of the Second-Step Acquisition as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date) and Gulf Indonesia shall have performed in all material respects all covenants to be performed by it under the Support Agreement;

          (6) there shall not be in force and non-appealable any injunction, order or decree issued by a court or other governmental entity of competent jurisdiction in Canada, the United States or elsewhere restraining or enjoining the consummation of the Second-Step Acquisition or any other transaction contemplated by the Support Agreement;

          (7) the Support Agreement shall not have been terminated; and

          (8) the Minimum Tender Condition shall have been satisfied.

     Subject to the terms of the Support Agreement, the foregoing conditions are for the sole benefit of Conoco Canada and Conoco and may be asserted by Conoco Canada or Conoco regardless of the circumstances (including any action or inaction by Conoco Canada or Conoco) giving rise to any such conditions or may be waived by Conoco Canada or Conoco in whole or in part at any time and from time to time prior to the effective time of the Second-Step Acquisition (subject, in the case of any waiver, to the requirements of the Exchange Act and Canadian provincial securities legislation). The failure by Conoco Canada or Conoco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the effective time of the Second-Step Acquisition.

     For purposes of the Support Agreement the terms "material adverse change" and "material adverse effect" mean, when used in connection with a person, any change, effect, event, occurrence or state of facts (or any effect, development, occurrence or state of facts involving a prospective change) that is, or could reasonably be expected to be, material and adverse to the business, assets, rights, liabilities, capitalization, operations, prospects or financial condition of that person and its subsidiaries taken as a whole, other than any change, effect, event, occurrence or state of facts (or any effect, development, occurrence or state of fact involving a prospective change); (i) resulting from changes affecting the worldwide oil and gas industry, including without limitation changes in crude oil, natural gas, gas liquids or other commodity prices on a current or forward basis; (ii) resulting from changes in general economic, political, civil, financial, banking, regulatory, currency exchange, securities market or commodity market conditions in Canada or the United States;
(iii) which prior to the date of the Support Agreement has been publicly disclosed by Gulf Indonesia or otherwise disclosed in writing by Gulf Indonesia to Conoco or Conoco Canada; (iv) resulting from the negotiation, announcement, execution, delivery, consummation or anticipation of the transactions contemplated by, or compliance with, the Support Agreement; or (v) resulting from any change in law of any Canadian or U.S. governmental entity.

     Termination.  The Support Agreement may be terminated:

          (1) by Conoco, Conoco Canada or Gulf Indonesia (in the case of Gulf Indonesia, as determined by the Independent Committee) if there shall be in force and non-appealable any injunction, order or decree issued by a court or other governmental entity of competent jurisdiction in Canada, the United States or elsewhere restraining or enjoining the consummation of the Offer, the Second-Step Acquisition or any other transaction contemplated by the Support Agreement; provided that the party so terminating is not then in material breach of the Support Agreement (or in the case of Conoco or Conoco Canada, neither is so in breach);

          (2) by Conoco or Conoco Canada if the conditions to Conoco Canada consummating the Offer have not been satisfied (or waived by Conoco or Conoco Canada) by the date specified in the condition or the Expiration Date, as applicable; provided that neither Conoco nor Conoco Canada is then in material breach of the Support Agreement;

          (3) by Conoco or Conoco Canada if the conditions to Conoco Canada consummating the Second-Step Acquisition have not been satisfied (or waived by Conoco or Conoco Canada) both immediately prior to the time the Second-Step Acquisition is commenced and immediately prior to the time the Second-Step Acquisition is completed; provided that neither Conoco nor Conoco Canada is then in material breach of the Support Agreement;

          (4) by the mutual agreement of Conoco, Conoco Canada and Gulf Indonesia (as determined by the Independent Committee);

          (5) by Conoco and Conoco Canada if the Board of Directors of Gulf Indonesia or the Independent Committee shall have (i) withdrawn or modified, or proposed to withdraw or modify in a manner adverse to Conoco or Conoco Canada, the approval or recommendation of the Board of Directors of Gulf Indonesia or the Independent Committee of the Support Agreement or the Offer or (ii) approved or recommended, or proposed publicly to approve or recommend, any proposal by any person to acquire, directly or indirectly, more than 10% of the Shares (other than the Offer) (an "Acquisition Proposal");

          (6) by Gulf Indonesia (as determined by the Independent Committee) if
     (i) any representation or warranty of Conoco Canada or Conoco in the Support Agreement which is qualified as to materiality is not true and correct and any representation and warranty in the Support Agreement not so qualified is not true and correct in all material respects (except to the extent that such representations and warranties speak to an earlier date) or (ii) Conoco Canada or Conoco is in breach in a material respect of any of their respective covenants under the Support Agreement; provided, in each case that (A) Conoco or Conoco Canada, as applicable, has not cured such breach within 20 business days of Gulf Indonesia notifying Conoco or Conoco Canada of such breach and (B) Gulf Indonesia is not then in material breach of the Support Agreement;

          (7) by Gulf Indonesia in order for it to concurrently enter into a bona fide written unsolicited Acquisition Proposal that in the good faith determination of the Independent Committee (i) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the person making such proposal and (ii) would, if consummated, result in a more favorable transaction from a financial point of view to shareholders of Gulf Indonesia (other than Conoco Canada) than the transactions contemplated by the Support Agreement; and

          (8) by Conoco, Conoco Canada or Gulf Indonesia (as determined by the Independent Committee) in the event that Conoco Canada does not complete the Second-Step Acquisition on or prior to January 1, 2003; provided that a party may not terminate the Support Agreement pursuant to this clause if such party's breach (or in the case of Conoco or Conoco Canada, the breach by either of Conoco or Conoco Canada) of the Support Agreement resulted in the Second-Step Acquisition not being completed on or prior to such date.

     In the event of such termination, except as provided in the Support Agreement, the Support Agreement will become void and have no effect, and there will be no liability on the part of Conoco, Conoco Canada or Gulf Indonesia. However, the Support Agreement provides that the termination of the Support Agreement will not relieve any party from liability for any wilful and knowing breach of a representation or warranty in the Support Agreement or a material breach of a covenant contained therein.

     Change in Recommendation. Both the Board of Directors of Gulf Indonesia and the Independent Committee have agreed not to withdraw or modify, or propose to withdraw or modify, in a manner adverse to Conoco or Conoco Canada, its approval or recommendation of the Offer or the Support Agreement, or approve or recommend or propose publicly to approve or recommend any Acquisition Proposal, unless the Board of Directors of Gulf Indonesia, or the Independent Committee, determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of Gulf Indonesia (other than Conoco Canada) under applicable law.

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

     Interim Operations. Gulf Indonesia has agreed that, prior to consummation of the Second-Step Acquisition, except as otherwise expressly contemplated by the Support Agreement or unless Conoco otherwise agrees in writing:

          (1) Gulf Indonesia and its subsidiaries will conduct their businesses only in, and not take any action except in, the usual and ordinary course of business and consistent with past practice, and Gulf Indonesia shall use all commercially reasonable efforts to maintain and preserve its and their business organization, assets, employees, advantageous business relationships and the attendant goodwill of Gulf Indonesia and its subsidiaries and to contribute to retention of that goodwill to and after the date of the consummation of the Second-Step Acquisition;

          (2) Gulf Indonesia will not, and will not permit any of its subsidiaries to, directly or indirectly: (i) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Gulf Indonesia or its subsidiaries or other equity interests of Gulf Indonesia or its subsidiaries, or options, warrants, rights or units to acquire any such shares or interests, securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Gulf Indonesia or its subsidiaries or other equity interests of Gulf Indonesia or its subsidiaries, other than (A) the issuance of Gulf Indonesia Common Shares issuable pursuant to the terms of certain options, (B) the granting of options in the ordinary course consistent with past practice, (C) in transactions between two or more Gulf Indonesia wholly owned subsidiaries or between Gulf Indonesia and a Gulf Indonesia wholly owned subsidiary, (D) pursuant to certain pledge commitments and (E) as required under law or existing contracts; (ii) redeem, purchase or otherwise acquire any of its outstanding securities unless otherwise required by the terms of such securities and other than in transactions between two or more Gulf Indonesia wholly owned subsidiaries or between Gulf Indonesia and a Gulf Indonesia wholly owned subsidiary; (iii) adopt a plan of liquidation, or resolution providing for the liquidation, dissolution, merger, consolidation, spin-off, demerger or reorganization of Gulf Indonesia or any of its subsidiaries; or (iv) enter into, modify or terminate any contract or agreement with respect to any of the foregoing;

          (3) Gulf Indonesia will conduct itself so as to keep Conoco informed as to the material decisions or actions required to be made or taken by Gulf Indonesia's Board of Directors with respect to the operation of its business, except in respect of disclosure prohibited by reason of a confidentiality obligation owed to any person or otherwise prevented by applicable law;

          (4) Gulf Indonesia will not, and will not permit its subsidiaries, directly or indirectly, to: (i) sell, pledge, lease, dispose of or encumber any assets of Gulf Indonesia or its subsidiaries, except in the ordinary course of business consistent with past practice; (ii) subject to certain exceptions, acquire any corporation, partnership or other person or other business organization or division thereof, make any investment either by the purchase of securities, contributions of capital, property transfer or purchase of any property or assets of any other person, if any of the foregoing would be material to the business or financial condition of Gulf Indonesia and its subsidiaries taken as a whole; (iii) commence or undertake a substantial expansion of its business facilities or operations or an expansion that is out of the ordinary and regular course of business consistent with past practice in light of current market and economic conditions; (iv) incur any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances, except (A) in the ordinary course of business consistent with past practice, (B) for refinancing of existing debt on substantially the same or more favorable terms and (C) for daylight employee assistance loans in connection with the exercise of options; (v) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in certain Gulf Indonesia financial statements or incurred in the ordinary course of business consistent with past practice; (vi) authorize, recommend or propose any release or relinquishment of any contractual right, other than in the ordinary course of business consistent with past practice; (vii) waive, release, grant or transfer any rights of material value or modify or change any existing material licence, lease, contract or other document, other than in the ordinary course of business consistent with past practice; (viii) except in the ordinary course of business consistent with past practice or as required by applicable law, enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related existing contracts could reasonably be expected to have a material adverse effect on Gulf Indonesia and its subsidiaries taken as a whole; or (ix) authorize or propose any of the foregoing or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that the foregoing does not apply to any action, expenditure, transaction or agreement (including a series of transactions) included in the Gulf Indonesia 2002 budget approved by the Board of Directors of Gulf Indonesia prior to December 10, 2001 (including amendments thereto made prior to June 1, 2002) or with a value of less than $5 million individually or $10 million in the aggregate;

          (5) Gulf Indonesia will not, and will not permit any of its subsidiaries to, (i) grant or promise to grant to any officer or director an increase or improvement in compensation or benefits in any form; (ii) other than in the ordinary course of business consistent with past practice, grant or promise to grant to any other employee any increase in compensation or benefits in any form other than to the extent required under any existing collective bargaining agreements or union contracts;
     (iii) make any loan to any officer or director except for daylight employee assistance loans in connection with the exercise of options; (iv) except as provided in the Support Agreement, take any action with respect to the grant or increase of any severance or termination pay to, or the entering into or amendment of any employment or consulting agreement with, any employee of Gulf Indonesia or any of its subsidiaries, or with respect to any increase of benefits payable under its current severance or termination pay policies; (v) except as otherwise set forth in the Support Agreement, take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice under any certain Gulf Indonesia benefit plans, collective bargaining agreements or union contracts; or (vi) except as required by law, establish, adopt, enter into or amend any collective bargaining agreement;

          (6) Gulf Indonesia shall not take, and shall not permit any of its subsidiaries to take, any action, if such action could reasonably be expected to prevent, materially impede or make more difficult or burdensome in any material respect, the obtainment of regulatory approvals that are necessary or desirable in connection with the Offer, the Second Step Acquisition or any of the other transactions contemplated by the Support Agreement;

          (7) Gulf Indonesia will not, and will not permit its subsidiaries to
     (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Gulf Indonesia to Gulf Indonesia or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (8) Gulf Indonesia will not, and will not permit its subsidiaries to, make or revoke any material tax election, other than consistent with past practice, unless required by applicable law, or resolve any tax audit or other similar proceeding in respect of material taxes payable by Gulf Indonesia or its subsidiaries; and

          (9) Gulf Indonesia will not, and will not permit its subsidiaries to, make any change in any method of accounting or accounting practice or policies or financial accounting policies other than those required by generally accepted accounting principles or required by applicable law or applicable securities commissions.

     Fees and Expenses. All fees and expenses incurred in connection with the Support Agreement and the Offer and the transactions contemplated by the Support Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer is consummated, except that Conoco Canada will pay all the costs incurred by Gulf Indonesia in obtaining the Valuation and Fairness Opinion.

     Indemnification. Conoco has agreed that it will, or will cause Gulf Indonesia to, maintain in effect without any reduction in scope or coverage for ten years from the later of the Expiration Date and the date a Second-Step Acquisition is completed, customary policies of directors' and officers' liability insurance providing protection comparable to the protection provided by the policies maintained by Gulf Indonesia in effect immediately prior to the Expiration Date. In addition, Conoco has agreed that all rights to indemnification or exculpation existing as of the date of the Support Agreement or authorized prior to the date of the Support Agreement in favor of present and former officers and directors of Gulf Indonesia shall survive the completion of the Offer and Conoco has agreed to cause Gulf Indonesia to fulfill its obligations under such rights or, failing that, to fulfill such obligations itself.

     Efforts. Conoco, Conoco Canada and Gulf Indonesia have each agreed in the Support Agreement, subject to the terms and conditions thereof, to use their commercially reasonable efforts to take and cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Offer, the Second-Step Acquisition and the Support Agreement, and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts to (1) obtain all necessary waivers, consents, permits, orders and approvals required under applicable law or otherwise and (2) obtain all necessary or desirable regulatory approvals. In addition, Conoco, Conoco Canada and Gulf Indonesia have agreed to challenge all lawsuits or proceedings challenging or affecting the Support Agreement or the making or completion of the Offer.

     Representations and Warranties. The Support Agreement contains various customary representations and warranties of the parties thereto including among others, representations as to due organization and qualification; in the case of Gulf Indonesia, capitalization; corporate authority; no violation of charter or by-laws, debt instruments or material agreements or applicable law; and, in the case of Gulf Indonesia, accuracy of Gulf Indonesia's public filings, including financial statements.

     Amendments; Waivers. The Support Agreement may be amended at any time prior to consummation of the Second-Step Acquisition by mutual agreement of Conoco, Conoco Canada and Gulf Indonesia, except that the Support Agreement may not be amended in a way that adversely affects the shareholders of Gulf Indonesia (other than Conoco Canada) without the approval of the Independent Committee. Conoco Canada and Conoco and Gulf Indonesia may (1) extend the time for the performance of any of the obligations or other acts of the other contained in the Support Agreement, (2) waive any inaccuracies in the representations and warranties of the other contained in the Support Agreement or in any document delivered pursuant to the Support Agreement or (3) subject to the restrictions described under "THE OFFER -- Terms of the Offer; Expiration Date", waive compliance with any of the agreements of any other party or with any conditions to its own obligations, except that any extension or waiver that adversely affects the rights of shareholders of Gulf Indonesia (other than Conoco Canada) requires the approval of the Independent Committee. Any agreement on the part of a party to the Support Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                         SHAREHOLDERS' STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides shareholders of Gulf Indonesia with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in this Offer to Purchase or a notice that is required to be delivered to such shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

                              DIRECTORS' APPROVAL

     The contents of this Offer have been approved, and the sending thereof to the holders of Gulf Indonesia Common Shares has been authorized, by the Board of Directors of Conoco Canada.

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

                            APPROVAL AND CERTIFICATE

Dated: June 12, 2002

     The contents of the Offer to Purchase have been approved, and the sending thereof to the holders of Shares has been authorized, by the Board of Directors of Conoco Canada Resources Limited. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The Offer to Purchase does not contain any misrepresentation likely to affect the value or market price of the securities subject to the bid.

                        CONOCO CANADA RESOURCES LIMITED


/s/ Henry W. Sykes                                          /s/ Murray E. Hesje
President (as Chief Executive Officer)                      Senior Vice-President Finance
                                                            (as Chief Financial Officer)

                           On behalf of the Board of Directors

/s/ Robert E. McKee                                         /s/ H. Earl Joudrie
Director                                                    Director

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

                                                                      SCHEDULE A

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                    CONOCO, CONOCO CANADA AND GULF INDONESIA

CONOCO

     The following table sets forth the name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years of each of the directors and executive officers of Conoco. Unless otherwise indicated, the current business addresses of each person is 600 North Dairy Ashford Road, Houston, Texas 77079 and such person's telephone number is (281) 293-1000. Unless otherwise indicated, each such person is a citizen of the United States.

     None of the persons listed below has been (1) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
DIRECTORS AND EXECUTIVE OFFICERS                 FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------        ----------------------------------------------
Directors:
Richard H. Auchinleck
(Citizen of Canada)............   Richard H. Auchinleck has been a director of Conoco since
                                  October 2001. He served as President and Chief Executive
                                  Officer of Gulf Canada from February 1998 to June 2001. Mr.
                                  Auchinleck joined Gulf Canada in 1976. In July 1997, he was appointed Chief Operating Officer of Gulf Canada, and in
                                  September of the same year he was given the additional role of Chief Executive Officer for Gulf Indonesia, which he
                                  held until February 1998. Mr. Auchinleck received a
                                  bachelor of applied science degree in chemical engineering from the University of British Columbia in 1976. He is a
                                  director of Sonic Mobility, a Founding Director and
                                  Lifetime Member of the Canadian Heavy Oil Association and a
                                  member of the Association of Professional Engineers,
                                  Geologists and Geophysicists of Alberta.
Kenneth M. Duberstein..........   Kenneth M. Duberstein has been a director of Conoco since
                                  May 2000. He has been Chairman and CEO of The Duberstein
                                  Group, a strategic planning and consulting company, since
                                  1989. Mr. Duberstein served as White House Chief of Staff
                                  and Deputy Chief of Staff to President Ronald Reagan and
                                  Deputy Under Secretary of Labor during the Ford
                                  Administration. He serves on the boards of the Boeing
                                  Company, Fannie Mae, Fleming Co. and the St. Paul
                                  Companies, and is on the Board of Governors for the NASD
                                  and the American Stock Exchange. He also is a trustee of
                                  Franklin & Marshall College and Johns Hopkins University
                                  and serves on a wide range of commissions, tasks forces and cultural, educational and volunteer boards: Vice Chairman
                                  of the Kennedy Center for Performing Arts, Harvard
                                  University/Kennedy School's Institute of Politics Senior
                                  Advisory Committee, the Reagan Institute of Emergency
                                  Medicine and the National Alliance to End Homelessness. Mr.
                                  Duberstein is a Director of the Council on Foreign
                                  Relations and Chairman of the Ethics Committee for the U.S.
                                  Olympics Committee. Mr. Duberstein's business address is
                                  The Duberstein Group, Inc., 2100 Pennsylvania Ave. N.W.,
                                  Suite 500, Washington, D.C. 20037.


Archie W. Dunham.............  Archie W. Dunham is currently Chairman, President and Chief
                               Executive Officer of Conoco. He has been Chairman of the
                               Board of Conoco since August 12, 1999 and the President and
                               Chief Executive Officer of Conoco since 1996. He joined
                               Conoco in 1966 and subsequently held a number of commercial and managerial positions within Conoco and DuPont. Mr.
                               Dunham is also a member of the boards of directors of
                               Louisiana-Pacific Corporation, Phelps Dodge Corporation and
                               Union Pacific Corporation. Mr. Dunham is a former Executive
                               Vice President, Exploration Production and Executive Vice
                               President, Refining, Marketing, Supply and Transportation
                               for Conoco. He was also a Senior Vice President, Polymers
                               and an Executive Vice President of DuPont. He is a director of the American Petroleum Institute, the U.S.-Russia
                               Business Council and the Greater Houston Partnership. He is
                               a past Chairman of both the United States Energy
                               Association and the National Petroleum Council and a member of The Business Council and The Business Roundtable. Mr.
                               Dunham is also a member of the board of visitors at the
                               University of Oklahoma. He serves on the board of the
                               Memorial Hermann Healthcare System in Houston, the board of visitors of M.D. Anderson Cancer Center and the board of
                               trustees of the Houston Symphony, the George Bush
                               Presidential Library and the Smithsonian Institution. Mr.
                               Dunham is the Chairman and a trustee of the Houston Grand
                               Opera.
Ruth R. Harkin...............  Ruth R. Harkin has been a director of Conoco since October
                               1998. She has been Senior Vice President, International
                               Affairs and Government Relations Chair of United
                               Technologies Corporation and Chair of United Technologies
                               International, UTC's international representation arm,
                               since June 1997. Prior to serving in her current position,
                               Ms. Harkin was the President and Chief Executive Officer of
                               the Overseas Private Investment Corporation in the Clinton
                               administration from 1993 to 1997. Ms. Harkin was elected as a prosecutor in the office of the County Attorney of Story
                               County, Iowa in 1973. She also served as Deputy General
                               Counsel at the U.S. Department of Agriculture and was Of
                               Counsel at the law firm of Akin, Gump, Strauss, Hauer &
                               Feld. Ms. Harkin is a member of the Board of Visitors of
                               the College of Business Administration, University of Iowa.
                               She also sits on the boards of the National Association of
                               Manufacturers, the Korea Society and the U.S.-Russia
                               Business Council and was the Year 2000 U.S. Working Chair
                               of the TransAtlantic Business Dialogue. Ms. Harkin's
                               business address is United Technologies Corporation, 1401
                               Eye Street N.W. Suite 600, Washington, D.C. 20005.


General Charles C. Krulak....  General Charles C. Krulak has been a director of Conoco since May 2000. He has been Chairman and Chief Executive
                               Officer of MBNA Europe since January 2001. Prior to serving in his current position, General Krulak served as Senior
                               Vice Chairman of MBNA America from September 1999 through
                               January 2001. During his 35-year career in the Marine
                               Corps, General Krulak served two tours of duty in Vietnam
                               and rose through several command and staff positions to the position of Commandant of the Marine Corps and member of
                               the Joint Chiefs of Staff from June 1995 to September 1999.
                               Among many decorations, he holds the Defense Distinguished
                               Service Medal, the Silver Star Medal, the Bronze Star Medal
                               with Combat "V" and two gold stars, the Purple Heart with
                               gold star and the Meritorious Service Medal. Mr. Krulak's
                               business address is MBNA Europe Bank Ltd., Stansfield
                               House, Chester Business Park, Chester, CH49QQ, United
                               Kingdom.
Frank A. McPherson...........  Frank A. McPherson has been a director of Conoco since
                               October 1998. He served as Chairman and Chief Executive
                               Officer of Kerr-McGee Corporation from 1983 until
                               retirement in February 1997. He joined Kerr-McGee in 1957
                               and held many technical, operational and managerial
                               positions, including President from 1980 to 1983. He is a
                               past director of the Federal Reserve Bank of Kansas City
                               and the Oklahoma State University Foundation Board of
                               Trustees. Mr. McPherson serves on the boards of directors
                               of Kimberly-Clark Corp., BOK Financial Corporation,
                               Tri-Continental Corporation, Seligman Quality Fund, Inc.,
                               Seligman Select Municipal Fund, Inc. and the Seligman Group
                               of Mutual Funds. He is also a member of the boards of the
                               American Petroleum Institute, Integris Health, Oklahoma
                               Chapter of Nature Conservancy, Oklahoma City Chamber of
                               Commerce, Oklahoma City Public School Foundation, Oklahoma
                               Medical Research Foundation and Oklahoma Foundation for
                               Excellence in Education. Mr. McPherson's business address
                               is Oil Center, 2601 Northwest Expressway, 805E, Oklahoma
                               City, Oklahoma 73112.
William K. Reilly
(Also citizen of Ireland)....  William K. Reilly has been a director of Conoco since
                               October 1998. He has been President and Chief Executive
                               Officer of Aqua International Partners, an investment group which finances water improvements in developing countries, since June 1997. Prior to serving in his current position,
                               Mr. Reilly was a consultant to the Texas Pacific Group from
                               December 1994 to June 1997. Formerly, Mr. Reilly was a
                               visiting professor at the Institute of International
                               Studies at Stanford University and served as Administrator of the U.S. Environmental Protection Agency from February
                               1989 to January 1993. Mr. Reilly was president of the
                               Conservation Foundation from 1973 to 1989 and, after its
                               affiliation with World Wildlife Fund in 1985, served as
                               President of both groups. He also serves on the boards of
                               the American Academy in Rome, DuPont, Ionics, Incorporated,
                               National Geographic Society, The Presidio Trust and Royal
                               Caribbean International. Mr. Reilly also is Chairman of the
                               Board of the World Wildlife Fund. Mr. Reilly's business
                               address is Aqua International Partners L.P., 345 California
                               Street, Suite 1770, San Francisco, California 94101.


William R. Rhodes............  William R. Rhodes has been a director of Conoco since
                               October 1998. He has been a Senior Vice Chairman of
                               Citigroup, Inc. since December 2001 and was Vice Chairman
                               of Citigroup, Inc. from May 1999 to December 2001 and Vice
                               Chairman of Citicorp/Citibank from July 1991 to May 1999.
                               Mr. Rhodes is Chairman of the Americas Society and Council
                               of the Americas, Vice Chairman of the Institute of
                               International Finance, Chairman of CHIPCo, a Director of
                               the Private Export Funding Corporation and a member of
                               South African President Thabo Mbeki's International
                               Advisory Board. He also serves on many Boards including:
                               The Group of Thirty, The Africa-America Institute, and the
                               U.S.-Egypt Presidents' Council. He is also a member of the
                               Council on Foreign Relations and the Foreign Policy
                               Association. Mr. Rhodes is a past Chairman of the U.S.
                               Advisory Committee of the Export-Import Bank of the United
                               States, past Chairman of the U.S. Section of the Venezuela-
                               U.S. Business Council, past President of the
                               Venezuela-American Chamber of Commerce and past President
                               of the Bankers Association for Foreign Trade. He is a
                               Governor and Trustee of The New York Presbyterian Hospital
                               and a Director of the New York City Partnership and Chamber
                               of Commerce, a Vice Chairman of the Metropolitan Museum of
                               Art Business Committee and Chairman's Committee. He is a
                               member of the Board of Overseers of the Watson Institute
                               for International Studies at Brown University and Chairman
                               of the Board of Trustees of the Northfield Mount Hermon
                               School. Mr. Rhodes' business address is Citigroup, Inc.,
                               399 Park Avenue, New York, New York 10022.
A.R. "Tony" Sanchez, Jr......  A.R. "Tony" Sanchez, Jr. has been a director of Conoco since August 1999. He has been active in the oil and gas
                               industry since 1973. Mr. Sanchez has been the Chief
                               Executive Officer and Chairman of the Board for Sanchez Oil
                               & Gas Corp. since 1974. A member of the University of Texas
                               System Board of Regents, Mr. Sanchez is on the boards of
                               directors of International BancShares Corporation, ZixIt
                               Corporation, the University of Texas Investment Management
                               Company, the University of Texas Foundation for
                               Entrepreneurial Excellence, the Texas Water Foundation, the
                               Smithsonian Institution, the LBJ Foundation, the American
                               Petroleum Institute, the Independent Petroleum Institute of
                               America, the National Petroleum Council, the InterState Oil
                               and Gas Compact Commission, and Little League Baseball. Mr.
                               Sanchez's business address is Sanchez Oil & Gas Corp., P.O.
                               Box 2986, Laredo, Texas 78044-2986.
Franklin A. Thomas...........  Franklin A. Thomas has been a director of Conoco since
                               October 1998. He has been a consultant to the The Ford
                               Foundation Study Group, a non-profit initiative assisting
                               development in southern Africa, since April 1996. Mr.
                               Thomas was President and Chief Executive Officer of The
                               Ford Foundation from 1979 to 1996. He also serves as a
                               director of Alcoa, Inc., Avaya Inc., Citigroup Inc.,
                               Cummins, Inc., Lucent Technologies, Inc. and PepsiCo, Inc.
                               Mr. Thomas' business address is The Ford Foundation Study
                               Group, 595 Madison Avenue, 33rd Floor, New York, New York
                               10022.


Executive Officers:
Archie W. Dunham.............  See above.
Phillip L. Frederickson......  Phillip L. Frederickson is currently Senior Vice President,
                               Corporate Strategy and Business Development of Conoco. He
                               has been Senior Vice President of Corporate Strategy and
                               Business Development since November 2001. He joined Conoco in 1978 and held a series of positions supporting the
                               company's U.S. transportation operations and its natural
                               gas business. In 1987 he was named Manager of Planning and
                               Administration for the company's North American Petroleum
                               Products Department. Mr. Frederickson transferred to London in 1989 as General Manager for the European refining and
                               marketing operations. He then became President and Managing
                               Director of Conoco Ireland, headquartered in Dublin. He
                               returned to Houston in 1990 and served in assignments in
                               U.S. retail and global downstream operations. In 1994 he
                               was named General Manager of Refining and Marketing
                               Operations in the Rocky Mountain region. He returned to
                               Houston in 1997 to become General Manager of Strategy and
                               Portfolio Management for Conoco's upstream segment and
                               became Vice President of Business Development in 1998. Mr.
                               Frederickson is a member of the Texas Tech University
                               Industrial Engineering Academy. He serves on the Board of
                               Directors of Theatre Under the Stars.
Robert W. Goldman............  Robert W. Goldman is currently Senior Vice President,
                               Finance, and Chief Financial Officer of Conoco. He has been
                               Senior Vice President, Finance, and Chief Financial Officer
                               of Conoco since 1998 and was its Vice President, Finance
                               from 1991 to 1998. Mr. Goldman began his career with DuPont in 1965 and subsequently held many technical and managerial positions within the finance, tax and treasury functions
                               both in the United States and internationally. He is the
                               former Treasurer, DuPont (Puerto Rico, Inc.), Vice
                               President-Finance of DuPont (Mexico), and Vice President,
                               Remington Arms Company; and served as Director and
                               Comptroller of several operating departments of DuPont in
                               Wilmington, Delaware. Mr. Goldman transferred to Conoco in
                               1988 as Vice President and Controller. He currently serves on the Board of Directors and Audit Committees of Conoco
                               Canada Resources Limited and Gulf Indonesia Resources
                               Limited. He is co-chairman of Conoco's Risk Management
                               Committee and is a member of the American Petroleum
                               Institute, a former chairman of its Accounting Committee
                               and currently serves on its Executive Committee of the
                               General Committee on Finance. Mr. Goldman is on the
                               Advisory Board of the Center for Finance Education and
                               Research of the McCombs School of Business at the
                               University of Texas at Austin. He is also a member of the
                               Financial Executives Institute and the Executive Committee
                               of the Board of Directors of the Alley Theatre in Houston,
                               Texas.


Rick A. Harrington...........  Rick A. Harrington is currently Senior Vice President,
                               Legal, and General Counsel of Conoco. He has been Senior
                               Vice President, Legal and General Counsel of Conoco since
                               1998. He was named Vice President and General Counsel for
                               Conoco in 1994. Mr. Harrington joined DuPont in 1979 as a
                               senior litigation attorney and subsequently held the
                               positions of Managing Counsel, Special Litigation, and Vice
                               President and General Counsel of Consolidation Coal
                               Company. Prior to joining DuPont, he was a partner in the
                               firm of Arent, Fox, Kintner, Plotkin and Kahn in
                               Washington, D.C. where he specialized in antitrust
                               litigation. Mr. Harrington is a member of the bar of the
                               District of Columbia, the District of Columbia Court of
                               Appeals and the Fifth Circuit Court of Appeals. He is past
                               Chairman of the American Petroleum Institute General
                               Committee on Law and served on the American Corporate
                               Counsel Board of Directors. Currently, Mr. Harrington
                               serves on the Conoco Executive Committee and the Conoco
                               Management Committee. He is also a Director of Gulf
                               Indonesia and the Minority Corporate Counsel Association.
Thomas C. Knudson............  Thomas C. Knudson is currently Senior Vice President, Human
                               Resources, Information Management and Corporate
                               Communications of Conoco. He has been Senior Vice
                               President, Human Resources, Information Management and
                               Corporate Communications since November 2001. Prior to his current position, he was Vice President, Human Resources
                               since July 2000. He is a graduate of the U.S. Naval Academy and served as a naval aviator before joining Conoco's
                               natural gas and gas products division in Houston in 1975.
                               His career includes assignments as Chief Executive Officer of DuPont Scandinavia, General Manager of External Affairs
                               and Communications, General Manager of Business Development
                               for Conoco's upstream business. He was Vice President and
                               General Manager for Natural Gas and Gas Products from June
                               1995 to June 1997. From June 1997 to July 2000, he was
                               Chairman of Conoco Exploration Production Europe Limited,
                               based in London, where he was responsible for developing
                               and executing the company's upstream strategy throughout
                               Europe and the former Soviet Union. Mr. Knudson was the
                               founding president of the Business Council for Sustainable
                               Development (BCSD) in the Gulf of Mexico and most recently was the founding Chairman of the BCSD in the North Sea
                               Region. He currently serves on the boards of the Houston
                               Museum of Natural Science, Covenant House Texas, and Alpha
                               Houston.


Robert E. McKee, III.........  Robert E. McKee, III is currently Executive Vice President,
                               Exploration Production of Conoco. He has been an Executive
                               Vice President for Conoco since 1992, and was a Senior Vice
                               President of DuPont until October 27, 1998, with
                               responsibility for worldwide exploration and production. He was formerly Conoco's Executive Vice President for
                               Corporate Strategy and Development, Senior Vice President
                               for Administration, Vice President of North American
                               Refining and Marketing and Vice President, Chairman and
                               Managing Director of Conoco (U.K.) Limited. Since he joined
                               Conoco in 1967, Mr. McKee has worked at various locations
                               and held numerous managerial, operating, administrative and technology positions both in the U.S. and overseas. He
                               currently serves on the Board of Directors of the American
                               Petroleum Institute and is a former director of Consol
                               Energy Inc. and Consol Inc. In addition, he is a past
                               Chairman of the Southern Regional Advisory Board of the
                               Institute of International Education and a member of the
                               advisory committee of the University of Texas Engineering
                               Department. Mr. McKee also serves as Chairman of the
                               President's Council of the Colorado School of Mines.
Jimmy W. Nokes...............  Jimmy W. Nokes is currently Executive Vice President,
                               Refining, Marketing, Supply and Transportation of Conoco.
                               He has been Executive Vice President for Conoco since
                               November 1999, with responsibility for worldwide refining, marketing, supply and transportation, and was President of
                               North American Refining and Marketing from 1998 until 1999.
                               Mr. Nokes was Vice President of North American Refining and
                               Marketing from 1994 until 1998. Since he joined Conoco in
                               1970, Mr. Nokes has held various administrative, planning
                               and operating management positions with Conoco's gas and
                               natural gas processing departments and a pipeline
                               subsidiary. In 1989, he transferred to London to serve as
                               Director and General Manager of Business Development for
                               Conoco's exploration and production affiliate, returning to the U.S. in 1991 to become Vice President and General
                               Manager for North American Marketing.
J. Michael Stinson...........  J. Michael Stinson is currently Senior Vice President,
                               Government Affairs of Conoco. He has been Senior Vice
                               President, Government Affairs since November 2001. He
                               joined Conoco in 1965. He held a number of positions in the
                               U.S. before being named a Director and General Manager for
                               Conoco (U.K.) Limited in 1982. He has served as President
                               of Conoco Norway Inc. and as the Chairman and Managing
                               Director of Conoco (U.K.) Limited. He became Vice President of Business Development in 1993. In 1998 he was named
                               Senior Vice President, Government Affairs, Corporate
                               Strategy and Communications. Mr. Stinson is a fellow of the
                               Institute of Petroleum and a member of the American
                               Petroleum Institute, the Society of Petroleum Engineers and
                               the American Association of Petroleum Geologists. He is
                               past Chairman of the American Heart Association's Houston
                               Division.

CONOCO CANADA

     The following table sets forth the name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years of each of the directors and executive officers of Conoco Canada. Unless otherwise indicated, the current business addresses of each person is 1600, 401-9th Avenue S.W., Calgary, Alberta T2P 3C5 and such person's telephone number is
(403)233-4000. The address and telephone number of Conoco is as set forth above. Unless otherwise indicated, each such person is a citizen of Canada.

     None of the persons listed below has been (1) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
DIRECTORS AND EXECUTIVE OFFICERS                   FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------          ----------------------------------------------
Directors:
Robert W. Goldman...................  See above.
(Citizen of the United States)
H. Earl Joudrie.....................  H. Earl Joudrie has been a director of Conoco Canada since 1993. He was also a director of Algoma Steel
                                      Inc. from 1992 to January 2002. Mr. Joudrie currently
                                      serves on the boards of Abitibi Consolidated Inc.,
                                      ATCO Ltd., Consolidated Carma Corporation, Canadian
                                      Tire Corporation Limited, Trenton Works Ltd. and
                                      Zargon Oil & Gas Ltd. Mr. Joudrie's business address
                                      is 1 Palace Pier Court, Suite 4106, Toronto, Ontario
                                      M8V 3W9.
Donald F. Mazankowski...............  Donald F. Mazankowski has been a director of Conoco
                                      Canada since 1993. Prior to serving in his current
                                      position, he held various Cabinet positions with the
                                      federal government of Canada. Mr. Mazankowski has also
                                      been a director of Gulf Indonesia since 1997. Mr.
                                      Mazankowski is currently self-employed as a business
                                      consultant and corporate director of ATCO Group in
                                      Calgary, Alberta. Mr. Mazankowski also sits on the
                                      boards of the Power Group of Companies, ATCO Ltd.,
                                      Shaw Communications Incorporated, Weyerhauser Company,
                                      IMC Global Inc., Great West Life Assurance and
                                      Investors Group. Mr. Mazankowski's business address is
                                      Box 1350, 5238 45 B Avenue, Vegreville, Alberta T9C
                                      155.
Robert E. McKee, III................  See above.
(Citizen of the United States)
Henry W. Sykes......................  Henry W. Sykes is currently President of Conoco
                                      Canada. Prior to his current position, he was
                                      Executive Vice President of Business Development of
                                      Conoco Canada, a position he held until July 2001. Mr.
                                      Sykes was Senior Vice President of Business
                                      Development and General Counsel from 1998 to 2000.
                                      Prior to his employment at Conoco Canada, Mr. Sykes
                                      was an associate and subsequently a partner at the law
                                      firm of Bennett Jones from 1983 to 1998.

Executive Officers:
Archibald W. Kennedy.........................  Archibald W. Kennedy is currently Senior Vice President of Conoco
(Citizen of the United Kingdom)                Canada. He was President and General Manager of Conoco Canada
                                               Limited from 2000 to 2001. Prior to joining Conoco Canada Limited,
                                               Mr. Kennedy was employed with Conoco as a Business Unit Manager from
                                               1998 to 2000 and as Executive Assistant to the Vice President from
                                               1997 to 1998.
Murray E. Hesje..............................  Murray E. Hesje is currently Senior Vice President, Finance of
                                               Conoco Canada. Prior to obtaining his current position in August
                                               2001, he held the position of Vice President and Controller of Gulf
                                               Canada from February 2001 to July 2001. Mr. Hesje was
                                               Director -- North America, Accounting from September 1977 to March
                                               1998 and Assistant Controller from April 1998 to October 1999. Mr.
                                               Hesje was employed with Gulf Indonesia as Finance Manager from June
                                               1994 to September 1997 and as Vice President, Finance from November
                                               1999 to January 2001.
Henry W. Sykes...............................  See above.

GULF INDONESIA

     The following table sets forth the name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years of each of the directors and executive officers of Gulf Indonesia. Unless otherwise indicated, the current business address of each person is 21st fl., Wisma 46, Kota BNI, Jalan Jenderal Sudirman Kavling 1, Jakarta 10220, Indonesia and such person's telephone number is (6221) 574-2120. The addresses and telephone numbers of Conoco and Conoco Canada are as set forth above. Unless otherwise indicated, each such person is a citizen of the United States.

     None of the persons listed below has been (1) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
DIRECTORS AND EXECUTIVE OFFICERS                   FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------          ----------------------------------------------
Directors:
Robert H. Allen.....................  Robert H. Allen has been a director of Gulf Indonesia since 1997 and is currently the Chairman of the Board.
                                      He has been the Managing Partner of Challenge
                                      Investment Partners, a private investment company
                                      focused on mining-related investments for more than
                                      five years. Challenge Investment Partners is located
                                      at 1200 Smith Street, Suite 1111, Houston, Texas
                                      77002.
Robert W. Goldman...................  See above.
Malcolm D. Griffiths................  Malcolm D. Griffiths has been a director of Gulf
(Citizen of the United Kingdom)       Indonesia since 2001. Since February 1995, he has held
                                      the positions of Managing Director of Conoco European
                                      Gas Ltd. and Director of Conoco (UK) Ltd., each of
                                      which is engaged in the oil and gas business. Conoco
                                      European Gas Ltd. and Conoco (UK) Ltd. are each
                                      located at Park House, 116 Park Street, London,
                                      England, United Kingdom WIY 4NN.
Rick A. Harrington..................  See above.


Francis H. James....................  Francis H. James has been a Director of Gulf Indonesia since July 2001. Since August 1998, he has served as
                                      General Manager -- Upstream Finance for Conoco. From
                                      January 1997 to August 1998, Mr. James served as
                                      Business Development Manager, Mid-Continent Region
                                      Exploration Production for Conoco, located at 10 Desta
                                      Drive, Suite 416 West, Midland, Texas 79705.
Dr. Ir Kuntoro Mangkusubroto........  Dr. Ir Kuntoro Mangkusubroto has been a director of
(Citizen of Indonesia)                Gulf Indonesia since July 2001. Since May 2001, Mr.
                                      Mangkusubroto has been a professor at Bandung
                                      Institute of Technology, located at JL, Ganesha 10,
                                      Bandung, 40132, Indonesia. Mr. Mangkusubroto's primary
                                      business address is Kesemek No. 1, Kalibata Indah,
                                      Jakarta, 12740, Indonesia. From January 2000 until
                                      March 2001, Mr. Mangkusubroto served as President and
                                      Chief Executive Officer for the Indonesia State
                                      Electricity Company. The address of the Indonesia
                                      State Electricity Company is Jalan Trunojoyo, Black M
                                      11135 Kebayoran Baru, Jakarta Selatan 12160,
                                      Indonesia. Mr. Mangkusubroto served as Minister of
                                      Mines and Energy for the Indonesian government from
                                      March 1998 until November 1999. The address of the
                                      Ministry of Mines and Energy is Jalan Merdeka Selatan
                                      No. 18 Jakarta Pusat 10110, Indonesia. From May 1997
                                      until March 1998, Mr. Mangkusubroto was a Deputy on
                                      the Board of Investment for the government of
                                      Indonesia. The address of the Board of Investments is
                                      Jalan Jendral Gatot Subroto Kavling 44, Jakarta
                                      Selatan 12190, Indonesia.

Donald F. Mazankowski...............  See above.
(Citizen of Canada)
James D. McColgin...................  James D. McColgin has been a director of Gulf
                                      Indonesia since 2001. He is currently President,
                                      Exploration Production -- Africa, Asia Pacific, Middle
                                      East of Conoco. He has held this position since July
                                      2000. Mr. McColgin was the President & General Manager
                                      of Conoco Indonesia Inc. from July 1997 to July 2000.
                                      Conoco Indonesia Inc.'s address is Menara Mulia, JL.
                                      Jenderal Gatot Subroto Kav. 9-11, Jakarta 12930,
                                      Indonesia. Prior to July 1997, Mr. McColgin was the
                                      General Manager, Strategy & Portfolio Management,
                                      Exploration Production of Conoco.
John R. Sanders.....................  John R. Sanders has been a Director of Gulf Indonesia
(Citizen of the United Kingdom)       since May 1999. He is currently retired. From July
                                      1993 to February 1998, Mr. Sanders served as Managing
                                      Director of Natwest Markets, located at 99
                                      Bishopsgate, London, England. Natwest Markets provides
                                      financial and advisory services.


Paul C. Warwick.....................  Paul C. Warwick has been President and Chief Executive
(Citizen of the United Kingdom)       Officer of Gulf Indonesia since July 2001. Prior to
                                      July 2001, he held several positions with companies
                                      involved in the exploration, development and
                                      production of crude oil and natural gas. From December
                                      1999 to July 2001, Mr. Warwick served as the President
                                      and Managing Director of Conoco Energy Nigeria
                                      Limited, located in Lagos Nigeria. From May 1999 to
                                      November 1999, Mr. Warwick served as Director,
                                      President and Chief Executive Officer of Gulfstream
                                      Resources Limited, located in Nicosia, Cyprus. From
                                      March 1997 to April 1999, Mr. Warwick served as
                                      President of Conoco Trinidad, Inc., located in Point
                                      Lisas, Trinidad, West Indies.
George E. Watkins...................  George E. Watkins has been a Director of Gulf
(Citizen of the United Kingdom)       Indonesia since 2001. Since October 1993, he has
                                      served as Chairman and Managing Director for Conoco
                                      (UK) Ltd., which is engaged in the oil and gas
                                      business. Conoco (UK) Ltd. is located at Rubislaw
                                      House, Anderson Drive, Aberdeen AB15 6FZ, Scotland.
Executive Officers
Taufik Ahmad........................  Taufik Ahmad is currently Vice President
(Citizen of Indonesia)                Administration of Gulf Indonesia. He has held this
                                      position since February 2001. From July 2000 to
                                      February 2001, he was Finance Manager of Gulf
                                      Indonesia. From November 1999 to June 2000, Mr. Ahmad
                                      was Controller of Arco Indonesia, an upstream oil and
                                      gas company which has been acquired by British
                                      Petroleum. From January 1997 to October 1999, Mr.
                                      Ahmad was the Accounting Manager of Gulf Indonesia.
Andrew D. Hastings..................  Andrew D. Hastings has been Vice President Business
(Citizen of the United Kingdom)       Development & Marketing of Gulf Indonesia since
                                      January 2002. From November 1997 to December 2001, he
                                      served as Business Development Manager of Conoco
                                      Power, a power development company. From January 1997
                                      to November 1997, Mr. Hastings served as Senior
                                      Commercial Coordinator of Conoco Europe Gas, a company
                                      engaged in the gas business. Conoco Europe Gas is
                                      located at Park House, 116 Park Street, London,
                                      England WIK6NN. From January 1997 to November 1997,
                                      Mr. Hastings served as a Director of UK-Continent Gas
                                      Interconnect Company, a gas transportation business.
Donald D. McKechnie.................  Donald D. McKechnie has been Vice President, Finance
(Citizen of Canada)                   of Gulf Indonesia since June 2001. From September 1997
                                      to June 2001, he served as Vice President, Finance and
                                      Corporate Secretary of Momentum Energy International
                                      Inc., an oil and gas exploration and development
                                      company located at 416 Scarboro Avenue S.W., Calgary,
                                      Alberta T3C 2F6. From May 1997 to September 1997, Mr.
                                      McKechnie was self-employed. From January 1997 to May
                                      1997, Mr. McKechnie served as Vice President Finance
                                      of Transwest Energy Inc. Transwest is located at 4th
                                      Floor, Bow Valley Square III, 255 -- 5th Avenue S.W.,
                                      Calgary, Alberta T2P 3G6.
Supramu Santosa.....................  Supramu Santosa is currently Vice President, Corporate
(Citizen of Indonesia)                Strategy & Government Relations of Gulf Indonesia. He
                                      has held this position since January 2001. From July
                                      1989 to December 2000, Mr. Santosa was Vice President,
                                      Administration with Gulf Indonesia.


Alan P. Scott.......................  Alan P. Scott is currently Corporate Secretary of Gulf
(Citizen of Canada)                   Indonesia and Corporate Secretary of Conoco Canada. He
                                      has held this position since November 2000. He also
                                      currently serves as Assistant General Counsel of
                                      Conoco Canada. Mr. Scott has been employed by Conoco
                                      Canada or its predecessor, Gulf Canada Resources
                                      Limited, since 1978.
John K. Wearing.....................  John K. Wearing has been Vice President Operations of
(Citizen of Canada)                   Gulf Indonesia since June 2001. From June 2000 to May
                                      2001, he served as Coordinator Asset Management of
                                      Maxx Petroleum Ltd., an oil and gas exploration,
                                      production and development company located in Calgary,
                                      Alberta. From January 1999 to May 2001, Mr. Wearing
                                      served as President and a Director of Wearing
                                      Petroleum Management Ltd., a company that provided
                                      management and consulting services for the petroleum
                                      industry. Wearing Petroleum was located in Calgary,
                                      Alberta. From May 1997 to December 1998, Mr. Wearing
                                      served as Vice President Operations of Maxx Petroleum
                                      Ltd. From February 1996 to May 1997, Mr. Wearing
                                      served as Operations Manager of Maxx Petroleum Ltd.
Paul C. Warwick.....................  See above.
(Citizen of the United Kingdom)
Clifford W. Zeliff III..............  Clifford W. Zeliff III is currently Vice
                                      President -- Exploration of Gulf Indonesia. He has
                                      held this position since November 1997. From January
                                      to November 1997, Mr. Zeliff was Vice President of
                                      Exploration of Asamera Oil, a predecessor of Gulf
                                      Indonesia having the same address.

                                                                      SCHEDULE B

                    TRANSACTIONS AND ARRANGEMENTS CONCERNING
                          GULF INDONESIA COMMON SHARES

     The following options to purchase Shares were issued by Gulf Indonesia to the directors or executive officers of Gulf Indonesia during the six months prior to the date of this Offer to Purchase:

                                                                       NUMBER OF   EXERCISE
NAME                                                           DATE     SHARES      PRICE
----                                                          ------   ---------   --------
Taufik Ahmad................................................  5/6/02     5,000      $11.25
Robert H. Allen.............................................  5/6/02     7,500       11.25
Dr. Ir Kuntoro Mangkusubroto................................  5/6/02     7,500       11.25
Donald F. Mazankowski.......................................  5/6/02     7,500       11.25
Donald D. McKechnie.........................................  5/6/02    11,000       11.25
John R. Sanders.............................................  5/6/02     7,500       11.25
Supramu Santosa.............................................  5/6/02    11,250       11.25
Paul C. Warwick.............................................  5/6/02    20,000       11.25
John K. Wearing.............................................  5/6/02    11,700       11.25
Clifford W. Zeliff..........................................  5/6/02    12,850       11.25

     The following restricted share units were issued by Gulf Indonesia to the directors or executive officers of Gulf Indonesia during the six months prior to the date of this Offer to Purchase:

                                                                       NUMBER OF
NAME                                                           DATE     SHARES
----                                                          ------   ---------
Taufik Ahmad................................................  5/6/02       950
Robert H. Allen.............................................  5/6/02     1,800
Dr. Ir Kuntoro Mangkusubroto................................  5/6/02       900
Donald F. Mazankowski.......................................  5/6/02       900
Donald D. McKechnie.........................................  5/6/02     2,200
John R. Sanders.............................................  5/6/02       900
Supramu Santosa.............................................  5/6/02     2,250
Paul C. Warwick.............................................  5/6/02     3,950
John K. Wearing.............................................  5/6/02     2,350
Clifford W. Zeliff..........................................  5/6/02     2,600

     On January 10, 2002, Gulf Indonesia purchased for John R. Sanders, a director of Gulf Indonesia, 1,067 Shares, at a price of $8.85 per Share, in lieu of director's fees. In addition, on April 9, 2002, Gulf Indonesia purchased for Mr. Sanders 803 Shares, at a price of $10.70 per Share, in lieu of director's fees.

     On April 9, 2002, Gulf Indonesia purchased for Mr. Allen, Chairman of the Board of Gulf Indonesia, 584 Shares, at a price of $10.70 per Share, in lieu of director's fees.

     On December 14, 2001, Murray E. Hesje, an executive officer of Conoco Canada, sold 5,600 Shares for $8.21 per Share. On May 29, 2002, Henry W. Sykes, a director and executive officer of Conoco Canada, sold 72,500 Shares for $13.17 per Share.

                               CONSENT OF COUNSEL

To: The Directors of Conoco Canada

     We hereby consent to the reference to our name and opinion contained under "THE OFFER -- Certain Canadian Federal Income Tax Considerations" in the Offer to Purchase dated June 12, 2002 of Conoco Canada.

                                             /s/ Blake, Cassels & Graydon LLP
                                               BLAKE, CASSELS & GRAYDON LLP

Toronto, Canada
June 12, 2002

                    CONSENT OF RBC DOMINION SECURITIES INC.

To: The Directors of Conoco Canada

     We hereby consent to the inclusion of a summary of the valuation and fairness opinion provided by this firm to the independent members of the Board of Directors of Gulf Indonesia and addressed to the Independent Committee and the Board of Directors of Gulf Indonesia, dated June 6, 2002 (the "Valuation and Fairness Opinion") and the summary thereof and other references thereto in the Offer to Purchase dated June 12, 2002, of Conoco Canada. We also consent to the filing of the Valuation and Fairness Opinion with the applicable securities regulatory authorities in the United States and Canada.

                                          /s/ RBC DOMINION SECURITIES, INC.

                                               RBC DOMINION SECURITIES INC.

Toronto, Canada
June 12, 2002

                        CONSENT OF CHARTERED ACCOUNTANTS

To: The Directors of Conoco Canada

     We consent to the use of our report dated February 19, 2002 to the shareholders of Gulf Indonesia Resources Limited on the consolidated statements of financial position of Gulf Indonesia Resources Limited as at December 31, 2001 and December 31, 2000 and the consolidated statements of earnings and retained earnings (deficit) and cash flows for each of the years in the three year period ended December 31, 2001 incorporated by reference in the Offer to Purchase all of the outstanding common shares of Gulf Indonesia Resources Limited by Conoco Canada Resources Limited dated June 12, 2002.

                                                  /s/ Ernst & Young LLP
                                                    ERNST & YOUNG LLP

Calgary, Alberta
June 12, 2002

                     CONSENT OF J.P. MORGAN SECURITIES INC.

     We hereby consent to the reference to our name and the inclusion of a summary of the illustrative value analysis contained under "SPECIAL
FACTORS -- Summary of Certain Analyses of JPMorgan and Merrill Lynch" in the Offer to Purchase dated June 12, 2002, of Conoco Canada. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Offer to Purchase within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          /s/ J.P. Morgan Securities Inc.
                                               J.P. MORGAN SECURITIES INC.

June 12, 2002

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of Gulf Indonesia or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of their addresses as set forth below.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK
                            REORGANIZATION SERVICES

           By Mail:                      By Facsimile:          By Hand or Overnight Delivery:
        P.O. Box 11248                  (973) 247-4077                  One Wall Street
     Church Street Station        For confirmation telephone:             Third Floor
    New York, NY 10286-1248             (973) 247-4075                New York, NY 10286

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                [INNISFREE LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll-Free: (888) 750-5834

                     The Dealer Managers for the Offer are:

                                [JP MORGAN LOGO]
                           277 Park Avenue, 9th Floor
                               New York, NY 10172
                           Toll free: (866) 262-0777
                           Telephone: (212) 622-2624

                              [MERRILL LYNCH LOGO]
                              Bow Valley Square IV
                        Suite 1650, 250-6th Avenue S.W.
                                Calgary, Alberta
                                 Canada T2P 3H7
                           Telephone: (403) 231-7318